As filed with the Securities and Exchange Commission on October 2, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Simply Good Foods Company

(Exact name of registrant as specified in its charter)

Delaware	2000	82-1038121
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 1500

Denver, CO 80265

(303) 633-2840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph E. Scalzo
Chief Executive Officer and President
1050 17th Street, Suite 1500

Denver, CO 80265

(303) 633-2840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christian O. Nagler
Peter S. Seligson
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800 – Phone
(212) 446-4900 – Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .. ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Shares of common stock	18,945,674	(1)	$11.62	(2)	$220,148,732	(2)	$27,408.52	(3)

(1) Represents shares of Common Stock registered for resale by the Selling Stockholders named in this registration statement, and, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on The Nasdaq Capital Market (“Nasdaq”) on September 28, 2017.

(3) Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001245.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2017

PROSPECTUS

18,945,674 Shares

THE SIMPLY GOOD FOODS COMPANY

Common Stock

This prospectus relates to an aggregate of 18,945,674 shares of common stock, par value $0.01 per share (the “Common Stock”) that may be resold from time to time by the selling stockholders named in this prospectus, which include certain members of our board of directors (each a “Selling Stockholder” and collectively, the “Selling Stockholders”). We are not offering any securities pursuant to this prospectus. We are registering the resale of the Common Stock as required by the Investor Rights Agreements we entered into with Conyers Park Sponsor (as defined below) and Atkins Holdings LLC. For more information on the Investor Rights Agreements, please see “Certain Relationships and Related Party Transactions—The Investor Rights Agreements.”

We will bear all costs, expenses and fees in connection with the registration of the Common Stock and will not receive any proceeds from the sale of the Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our common stock and Warrants are listed on The NASDAQ Capital Market (“NASDAQ”) under the symbols “SMPL” and “SMPL.W”, respectively. On September 28, 2017, the closing sale prices of our common stock and Warrants were $11.66 and $2.29, respectively.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	changes in the market for our products;

●	our ability to access additional capital;

●	our ability to attract and retain qualified personnel;

●	changes in general economic, business and industry conditions;

●	changes in applicable laws or regulations;

●	expansion plans and opportunities;

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Simply Good Foods,” “Atkins,” the “Company,” “we,” “our” “us” and other similar terms refer to The Simply Good Foods Company and its consolidated subsidiaries.

Unless otherwise specified, share calculations do not include any shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock.

Overview

We are a growing developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, we have become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. For the 52-week period ended August 27, 2016, our net sales were $427.9 million, net income was $10.0 million and Adjusted EBITDA (as defined below in the section entitled “—Summary Historical Financial Information”) was $64.2 million. When adjusting the 52-week period ended August 27, 2016 for the impact of the licensing of its frozen meals business effective September 1, 2016, Atkins’ Pro Forma Adjusted Net Sales were $371.0 million and Atkins’ Pro Forma Adjusted EBITDA was $64.2 million (as defined below in the section entitled “—Summary Historical Financial Information”).

We are a leading brand in nutritional snacking with a broad and growing consumer base. In our core snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that our broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, we completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which we believe has significant opportunity for expansion in the U.S. In addition to snacking products, we have entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces our GAAP net sales as we no longer ship direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Our emphasis on nutrition bars and RTD shakes positions us to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption — will continue to both drive the growth of the nutritional snacking category and increase the demand for our product offerings.

Our Strengths

Powerful brand with strong consumer awareness and loyalty. We are a leading player in the fast-growing nutritional snacking category, and one of the only brands with scale in both nutrition bars and RTD shakes. Our iconic brand has 85% aided brand awareness (an indication of how many survey participants in a sample recognize the Atkins brand) with U.S. consumers today, based on a study conducted by us in January 2016. We continue to add new consumers, as demonstrated by a 9% compound annual increase in our consumer base over the past five fiscal years. Our highly-focused snacking portfolio provides us with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Our ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes us a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

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Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. We believe that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition, attributes which are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Our portfolio of convenient and nutritious products as well as our ongoing effort to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, we have been able to grow our product offerings through new brand extensions such as Atkins Harvest Trail and Atkins Lift and via acquisitions such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Our in-house product development experience, combined with our outsourced manufacturing model, allow us to bring new products to market quickly. We pride ourselves on knowing our consumers and mining insights that lead to new products and ideas. We believe that we have the ability to leverage our strong relationships with our retail customers and distributors, brand building record, and merchandising expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing us to continue to successfully expand our snacking platform.

Asset-light business with strong cash generation. We retain core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows us to focus our efforts on innovation, marketing and sales to strive to meet consumer demands. Our lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins, EBITDA margins and EBITDA less capital expenditure margins.

Experienced leadership team. Our experienced team of industry veterans has extensive experience across multiple branded consumer products, food and nutrition categories. For example, our Chief Executive Officer, Joseph Scalzo, has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Our management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of our success. In addition, our board of directors complements our management team’s extensive experience with the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company.

Our Strategies

Continue our advocacy, education and activation for core program consumers. Consumers who purchase our products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, our core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are our most loyal, profitable and frequent purchasers. We believe that social media is a cost-effective way of continuing to attract and retain these core consumers. We expect that our recently improved website and mobile application will continue to attract core consumers, including millennials, to our products. Our marketing also continues to use television and print behind our celebrity spokeswoman Alyssa Milano and our “Happy Weight” communication, which was created to encourage consumers to go to our website and app to learn more about us and weight management. In addition, we believe that our ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. We will continue to make focused changes to our approach to consumer outreach. Based on a July 2013 study by IRI commissioned by us (the “IRI Study”), over 50% of our current consumers are self-directed eaters (not on a program diet) who buy and consume our products, despite the fact that historically, our marketing and advertising have not been targeted towards them. Based on a study we conducted in January 2016, we believe that the addressable market for our products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. We expect that our brand’s redesigned marketing and advertising, such as our food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of our marketing tools and we have an active and growing presence on key social channels such as Facebook, Instagram and Twitter. During the 52-week period ended August 27, 2016, we had over 10 million new visitors to our website.

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Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. We expect that our ongoing efforts to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” We are committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in our existing products, while maintaining and improving taste and quality. In addition, we will continue to enhance, strengthen and expand our product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet our nutritional profile and provide the convenience that consumers crave. Our in-house research and development laboratory allows us to develop new products internally and bring them to market quickly through our contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, We are able to meet consumer demands through M&A, such as our December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which we believe has significant opportunity for expansion in the U.S., particularly among self-directed low carbohydrate consumers.

Expand distribution in white space opportunities. In the 52-week period ended August 27, 2016, over 80% of our gross sales were through the mass retailer and grocery distribution channels. We believe there is opportunity for the Atkins brand to further penetrate other distribution channels such as convenience and club stores. We also believe that the development of the SimplyProtein® brand will allow us to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only 2% of our gross sales for the 52-week period ended August 27, 2016 were through our e-commerce channel. We intend to leverage our brand recognition to further develop the distribution channels through which we reach consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. We believe the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, we believe we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. We are actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and see significant opportunity for growth and synergies in complementary adjacent snacking categories such as sports/active and adult nutritional snacks, salty snacks and protein snacks, as well as in the “better-for-you” eating space. In addition to building scale through bolt-on acquisitions, we believe that we remain an attractive Reverse Morris Trust partner for large strategic players.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

We were incorporated in the State of Delaware in March 2017 in order to become the parent company of NCP-ATK HOLDINGS, Inc. following the consummation of a business combination with Conyers Park, a blank check company incorporated in the State of Delaware in April 2016. On July 7, 2017, we consummated the Business Combination and, in connection therewith, became a successor issuer to Conyers Park by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive offices are located at 1050 17th Street, Suite 1500, Denver, CO 80265, and our telephone number is (303) 633-2840. Our website address is www.thesimplygoodfoodscompany.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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SUMMARY HISTORICAL AND OTHER FINANCIAL INFORMATION
(In Thousands)

The following table sets forth summary historical and other financial information derived from NCP-ATK HOLDINGS, INC.’s (i) unaudited financial statements included elsewhere in this prospectus for the 39-week periods ended May 27, 2017 and May 28, 2016, (ii) audited financial statements for the 52-week period ended August 27, 2016, (iii) unaudited financial statements for the 53-week period ended August 29, 2015 and (iv) with respect to Atkins’ Pro Forma Adjusted Net Sales and Atkins’ Pro Forma Adjusted EBITDA, the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	39-Week Period Ended		52-/53-Week Period Ended
	May 27,	May 28,	August 27,	August 29,
	2017	2016	2016	2015
Net Sales	$298,614	$324,367	$427,858	$419,128
Net Income	14,597	8,875	10,034	9,076
Interest Expense	20,059	20,292	27,195	27,760
Income Tax Expense	8,747	6,728	7,507	6,205
Depreciation and Amortization	7,409	7,705	10,179	10,967
EBITDA(1)	$50,812	$43,600	$54,915	$54,008
Stock-Based Compensation/Warrants	1,149	1,545	2,826	1,029
Transaction Fees/IPO Readiness	372	470	470	556
Restructuring Costs	74	652	1,542	197
Management Fees	1,370	1,357	1,670	1,647
Recall Receivable Reserve	—	—	1,922	—
Frozen Licensing Media	794	—	—	—
Legal Costs	618	—	—	—
Other	(56)	83	896	1,939
Adjusted EBITDA(1)	$55,133	$47,707	$64,241	$59,376
Net Sales	298,614	324,367	427,858	419,128
Plus: Recall Receivable Reserve	—	—	1,922	—
Adjusted Net Sales(2)	$298,614	$324,367	$429,780	$419,128
Less: Frozen Meals Related Net Sales	—	(46,789)	(62,821)	—
Plus: Frozen Meals Licensing Income	—	3,000	4,000	—
Atkins’ Pro Forma Adjusted Net Sales(2)	$298,614	$280,578	$370,959	$419,128
Adjusted EBITDA	55,133	47,707	64,241	59,376
Less: Frozen Meals Related EBITDA(3)	—	(3,267)	(3,995)	—
Plus: Frozen Meals Licensing Income	—	3,000	4,000	—
Atkins’ Pro Forma Adjusted EBITDA(3)	$55,133	$47,440	$64,246	$59,376

(1)	We define EBITDA, a non-GAAP financial measure, as net income before interest expense, income tax expense and depreciation and amortization, and Adjusted EBITDA is defined as EBITDA, with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. We believe that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the ongoing operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

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(2)	Adjusted Net Sales, a non-GAAP financial measure, is defined by us as Net Sales with an adjustment to include our recall receivable reserve. Atkins’ Pro Forma Adjusted Net Sales is defined by us as Adjusted Net Sales with a further adjustment to present our Adjusted Net Sales to give pro forma effect to Atkins frozen meals licensing agreement as if it had been entered into on the first day of the period shown.

(3)	Atkins’ Pro Forma Adjusted EBITDA is defined by us as Adjusted EBITDA with a further adjustment to present our Adjusted EBITDA to give effect to Atkins’ frozen meals licensing agreement as if it had been entered into on the first day of the period shown. We believe Atkins’ Pro Forma Adjusted EBITDA is an important performance measurement for our investors because it provides further insight into our current performance and period-to-period performance on a qualitative basis and are measures that we will use to evaluate our results and performance of our management team.

In assessing the performance of its business, we consider a number of key performance indicators used by management and typically used by our competitors, including Adjusted Net Sales, Atkins’ Pro Forma Adjusted Net Sales, EBITDA, Adjusted EBITDA and Atkins’ Pro Forma Adjusted EBITDA. Because not all companies use identical calculations, this presentation of Adjusted Net Sales, Atkins’ Pro Forma Adjusted Net Sales, EBITDA, Adjusted EBITDA and Atkins’ Pro Forma Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Frozen Meals Related EBITDA, a non-GAAP financial measure, when combined with Frozen Meals Licensing Income equals our Income (loss) from operations as disclosed in the “Frozen License Adjustments” column in the Pro Forma Condensed Combined Statement of Operations after making adjustments for expenses we do not expect to incur on a continuing basis. For the 52-week period ended August 27, 2016, we have excluded $493 of Other Expense as recorded in the Pro Forma Condensed Combined Statement of Operations which relates to restructuring charges incurred with transitioning the frozen meals business to a licensing model, which we do not expect to incur on a continuing basis. See the table below for a a reconciliation of Frozen Meals Related EBITDA, a non-GAAP financial measure, to Income (loss) from operations, a GAAP measure, as disclosed in the “Frozen License Adjustments” column in the Pro Forma Condensed Combined Statement of Operations:

Frozen EBITDA reconciliation

	39-Week Period Ended May 28, 2016	52-Week Period Ended August 27, 2016
“Frozen License Adjustments” Income (loss) from operations per Pro Forma Condensed Combined Statement of Operations (Unaudited)	267	(498)
Other Expense (one-time restructuring charges incurred with transitioning the frozen meals business)	—	493
Adjustment to Pro Forma Income (Loss)	267	(5)
Frozen Meals Related EBITDA	3,267	3,995
Frozen Meals Licensing Income	(3,000)	(4,000)
Frozen Licensing Adjustment in Footnote 4 to the Unaudited Pro Forma Condensed Combined Financial Information	267	(5)

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Atkins may not be able to compete successfully in the highly competitive nutritional snacking industry.

The market for nutritious snacking is large and intensely competitive because consumers are seeking simpler, “cleaner” and more sustainable eating habits. Atkins’ business is committed to providing people a more nutritious way to eat. As a result, Atkins competes in the nutritional snacking industry, a subcategory of the general snack foods industry. Competitive factors in the nutritional snacking industry include product quality and taste, brand awareness among consumers, nutritional content, simpler and less processed ingredients, innovation of “on-trend” snacks, variety of snacks offered, grocery aisle placement, access to retailer shelf space, price, advertising and promotion, product packaging and package design. Atkins competes in this market against numerous multinational, regional and local companies principally on the basis of its low-carb, low-sugar and protein-rich nutritional content, product taste and quality, its brand recognition and loyalty, marketing, advertising, price and the ability to satisfy specific consumer dietary needs. An increasing focus on healthy and simpler products in the marketplace will likely increase these competitive pressures within the category in future periods.

Atkins’ competitors in the nutritional snacking industry also include companies selling branded weight loss programs who support these programs by offering a wide variety of diet foods and meal replacement bars and shakes and nutritional supplements, and through the promotion of weight loss and weight management approaches such as paleo, vegan, gluten free, vegetarian and others. Views towards nutritional snacking, weight loss and management, and other nutritional approaches, are cyclical and trendy in nature, with constantly changing consumer perceptions. In addition to remaining competitive through the quality of its products, consumer perceptions of Atkins’ weight management approach and the effectiveness of a low-carb, low-sugar and protein-rich diet must continue to be viewed favorably, or Atkins’ business and reputation may be adversely affected. If other weight management approaches become more popular, or generally perceived to be more effective than Atkins’, Atkins may be unable to compete effectively. Some of Atkins’ competitors have substantially greater financial and other resources than Atkins and sell brands that may be more widely recognized than Atkins’ brands. Atkins’ current and potential competitors may offer products similar to its products or a wider range of products than Atkins offers, and may offer such products at more competitive prices than Atkins does. Local or regional markets often have significant smaller competitors, many of whom offer products similar to Atkins’ and may have unique ties to regional or national retail chains. Any increased competition from new entrants into the nutritional snacking industry or any increased success by existing competition could result in reductions in Atkins’ sales, require Atkins to reduce its prices, or both, which could adversely affect Atkins’ business, financial condition and results of operations.

If Atkins does not continually enhance its brand recognition, increase distribution of its products, attract new customers to its brands and introduce new and innovative products, either on a timely basis or at all, its business may suffer.

The nutritional snacking industry is subject to rapid and frequent changes in consumer demands. Because consumers in this industry are constantly seeking new products and strategies to achieve their healthy eating goals, Atkins’ success relies heavily on its ability to continue to develop and market new and innovative products and extensions. New product sales represent a growing and important portion of its net sales. In order to respond to new and evolving consumer demands, achieve market acceptance and keep pace with new nutritional, weight management, technological and other developments, Atkins must constantly introduce new and innovative products into the market, some of which may be sent to market prematurely and may not be consistent with its quality and taste standards. Accordingly, Atkins may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products. If Atkins is unable to commercialize new products, its revenue may not grow as expected, which would adversely affect its business, financial condition and results of operations.

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Atkins’ growth may be limited if it is unable to add additional shelf or retail space for its products.

Atkins’ results will depend on its ability to drive revenue growth, in part, by expanding the distribution channels for its products. However, Atkins’ ability to do so may be limited by an inability to secure additional shelf or retail space for its products. Shelf and retail space for nutritional snacks is limited and subject to competitive and other pressures, and there can be no assurance that retail operators will provide sufficient shelf space nor that online retailers will provide Atkins online access to their platform to enable Atkins to meet its growth objectives.

Changes in consumer preferences, perceptions of healthy food products and discretionary spending may negatively impact Atkins’ brand loyalty and net sales, and adversely affect its business, financial condition and results of operations.

Atkins focuses on products that are, or that Atkins believes are, perceived to have positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the processed food industry, and the nutritional snacking industry in particular, are subject to changing consumer trends, demands and preferences. Emerging science, Atkins’ nutritional approach and theories regarding health are constantly evolving. Therefore, products or methods of eating once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and Atkins’ failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and price reductions, and could adversely impact Atkins’ business, financial condition and results of operations. Additionally, certain ingredients used in Atkins’ products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of healthy products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. Consumer perceptions of the nutritional profile of low-carb, low-sugar and protein-rich eating practices and products may shift, and consumers may no longer perceive food products with fewer carbohydrates, higher levels of protein, higher levels of fat and additional fiber as healthy. Approaches regarding weight management and healthy lifestyles are the subject of numerous studies and publications, often with differentiating views and opinions, some of which may be adverse to Atkins. Conflicting scientific information on what constitutes good nutrition, diet fads and other weight loss trends may also adversely affect Atkins’ business from time to time. Atkins’ success depends, in part, on its ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons may also adversely affect Atkins’ sales, and its business, financial condition and results of operations.

If Atkins’ brands or reputation are damaged, the attractive characteristics that it offers its consumers, distributors and retailers may diminish, which could adversely affect its business, financial condition and results of operations.

Atkins believes it has built its reputation on the efficacy of its nutritional approach, as well as the high quality flavor and nutritional content of its food, and it must protect and grow the value of its brands to continue to be successful in the future. Any incident that erodes consumer affinity for Atkins’ brands could significantly reduce its value and damage its business. For example, negative third-party reports regarding the Atkins nutritional approach, whether accurate or not, may adversely impact consumer perceptions. Atkins’ brand value could suffer and its business could be adversely affected if its consumers perceive a reduction in the effectiveness of its nutritional approach or the quality of its food. In addition, if Atkins is forced, or voluntarily elects, to recall certain products, including frozen foods or other licensed products over which Atkins may not have full quality control, the public perception of the quality of its food may be diminished. Atkins may also be adversely affected by news reports or other negative publicity, regardless of their accuracy, regarding other aspects of its business, such as public health concerns, illness, safety, security breaches of confidential consumer or employee information, employee related claims relating to alleged employment discrimination, health care and benefit issues or government or industry findings concerning its retailers, distributors, manufacturers or others across the food industry supply chain.

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In addition, as part of Atkins’ marketing initiatives, Atkins has entered into agreements with certain public figures to market and endorse its products on both a national and local level. While Atkins maintains specific selection criteria and are diligent in our efforts to seek out public figures that resonate genuinely and effectively with our consumer audience, the individuals it chooses to market and endorse its products may fall into negative favor with the general public. Because Atkins’ consumers may associate the public figures that market and endorse its products with Atkins, any negative publicity on behalf of such individuals may result in negative publicity about Atkins and its products. This negative publicity could adversely affect Atkins’ brand and reputation as well as its revenue and profits.

Also, there has been a marked increase in the use of social media platforms and similar channels, including weblogs (blogs), websites and other forms of Internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless. Information concerning Atkins’ business and/or products may be posted on such platforms at any time. Negative views regarding its products and the efficacy of a low-carb, low-sugar and protein-rich diet approach have been posted on various social media platforms, and may continue to be posted in the future, which Atkins cannot control. Regardless of their accuracy or authenticity, such information and views may be adverse to Atkins’ interests, which may harm Atkins’ reputation and brand. The harm may be immediate without affording Atkins an opportunity for redress or correction.

Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may adversely affect Atkins business, financial condition and results of operations.

Atkins must expend resources to maintain consumer awareness of its brands, build brand loyalty and generate interest in its products.

Atkins believes that the Atkins nutritional approach is broadly known and followed in the United States and in many of the other countries in which it operates. In order to remain competitive and to expand and keep shelf placement for its products, Atkins may need to increase its marketing and advertising spending in order to maintain and increase consumer awareness, protect and grow its existing market share or to promote new products, which could impact its operating results. Substantial advertising and promotional expenditures may be required to maintain or improve its brand’s market position or to introduce new products to the market, and participants in Atkins’ industry are engaging with non-traditional media, including consumer outreach through social media and web-based channels. An increase in Atkins’ marketing and advertising efforts may not maintain its current reputation, or lead to an increase in brand awareness. Moreover, Atkins may be unable to maintain current awareness of its brand due to fragmentation of its marketing efforts as it continues to focus on a low-carb, low-sugar and protein-rich nutritional approach for everyday snacking consumers. In addition, Atkins consistently evaluates its product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase Atkins’ profitability but could reduce its sales and hurt its brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on Atkins’ business, financial condition and results of operations.

In addition, unattractive shelf placement and pricing may put Atkins’ products at a disadvantage to those of its competitors. Even if Atkins obtains shelf space or preferable shelf placement, Atkins’ new and existing products may fail to achieve the sales expectations set by its retailers, potentially causing these retailers to remove its products from their shelves. Additionally, an increase in the quantity and quality of private-label products in the product categories in which Atkins compete could create more pressure for shelf space and placement for branded products within each such category, which could adversely affect Atkins’ sales.

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Atkins may not be successful in implementing its growth strategies, including expanding its emphasis on a low-carb, low-sugar and protein-rich healthy lifestyle, while maintaining the traditional identity of its brands and the loyalty of its consumers.

Atkins’ future success depends in large part on its ability to implement its growth strategies effectively. In the 52-week period ended August 27, 2016, Atkins transitioned from a single- to multi-brand portfolio with the addition of its nutritional snacking platform, and it expects to focus on nutritional snacking in the future. As a multi-brand business, Atkins faces increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Atkins’ ability to successfully expand Atkins’ nutritional snacking brands and other growth strategies depends, among other things, on its ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of its brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of its products and compete with numerous other companies and products. In addition, self-directed lifestyle consumers of its nutritional snacking products may have different preferences and spending habits than the consumers of traditional weight loss products, and Atkins may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as it has with its historical consumers. Traditional weight management consumers actively on the Atkins program represent approximately 15% of Atkins’ current consumer base whereas the remaining 85% of Atkins’ consumers are not currently on a program diet. Furthermore, Atkins may not be successful in evolving its advertising and other efforts to appeal to both its branded weight loss consumers and self-directed healthy lifestyle consumers. If Atkins is unable to identify and capture new audiences and demographics, its ability to successfully integrate additional brands will be adversely affected. Accordingly, Atkins may not be able to successfully implement its growth strategies, expand its brands, or continue to maintain growth in its sales at its current rate, or at all. If Atkins fails to implement its growth strategies, its sales and profitability may be negatively impacted, which would adversely affect its business, financial condition and results of operations.

Atkins intends to grow through acquisitions or joint ventures and it may not successfully integrate, operate or realize the anticipated benefits of such business combinations.

As part of its strategic initiatives, Atkins intends to pursue selected acquisitions or joint ventures, such as its acquisition of Wellness Foods, Inc., including its SimplyProtein® brand, in December 2016. Atkins’ acquisition strategy is based on identifying and acquiring brands with products that complement its existing products and identifying and acquiring brands in new categories and in new geographies for the purpose of expanding its platform of nutritional snacks and potentially other food products. However, although Atkins regularly evaluates multiple acquisition candidates, it cannot be certain that it will be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on favorable terms, or integrate acquisitions that it completes.

Acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase target prices and/or adversely affect our ability to consummate deals on favorable or acceptable terms, the potential unavailability of financial resources necessary to consummate acquisitions in the future, the risk that Atkins improperly value and price a target, the potential inability to identify all of the risks and liabilities inherent in a target company notwithstanding its diligence efforts, the diversion of management’s attention from the operations of its business and strain on its existing personnel, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of the net current book value per share if Atkins issues additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.

In addition, any future acquisitions may pose risks associated with entry into new geographic markets, including outside the United States and Atkins’ current international markets, distribution channels, lines of business or product categories, where Atkins may not have significant prior experience and where it may not be as successful or profitable as it is in businesses and geographic regions where it has greater familiarity and brand recognition. Potential acquisitions may also entail significant transaction costs and require a significant amount of management time, even where Atkins is unable to consummate or decides not to pursue a particular transaction.

Even when acquisitions, such as the acquisition of SimplyProtein®, are completed, integration of acquired entities can involve significant difficulties, such as failure to achieve financial or operating objectives with respect to an acquisition, strain on Atkins’ personnel, systems and operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of consumers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, diversion of management’s attention from the operations of the business, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and failure to obtain and retain key personnel of an acquired business. Failure to manage these acquisition growth risks could have an adverse effect on Atkins’ business.

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All of Atkins’ products must comply with regulations of the Food and Drug Administration, or FDA, as well as state and local regulations. Any non-compliance with the FDA or other applicable regulations could harm Atkins’ business.

Atkins’ products must comply with various FDA rules and regulations, including those regarding product manufacturing, food safety, required testing and appropriate labeling of its products. The FDA has not defined nutrient content claims with respect to carbohydrates, but has not objected to the use of net carbohydrate information on food labels if the label adequately explains how the term is used so that it would not be false or misleading to consumers. The FDA requires all carbohydrates per serving to be listed on the Nutrition Facts Panel (“NFP”) of a package. In addition to the information on the NFP, Atkins uses the term “net carbohydrate” (or “net carbs”) on its packaging to assist consumers in tracking the carbohydrates in that serving of food that impact a person’s blood sugar (glucose) levels. Atkins determines the number of net carbs in a serving of food by subtracting fiber, and sugar alcohols, if any, from the actual number of carbohydrates listed on the NFP. Fiber and sugar alcohols can be subtracted from the carbohydrates because they minimally impact blood sugar. It is possible that FDA regulations and/or their interpretations may change related to, for example, definitions of certain of Atkins’ core ingredients, such as fiber; labeling requirements for describing other ingredients or nutrients, such as sugar alcohols or protein; or disclosures of any ingredient labeled as genetically modified, or GMO. As such, there is a risk that Atkins’ products could become non-compliant with the FDA’s regulations, and any such non-compliance could harm its business. In addition, if FDA or other regulations restrict Atkins from labeling and marketing certain ingredients or product attributes, such as fiber or “net carb” count, Atkins may be unable to effectively reach its target demographics, promote what it believes to be the benefits of its products or communicate that its products are composed of what it considers to be low-carb, low-sugar and protein-rich ingredients.

Atkins’ does not manufacture its products directly, but rather, relies on a pool of contract manufacturers who produces Atkins’ products in their own facilities. Therefore, Atkins must rely on these manufacturers to maintain compliance with regulatory requirements. Although Atkins requires its contract manufacturers to be compliant, Atkins does not have direct control over such facilities. Failure of Atkins’ contract manufacturers to comply with applicable regulation could have an adverse effect on its business.

Conflicts between state and federal law regarding definitions of Atkins’ core ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, certain states may maintain narrower definitions of certain ingredients, as well as more stringent labeling requirements, of which Atkins is unaware. Any non-compliance at the state or local level could also adversely affect Atkins’ business, financial condition and results of operations.

Changes in the legal and regulatory environment could limit Atkins’ business activities, increase its operating costs, reduce demand for its products or result in litigation.

Elements of Atkins’ businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which Atkins’ products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

●	food and drug laws (including FDA regulations);

●	laws related to product labeling;

●	advertising and marketing laws and practices;

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●	laws and programs restricting the sale and advertising of certain of Atkins’ products;

●	laws and programs aimed at reducing, restricting or eliminating ingredients present in certain of Atkins’ products;

●	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of Atkins’ products;

●	state consumer protection and disclosure laws;

●	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of its products; competition laws;

●	anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

●	economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

●	laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

●	employment laws;

●	privacy laws;

●	laws regulating the price we may charge for Atkins’ products; and

●	farming and environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of Atkins’ products, ingredients contained in Atkins’ products or commodities used in the production of our products, may alter the environment in which it does business and, therefore, may impact Atkins’ operating results or increase its costs or liabilities. In addition, if Atkins fails to adhere to such laws and regulations, Atkins could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in its industry in recent years.

Atkins relies on sales to a limited number of retailers for the substantial majority of its net sales, and the loss of one or more such retailers may harm its business. In addition, Atkins maintains “at will” contracts with these retailers, which do not require recurring or minimum purchase amounts of its products.

A substantial majority of Atkins’ sales are generated from a limited number of retailers. For thirty-nine weeks ended May 27, 2017 sales to Atkins’ largest retailer, Walmart Stores, Inc., represented approximately 47% of gross sales. Although the composition of Atkins’ significant retailers may vary from period to period, Atkins expects that most of its net sales and accounts receivable will continue to come from a relatively small number of retailers for the foreseeable future. These retailers may take actions that affect Atkins for reasons that it cannot always anticipate or control, such as their financial condition, changes in their business strategy, operations or the introduction of competing products or the perceived quality of its products.

In addition, Atkins’ retailers typically do not provide it with firm, long-term or short-term volume purchase commitments. As a result, Atkins could have periods with little to no orders for its products while still incurring costs related to workforce maintenance, marketing, general corporate expenses and debt service. Furthermore, despite operating in different channels, Atkins’ retailers sometimes compete for the same consumers. As a result of actual or perceived conflicts resulting from this competition, retailers may take actions that negatively affect it. Atkins may not be able to find new retailers to supplement periods where it experiences no or limited purchase orders or that it can recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for its products could adversely affect Atkins’ business, financial condition and results of operations.

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Conversely, from time to time, Atkins may experience unanticipated increases in orders of its products from these retailers that can create supply chain problems and may result in unfilled orders. If Atkins is unable to meet such increased orders of its products, its reputation with its retail partners may be harmed. Unanticipated fluctuations in product requirements by its retailers could result in fluctuations in Atkins’ results from quarter to quarter.

Consolidation among retailers may also adversely affect Atkins’ results. An increase in the concentration of Atkins’ sales to large customers may negatively affect its profitability due to the impact of higher shelving fees and reduced volumes of product sold. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers.

The loss of, or disruption in, or Atkins’ inability to efficiently operate its fulfillment network could adversely affect its business, financial condition and results of operations.

For Atkins’ U.S. operations, it utilizes a single distribution center in Greenfield, Indiana. Substantially all of its inventory is shipped directly to its retailers from this center by the third-party operator. Atkins relies significantly on the orderly operation of this center, and if complications arise or if the facility is severely damaged or destroyed, Atkins’ ability to deliver inventory on a timely basis will be significantly impaired. Such delays could adversely impact its business.

Atkins also relies on a single-sourced logistics provider for distribution and product shipments in the United States. Atkins’ utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase in shipping costs, and employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet its shipping needs. Atkins may, from time to time, change third-party transportation providers, and it could therefore face logistical difficulties that could adversely affect deliveries. In addition, Atkins could incur costs and expend resources in connection with such change, and fail to obtain terms as favorable as those it currently receives.

Disruptions in operations due to natural or man-made disasters, fire, flooding, terrorism or other catastrophic events, system failure, labor disagreements or shipping problems may result in delays in the delivery of products to retailers.

Atkins relies on a limited number of third-party suppliers and manufacturers to supply its core ingredients and produce its products.

The core ingredients used in manufacturing Atkins’ products include soy, nuts, dairy and cocoa. There may be a limited market supply of any of its core ingredients and Atkins relies on a limited number of third party suppliers to provide these ingredients, a portion of which are international companies. Any disruption in the supply could adversely affect Atkins’ business, particularly its profitability and its margins. Events that adversely affect Atkins’ suppliers could impair its ability to obtain core ingredient inventories in the quantities that it desires. Such events include problems with Atkins’ suppliers’ businesses, finances, labor relations, ability to import core ingredients, costs, production, insurance, reputation and weather conditions during growing, harvesting or shipping, including flood, drought, frost and earthquakes, as well as natural or man-made disasters or other catastrophic occurrences.

Atkins’ financial performance depends in large part on its ability to purchase core ingredients in sufficient quantities at competitive prices. Atkins may not have continued supply, pricing or exclusive access to core ingredients from these sources. Any of its suppliers could discontinue or seek to alter their relationships with Atkins. Additionally, Atkins may be adversely affected if there is increased demand for the specific core ingredients it uses in its products, there is a reduction in overall supply of its required core ingredients, its suppliers raise their prices, stop selling to it or its contract manufacturer or enter into arrangements that impair their abilities to provide us or our contract manufacturers with core ingredients or increases in the cost of packaging and distributing its core ingredients.

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Atkins also relies on a limited number of contract manufacturers to manufacture its products. Currently, Atkins has two contract manufacturers for its ready-to-drink shakes and numerous contract manufacturers for its nutrition bars. If any of its manufacturers experience adverse effects on their businesses or are unable to continue manufacturing its products at required levels, on a timely basis, or at all, it may be forced to seek other manufacturers to manufacture its products. In addition, Atkins’ contract manufacturers independently contract for and obtain some of the core ingredients in its products. If its contract manufactures are unable to obtain these core ingredients in the required amounts or at all, their ability to manufacture Atkins’ products would be adversely affected. It could take a significant period of time to locate and qualify such alternative production sources. Atkins may not be able to identify and qualify new manufacturers in a timely manner or that such manufacturers could allocate sufficient capacity in order to meet its requirements, which could adversely affect its ability to make timely deliveries of its products. Furthermore, Atkins may be unable to negotiate pricing or other terms with its existing or new manufacturers as favorable as what it currently enjoys. There is also no guarantee a new manufacturing partner could accurately replicate the production process and taste profile of its existing products.

Atkins is also subject to risks associated with protection of its trade secrets by its third party contract manufacturers. If Atkins’ contract manufacturers fail to protect its trade secrets, either intentionally or unintentionally, Atkins business, financial condition and results of operations could be adversely affected.

If Atkins experiences significant increased demand for its products, or needs to replace an existing supplier or manufacturer, additional supplies of core ingredients or manufacturers to produce its products may not be available when required on acceptable terms, or at all, or that any supplier would allocate sufficient capacity to Atkins in order to meet its requirements, fill its orders in a timely manner or meet Atkins’ strict quality standards. Even if Atkins’ existing suppliers and manufacturers are able to expand their capacities to meet its needs or Atkins is able to find new sources of core ingredients or new manufacturers to produce its products, we may encounter delays in production, inconsistencies in quality and added costs. We may not be able to pass increased costs onto the consumer immediately, if at all, which may decrease or eliminate our profitability in any period. Any manufacturing and/or supply disruptions or cost increases could have an adverse effect on Atkins’ ability to meet consumer demand for its products and result in lower net sales and profitability both in the short and long term.

Atkins relies, in part, on its third-party co-manufacturers to maintain the quality of its products. The failure or inability of these co-manufacturers to comply with the specifications and requirements of its products could result in product recall, which could adversely affect its reputation and subject Atkins to significant liability should the consumption of any of its products cause or be claimed to cause illness or physical harm.

Atkins sells products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. All of Atkins’ products are manufactured by independent third-party contract manufacturers. Atkins also licenses certain products that contain its brand and logo, but which are produced and distributed exclusively by third parties. In addition, Atkins does not own its warehouse facility, but it is managed for Atkins by a third party. Under certain circumstances, Atkins may be required to, or may voluntarily, recall or withdraw products. For example, in 2016, as part of a larger national recall by several other food companies, Atkins incurred losses, including recalled product as a result of potential contamination from an ingredient supplied to one of its third-party manufacturers at its manufacturing center. While the contamination did not result in any consumer illness, and Atkins was indemnified for a substantial portion of its direct product loss, any future recall may be more costly.

A widespread recall or withdrawal of any of Atkins’ or Atkins’ licensed products may negatively and significantly impact its sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. Atkins may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect its business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Atkins’ products caused illness or physical harm could adversely affect its reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by Atkins’ insurance or by any rights of indemnity or contribution that Atkins may have against others. Atkins maintains product liability insurance in an amount that it believes to be adequate. However, Atkins may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against Atkins or a product recall could adversely affect Atkins’ business, financial condition and results of operations.

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Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of Atkins’ business.

Atkins negotiates the prices for large quantities of core ingredients, such as soy, nuts, dairy and cocoa, as well as packaging materials. A number of these ingredients are manufactured and packaged in Canada. Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, fluctuations in currency and exchange rates, weather conditions, natural or man-made disasters, consumer demand and changes in governmental trade and agricultural programs. Continued volatility in the prices of the core ingredients and other supplies we purchase could increase Atkins’ cost of goods sold and reduce its profitability.

Atkins does not use hedges or forward pricing for availability of any core ingredients. As such, any material upward movement in core ingredient pricing could negatively impact its margins if it is not able to pass these costs on to its consumers, or its sales if it is forced to increase its prices. If Atkins is not successful in managing its ingredient and packaging costs, if it is unable to increase its prices to cover increased costs or if such price increases reduce its sales volumes, then such increases in costs will adversely affect its business, financial condition and results of operations.

Certain of Atkins’ core ingredient contracts have minimum volume commitments that could require purchases without matching revenues during weaker sales periods. Future core ingredient prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

Atkins’ international operations expose it to regulatory, economic, political and social risks in the countries in which it operates.

The international nature of Atkins’ operations involves a number of risks, including changes in U.S. and foreign regulations, tariffs, taxes and exchange controls, economic downturns, inflation and political and social instability in the countries in which it operates and Atkins’ dependence on foreign personnel. Moreover, although Atkins’ products in its foreign operations typically mirror those in the United States, consumers in countries outside the United States may have different tastes, preferences and nutritional approaches than U.S. consumers. In addition, Atkins’ international business is small in comparison to its U.S. business, and as a result, its operations are more spread out and less consolidated which can limit its ability to effectively and timely react to adverse events. Atkins cannot be certain that it will be able to enter and successfully compete in additional foreign markets or that it will be able to continue to compete in the foreign markets in which it currently operates.

Doing business outside the United States requires Atkins to comply with the laws and regulations of the U.S. government and various foreign jurisdictions, which place restrictions on Atkins’ operations, trade practices, partners and investment decisions. In particular, Atkins’ operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the FCPA or the Bribery Act, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, OFAC and the EU. As a result of doing business in foreign countries and with foreign partners, Atkins is exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations. The FCPA prohibits Atkins from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the Bribery Act extends beyond bribery of foreign public officials and also applies to transactions with private persons. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdictional reach, non-exemption of facilitation payments and, potentially, penalties.

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Atkins’ continued expansion outside the United States, including in developing countries, and its development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC, Bribery Act or EU Sanctions violations in the future. Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment.

Disruptions in the worldwide economy may adversely affect our business, financial condition and results of operations.

Adverse and uncertain economic conditions may impact distributor, retailer and consumer demand for Atkins’ products. In addition, Atkins’ ability to manage normal commercial relationships with its suppliers, contract manufacturers, distributors, retailers, consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns, making it more difficult to sell its premium products. During economic downturns, it may be more difficult to convince consumers to switch to or continue to use Atkins’ brands or convince new users to choose its brands without expensive sampling programs and price promotions. In particular, consumers may reduce their purchases of products without GMOs, gluten, or preservatives when there are conventional offerings of similar products, which generally have lower retail prices. In addition, consumers may choose to purchase private-label products rather than branded products because they are generally less expensive. Distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Atkins’ results of operations depend upon, among other things, its ability to maintain and increase sales volume with its existing distributors and retailers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Prolonged unfavorable economic conditions may have an adverse effect on Atkins’ sales and profitability.

Atkins’ international operations expose it to fluctuations in exchange rates, which may adversely affect its operating results.

Atkins sources large quantities of its core ingredients from foreign suppliers, and as a result, any material upward movement in foreign exchange rates relative to the U.S. dollar will adversely affect its profitability. Furthermore, the substantial majority of Atkins’ revenues are generated domestically, while a substantial portion of Atkins’ third party manufacturing is completed in Canada. Any U.S. dollar weakness may therefore adversely affect revenues and cash flows while also increasing supply and manufacturing costs.

Atkins’ geographic focus makes it particularly vulnerable to economic and other events and trends in North America.

Atkins operates mainly in North America and, therefore, is particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, including commodity price fluctuations or supply shortages of its key ingredients, and other adverse events. The concentration of its businesses in North America could present challenges and may increase the likelihood that an adverse event in North America would materially and adversely affect its product sales, financial condition and operating results.

Atkins’ business could be negatively impacted by changes in the U.S. political environment.

The recent presidential and congressional elections in the United States have resulted in significant uncertainty with respect to, and could result in changes in, legislation, regulation and government policy at the federal, state and local levels. Any such changes could significantly impact Atkins’ business as well as the markets in which it competes. Specific legislative and regulatory proposals discussed during and after the 2016 U.S. elections that might materially impact Atkins include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, particularly with respect to tariffs on Canadian imports (where Atkins sources a large number of its nutritional bars), and customs duties, income tax regulations and the federal tax code, healthcare delivery and spending, public company reporting requirements, environmental regulation and antitrust enforcement. To the extent changes in the political environment have a negative impact on Atkins or on its markets, its business, financial condition and results of operations could be adversely affected.

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Litigation or legal proceedings could expose Atkins to significant liabilities and have a negative impact on its reputation.

From time to time, Atkins may be party to various claims and litigation proceedings. Atkins evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from Atkins’ current assessments and estimates.

There is an additional risk that these types of suits may lead to consumer confusion, distrust and additional legal challenges for Atkins. Should Atkins become subject to related or additional unforeseen lawsuits, including claims related to its products or their labeling or advertising, consumers may avoid purchasing Atkins’ products or seek alternative products, even if the basis for the claims against it is unfounded. For example, state and federal rules and regulations vary with respect to certain labeling requirements.

Additionally, adverse publicity about any lawsuit in which Atkins is involved may further discourage consumers from buying Atkins’ products. Any consumer loss of confidence in the truthfulness of Atkins’ labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce its brand value. For example, publications and other third-party commentary may vary in opinion with respect to calculations of net carbs and vary on approach to calculations of net carbs, which may lead to reports questioning the accuracy of Atkins’ calculations and reporting the amount of net carbs contained in certain of its products. Uncertainty among consumers as to the nutritional content or the ingredients used in Atkins’ products, regardless of the cause, may have a substantial and adverse effect on its brands and its business, results of operations and financial condition.

Atkins may not be able to adequately protect its intellectual property and other proprietary rights that are material to its business.

Atkins’ ability to compete effectively depends in part upon protection of its rights in trademarks, trade dress, trade secrets, copyrights and other intellectual property and other proprietary rights that it owns or licenses. Atkins’ use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect its intellectual property and other proprietary rights may be inadequate. Atkins may not be able to preclude third parties from using its intellectual property rights with respect to food or beverage products, and may not be able to leverage its branding beyond its current product offerings. In addition, Atkins’ trademark or other intellectual property applications may not always be granted. Third parties may oppose Atkins’ intellectual property applications, or otherwise challenge its use of its trademarks or other intellectual property. Third parties may infringe, misappropriate, or otherwise violate Atkins’ intellectual property, and changes in applicable laws could serve to lessen or remove the current legal protections available for its intellectual property. Any legal action that Atkins may bring to protect its brand and other intellectual property could be unsuccessful and expensive and could divert management’s attention from other business concerns. Any litigation or claims brought against Atkins, for trademark infringement or related matters, even without merit, could result in substantial costs and diversion of Atkins’ resources. A successful claim of trademark, copyright or other intellectual property infringement, misappropriation, or other violation against Atkins could prevent it from providing its products or services, or could require Atkins, if it is unable to license such third-party intellectual property on reasonable terms, to redesign or rebrand its products or product packaging. Certain of Atkins’ intellectual property licenses have fixed terms, and even for those that do not, Atkins cannot guarantee that all of its intellectual property licenses will remain in effect indefinitely. Termination of intellectual property licenses granted by or to Atkins could result in the loss of profits generated pursuant to such licenses. Any of the foregoing results could harm our business, financial condition or results of Atkins’ operations.

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Atkins relies on information technology systems, and any inadequacy, failure or interruption of those systems may harm Atkins’ ability to effectively operate its business, and its business is subject to online security risks, including security breaches and identity theft.

Atkins is dependent on various information technology systems, and a failure of its information technology systems to perform as it anticipates could disrupt Atkins’ business. Like many other companies, Atkins’ information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, and other security issues. Despite safeguards Atkins has implemented that are designed to prevent unauthorized access to its information technology systems, Atkins cannot be certain that its information technology systems are free from vulnerability to security breaches (especially as the sophistication of cyber-security threats continues to increase), or from vulnerability to inadvertent disclosures of sensitive data by third parties or by Atkins.

Unauthorized users who penetrate Atkins’ information security systems could misappropriate proprietary employee or consumer information or data. As a result, it may become necessary to expend additional amounts of capital and resources to protect against, or to alleviate, problems caused by unauthorized access, and such data security breaches could also result in lost profit due to reduced demand for Atkins’ products. These expenditures, however, may not prove to be a timely remedy against breaches by unauthorized users who are able to penetrate Atkins’ information security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could adversely affect Atkins’ computer systems and, in turn, harm its business.

A significant number of states require that consumers be notified if a security breach results in the disclosure of their personal financial account or other information. Additional states and governmental entities are considering such “notice” laws. In addition, other public disclosure laws may require that material security breaches be reported. If Atkins experiences a security breach and such notice or public disclosure is required in the future, Atkins reputation and its business may be harmed.

With the exception of limited information voluntarily submitted by users of Atkins’ website, Atkins typically does not collect or store consumer data or personal information. However, third-party providers, including Atkins licensees, contract manufacturers, e-commerce contractors and third-party sellers may do so. The website operations of such third parties may be affected by reliance on other third-party hardware and software providers, technology changes, risks related to the failure of computer systems through which these website operations are conducted, telecommunications failures, data security breaches and similar disruptions. If Atkins or its third-party providers fail to maintain or protect Atkins’ or their information technology systems and data integrity effectively, fail to implement new systems and/or update or expand existing systems or fail to anticipate, plan for or manage significant disruptions to systems involved in Atkins’ operations, Atkins could lose existing customers, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, suppliers, distributors or others, and be subject to regulatory sanctions, including sanctions stemming from violations of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and as a result, have increases in operating expense.

If Atkins does not maintain effective internal control over financial reporting, it could fail to report our financial results accurately.

Effective internal control over financial reporting is necessary for Atkins to provide reliable financial reports. In the future Atkins may discover areas of its internal control over financial reporting that need improvement. Atkins has not historically documented its internal controls, and if in the future Atkins identifies a control deficiency that rises to the level of a material weakness in its internal controls over financial reporting, this material weakness may adversely affect Atkins’ ability to record, process, summarize and report financial information timely and accurately and, as a result, Atkins’ financial statements may contain material misstatements or omissions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, Atkins’ internal financial and accounting team is leanly staffed, which can lead to inefficiencies with respect to segregation of duties. If Atkins fails to properly and efficiently maintain an effective internal control over financial reporting, Atkins could fail to report its financial results accurately.

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If Atkins is unable to implement appropriate systems, procedures and controls, it may not be able to successfully offer its products and grow its business and account for transactions in an appropriate and timely manner.

Atkins’ ability to successfully offer its products, grow its business and account for transactions in an appropriate and timely manner requires an effective planning and management process and certain other automated management and accounting systems. Atkins currently does not have an integrated enterprise resource planning system and certain other automated management and accounting systems. Atkins periodically updates its operations and financial systems, procedures and controls; however; Atkins still relies on manual processes and procedures that may not scale proportionately with our business growth. Atkins’ systems will continue to require automation, modifications and improvements to respond to current and future changes in its business. Failure to implement in a timely manner appropriate internal systems, procedures and controls could adversely affect Atkins’ business, financial condition and results of operations.

Severe weather conditions and natural disasters such as fires, floods, droughts, hurricanes, earthquakes and tornadoes can affect crop supplies, manufacturing facilities and distribution activities, and negatively impact the operating results of our business.

Severe weather conditions and natural disasters, such as fires, floods, droughts, frosts, hurricanes, earthquakes, tornadoes, insect infestations and plant disease, may affect the supply of core ingredients on which Atkins depends to make food products, or may curtail or prevent the manufacturing or distribution of food products by third parties. Competing manufacturers might be affected differently by weather conditions and natural disasters, depending on the location of their sources of supplies and manufacturing or distribution facilities. If supplies of core ingredients available to Atkins are reduced, it may not be able to find enough supplemental supply sources on favorable terms, which could adversely affect its business, financial condition and results of operations. In addition, because Atkins relies on two co-manufacturers for a majority of its manufacturing needs and a single distribution warehouse, adverse weather conditions could impact the ability for those third-party operators to manufacture and store our products.

The seasonal nature of our business could cause Atkins’ operating results to fluctuate.

Atkins has experienced and expects to continue to experience fluctuations in its quarterly results of operations due to the seasonal nature of its business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. This seasonality could cause the post combination company’s share price to fluctuate as the results of an interim financial period may not be indicative of its full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

Loss of Atkins’ key executive officers or other personnel, or an inability to attract and retain such management and other personnel, could negatively impact Atkins’ business.

Atkins’ future success depends to a significant degree on the skills, experience and efforts of its key executive officers. The loss of the services of any of these executives could adversely affect Atkins’ business and prospects, as Atkins may not be able to find suitable individuals to replace them on a timely basis, if at all. Additionally, Atkins also depends on its ability to attract and retain qualified personnel to operate and expand its business. If Atkins fails to attract talented new employees, its business and results of operations could be negatively affected.

Atkins has not been managed as a public company and our current resources may not be sufficient to fulfill our public company obligations.

As a result of the Business Combination, we are subject to various regulatory requirements, including those of the SEC and NASDAQ. These requirements include record keeping, financial reporting and corporate governance rules and regulations. While certain members of our management team have experience in managing a public company, Atkins has not historically had the resources typically found in a public company. Atkins’ internal infrastructure may not be adequate to support its increased reporting obligations, and Atkins may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome Atkins’ lack of experience or employees. Our business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or if we are otherwise unable to fulfill our public company obligations.

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We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

Our only significant asset is ownership of 100% of NCP-ATK Holdings, Inc. and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

We have no direct operations and no significant assets other than the ownership of 100% of NCP-ATK Holdings, Inc. We will depend on NCP-ATK Holdings, Inc. for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing our debt arrangements and future indebtedness of NCP-ATK Holdings, Inc., as well as the financial condition and operating requirements of NCP-ATK Holdings, Inc. The earnings from, or other available assets of, NCP-ATK Holdings, Inc. may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy its other financial obligations.

Our indebtedness could adversely affect our financial condition and ability to operate our company, and we may incur additional debt.

Upon consummation of the Business Combination, we have approximately $200 million in outstanding indebtedness and a revolving credit facility of $75 million. Our debt level and the terms of our debt arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategies. In addition, under the credit facilities governing our indebtedness, we have granted the lenders a security interest in substantially all of our assets, including the assets of our subsidiaries and an affiliate.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described herein. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We may not be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

The credit facilities governing our debt arrangements contain financial and other covenants. The failure to comply with such covenants could have an adverse effect on us.

The credit facilities governing our debt arrangements contain certain financial and other covenants including a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6:00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

19

We may need additional capital in the future, and it may not be available on acceptable terms.

We have historically relied upon cash generated by our operations to fund our operations and strategy. We may also need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and its ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not develop or be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from NASDAQ for any reason and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that that we will be able to comply with the continued listing standards of NASDAQ.

Our common stock and Warrants are listed on NASDAQ. If NASDAQ delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. Approximately 27% of our common stock is restricted from resale pursuant to investor rights agreements entered into with certain of our stockholders (the “Investor Rights Agreements”) for 180 days from July 7, 2017, the date of the consummation of the Business Combination; these shares may be sold after the expiration of the lock-up. Pursuant to the Investor Rights Agreements, no later than 180 days following the consummation of the Business Combination, we are required to file a shelf registration statement relating to the offer and sale of certain shares of common stock held by our affiliates. As restrictions on resale end, the market price of common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the section entitled “Certain Relationships and Related Party Transactions—The Investor Rights Agreements” for additional information.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	a prohibition on stockholders calling a special meeting, which forces stockholder action to be taken at an annual of our stockholders or at a special meeting of our stockholders called by the chairman of the board, the chief executive officer of the board of directors pursuant to a resolution adopted by a majority of the board of directors;

●	the requirement that a meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of a majority of the voting power of all outstanding shares of the combined company;

●	a requirement that changes or amendments to the amended and restated certificate of incorporation or the amended and restated bylaws must be approved by at least 75% of the voting power of our outstanding common stock; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

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PRICE RANGE OF SECURITIES

Our common stock and warrants have been traded on The NASDAQ Capital Market under the symbol “SMPL” and “SMPL.W”, respectively, since the business day following the consummation of the Business Combination, July 10, 2017. Prior to this time, there was no public market for our common stock or warrants. The following table shows the high and low sale prices per share of our common stock and Warrants as reported on NASDAQ for the periods indicated:

	Common Stock		Warrants
	High	Low	High	Low
Period from July 10, 2017 through September 28, 2017	$12.49	$10.93	$2.90	$1.08

On September 28, 2017, the closing prices of our common stock and warrants were $11.66 and $2.29, respectively. As of September 28, 2017 we had 34 holders of record of our common stock and two holders of record of our Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

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DIVIDENDS

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock in the foreseeable future. While our board of directors may consider whether or not to institute a dividend policy, it is our present intention to retain any earnings for use in our business operations.

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SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical and other financial information derived from NCP-ATK HOLDINGS, INC.’s (i) unaudited financial statements included elsewhere in this prospectus for the 39-week periods ended May 27, 2017 and May 28, 2016, (ii) audited financial statements for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, December 28, 2013, (iii) the unaudited financial statements for the 52-week period ended December 29, 2012 and December 31, 2011, and (iv) with respect to Atkins’ Pro Forma Adjusted Net Sales and Atkins’ Pro Forma Adjusted EBITDA, the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	39-week period ended		52-week period ended	35-week period ended	52-week period ended
	May 27, 2017	May 28, 2016	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011
(in thousands)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Operating data:
Net Sales	$298,614	$324,367	$427,858	$252,898	$429,858	$393,929	$311,153	$247,744
Cost of goods sold	159,759	188,651	248,464	151,978	249,832	221,120	161,739	128,013
Gross profit	138,855	135,716	179,394	100,920	180,026	172,809	149,414	119,731
Operating expenses:
Distribution	13,413	13,673	18,489	11,429	19,481	19,544	16,575	13,812
Selling	12,621	14,813	18,513	14,632	22,282	23,211	15,851	14,104
Marketing	28,969	28,958	37,751	30,515	33,548	31,951	28,122	21,231
General and administrative	33,975	34,080	46,961	29,028	41,000	40,008	35,156	28,847
Depreciation and amortization	7,409	7,705	10,179	7,267	11,195	11,304	11,166	10,356
Other expense	75	652	1,542	65	146	603	1,094	—
Total operating expenses	96,462	99,881	133,435	92,936	127,652	126,621	107,964	88,350
Income from operations	42,393	35,835	45,959	7,984	52,374	46,188	41,450	31,381
Other income (expense):
Change in warrant liabilities	722	—	(722)	1,689	143	(3,173)	(8,392)	(2,846)
Interest expense	(20,059)	(20,292)	(27,195)	(18,331)	(27,823)	(35,402)	(21,573)	(19,207)
Loss (gain) on foreign currency transactions	6	(44)	(619)	(1,045)	(1,211)	1,198	(534)	(88)
Other expense	282	104	118	55	96	297	171	454
Total other expense	(19,049)	(20,232)	(28,418)	(17,632)	(28,795)	(37,080)	(30,328)	(21,687)
(Loss) income before (benefit from) provision for income taxes	23,344	15,603	17,541	(9,648)	23,579	9,108	11,122	9,694
(Benefit from) provision for income taxes	8,747	6,728	7,507	(4,334)	9,623	5,859	14,234	5,680
Net (loss) income	$14,597	$8,875	$10,034	$(5,314)	$13,956	$3,249	$(3,112)	$4,014

(in thousands)
Balance sheet data (at end of period):
Total assets	$349,159	$377,529	$389,512	$366,953	$385,215	$367,033	$337,917	$325,116
Long term debt, less current maturities	280,953	332,267	321,638	331,565	330,758	330,234	252,197	200,372
Warrant liabilities	15,000	15,000	15,722	15,000	16,689	16,832	17,158	11,601
NCP-ATK Holdings, Inc. and Subsidiaries’ stockholders’ equity (deficit)	(11,646)	(30,748)	(27,834)	(41,322)	(36,217)	(53,911)	11,570	69,049

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Any reference in this section to “Atkins” refers to NCP-ATK Holdings, Inc. and its consolidated subsidiaries.

The following unaudited pro forma condensed combined financial information has been prepared from the perspective of Atkins and its fiscal year end of August 27, 2016. The unaudited pro forma condensed combined balance sheet as of May 27, 2017 combines the unaudited historical condensed consolidated balance sheet of Atkins as of May 27, 2017 with the unaudited historical condensed balance sheet of Conyers Park as of March 31, 2017, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the 52 weeks ended August 27, 2016 combines the audited historical condensed consolidated statement of operations of Atkins for the 52 weeks ended August 27, 2016 with the unaudited historical condensed statement of operations of Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. The unaudited pro forma condensed combined income statement for the 39 weeks ended May 27, 2017 combines the unaudited historical condensed consolidated statement of operations of Atkins for the 39 weeks ended May 27, 2017 with the unaudited historical condensed statement of operations of Conyers Park for the nine months ended March 31, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016. The unaudited pro forma condensed combined income statement for the 39 weeks ended May 28, 2016 has been prepared based on the unaudited historical condensed consolidated statement of operations of Atkins for the 39 weeks ended May 28, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. Financial results for Conyers Park are not included in the unaudited pro forma condensed combined income statement for the 39 weeks ended May 28, 2016 as this period is prior to Conyers Park’s inception.

Prior to the Business Combination, Conyers Park and Atkins had different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 27, 2016, and Conyers Park’s year end was December 31, 2016. As the fiscal years differ by more than 93 days, financial information for Conyers Park as of March 31, 2017 has been used in the preparation of the unaudited pro forma condensed combined balance sheet. Financial information for Conyers Park for the period from April 20, 2016 (inception) through June 30, 2016 and for the nine months ended March 31, 2017 have been used in the preparation of the unaudited pro forma condensed combined income statements for the 52 weeks ended August 27, 2016 and the 39 weeks ended May 27, 2017, respectively.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Atkins' Pro Forma” columns in the unaudited historical condensed consolidated statement of operations for the 52 weeks ended August 27, 2016 and the 39 weeks ended May 28, 2016.

The historical financial information of Atkins was prepared from the unaudited financial statements of Atkins as of 39 weeks ended May 27, 2017. The historical financial information of Conyers Park was derived from the unaudited financial statements of Conyers Park as of March 31, 2017. This information should be read together with Atkins’ and Conyers Park’s financial statements and related notes, “Management Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Atkins and Conyers Park have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In connection with the consummation of the Business Combination, there was a change in capitalization as a result of the debt refinancing and common stock that was subject to redemption at the close of the Business Combination. Upon closing of the transaction, the Selling Equityholders (as defined in the Merger Agreement) received cash and 10,250,000 shares of our common stock valued at $10 per share, and Conyers Park’s sponsor, Conyers Park Sponsor, LLC (“Conyers Park Sponsor”) received 10,062,500 shares of our common stock valued at $10 per share. Conyers Park’s existing public investors were entitled to receive up to 40,250,000 shares of our common stock. Prior to the Business Combination, Conyers Park was not able to predict how many of its public stockholders would elect to convert their shares into cash. As a result, it elected to provide pro forma financial statements under the following two circumstances: (1) no holders of Conyers Park common stock exercised their right to have their shares redeemed upon consummation of the Business Combination and (2) holders of no more than 15,000,000 shares of Conyers Park common stock elected to have their shares converted upon consummation of the Business Combination at a conversion price of approximately $10.00 per share, which represents the maximum redemption amount. No holders of Conyers Park common stock elected to redeem their shares for cash in connection with the Business Combination.

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Below are the pro forma financial information and related notes thereto which give effect to the Business Combination and related financing transactions.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

(In thousands)

	As of May 27, 2017 Historical Atkins	As of March 31, 2017 Historical Conyers Park	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Balance Sheet Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Balance Sheet Assuming Maximum Redemptions
Assets
Current assets:
Cash and cash equivalents	$22,163	$702	$28,317	(a)	$51,182	$28,317	(a)	$51,182
Accounts receivable, net	36,194	—	—		36,194	—		36,194
Inventories, net	29,469	—	—		29,469	—		29,469
Other current assets	18,374	283	(283	)(b)	18,374	(283	)(b)	18,374
Total current assets	106,200	985	28,034		135,219	28,034		135,219
Long-term assets:
Property and equipment, net	1,857	—	—		1,857	—		1,857
Intangible assets, net	183,688	—	162,112	(c)	345,800	162,112	(c)	345,800
Goodwill	55,190	—	318,389	(d)	373,579	318,389	(d)	373,579
Investments held in trust account	—	403,147	(403,147	)(e)	—	(403,147	)(e)	—
Other long-term assets	2,224	—	—		2,224			2,224
Total long-term assets	242,959	403,147	77,354		723,460	77,354		723,460
Total assets	349,159	404,132	105,388		858,679	105,388		858,679
Liabilities and stockholders' (deficit)
Current liabilities:
Accounts payable	18,095	344	(344	)(b)	18,095	(344	)(b)	18,095
Current portion of tax receivable liability	—	—	5,226	(f)	5,226	5,226	(f)	5,226
Accrued interest	3,538	—	(3,538	)(g)	—	(3,538	)(g)	—
Other current liabilities	13,795	106	(106	)(b)	13,795	(106	)(b)	13,795
Current maturities of long-term debt	—	—	2,001	(g)	2,001	2,001	(g)	2,001
Total current liabilities	35,428	450	3,239		39,117	3,239		39,117
Long-term liabilities:
Long-term debt, less current maturities	280,953	—	(87,316	)(g)	193,637	62,684	(g)	343,637
Warrant liabilities	15,000	—	(15,000	)(h)	—	(15,000	)(h)	—
Tax receivable liability		—	10,832	(f)	10,832	10,832	(f)	10,832
Deferred income taxes	29,424	—			29,424			29,424
Deferred underwriting compensation	—	14,088	(14,088	)(i)	—	(14,088	)(i)	—
Total long-term liabilities	325,377	14,088	(105,572)		233,893	44,428		383,893
Common stock subject to possible redemption	—	384,594	(384,594	)(k)	—	(384,594	)(k)	—
Stockholders' (deficit):
Common stock	5	1	202,495	(j)	202,501	202,495	(j)	202,501
Additional paid-in-capital	(41,571)	5,282	432,153	(k)	395,864	282,153	(k)	245,864
Retained earnings (accumulated deficit)	30,752	(283)	(43,165	)(l)	(12,696)	(43,165	)(l)	(12,696)
Accumulated other comprehensive (loss)	(832)	—	832	(m)	—	832	(m)	—
Total stockholders' (deficit)	(11,646)	5,000	592,315		585,669	442,315		435,669
Total liabilities and stockholders' (deficit)	$349,159	$404,132	$105,388		$858,679	$105,388		$858,679
Book value per share	—	—	—		8.30	—		7.84

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

52-Week Period Ended August 27, 2016

(In thousands, except for share information)

	52 Weeks Ended August 27, 2016			Period from April 20, 2016 (Inception) to September 30, 2016	Pro Forma		Pro Forma Income	Pro Forma Adjustments		Pro Forma Income Statement
	Historical Atkins	Frozen License Adjustments	Atkins' Pro Forma	Historical Conyers Park	Adjustments Assuming No Redemptions		Statement Assuming No Redemptions	Assuming Maximum Redemptions		Assuming Maximum Redemptions
Net sales	$427,858	$(58,819)	$369,039	$—	$—		$369,039	$—		$369,039
Cost of goods sold	248,464	(48,977)	199,487	—	—		199,487	—		199,487
Gross profit	179,394	(9,842)	169,552	—	—		169,552	—		169,552
Distribution	18,489	(5,079)	13,410	—	—		13,410	—		13,410
Selling	18,513	(384)	18,129	—	—		18,129	—		18,129
Marketing	37,751	(1,487)	36,264	—	—		36,264	—		36,264
General and administrative	46,961	(2,897)	44,064	158	—		44,222	—		44,222
Depreciation and amortization	10,179	—	10,179	—	(2,992	)(c)	7,187	(2,992	)(c)	7,187
Other expense	1,542	(493)	1,049	—	—		1,049	—		1,049
Income (loss) from operations	45,959	498	46,457	(158)	2,992		49,291	2,992		49,291
Interest income	118	—	118	93			211			211
Licensing revenue	—	—	—	—	—		—	—		—
Change in warrant liabilities	(722)	—	(722)	—	722	(h)	—	722	(h)	—
Interest expense	(27,195)	—	(27,195)	—	16,288	(g)	(10,907)	8,788	(g)	(18,407)
Loss on foreign currency transactions	(619)	—	(619)	—	—		(619)	—		(619)
Income before income taxes	17,541	498	18,039	(65)	20,002		37,976	12,502		30,476
(Benefit from) provision for income taxes	7,507	197	7,704	—	7,921	(o)	15,625	4,951	(o)	12,655
Net (loss) income	$10,034	$301	$10,335	$(65)	$12,081		$22,351	$7,551		$17,821
Common stock outstanding	—	—	—	10,847,491	—		70,562,500	—		55,562,500
Basic and diluted earnings per share	—	—	—	(0.01)	—		0.32	—		0.32

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

39-Week Period Ended May 27, 2017

(In thousands, except for share information)

	39 Weeks Ended May 27, 2017	Nine months Ended March 31, 2017	Pro Forma Adjustments		Pro Forma Income	Pro Forma Adjustments		Pro Forma Income Statement
	Historical Atkins	Historical Conyers Park	Assuming No Redemptions		Statement Assuming No Redemptions	Assuming Maximum Redemptions		Assuming Maximum Redemptions

Net sales	$298,614	—	—		$298,614	—		$298,614
Cost of goods sold	159,759	—	—		159,759	—		159,759
Gross profit	138,855	—	—		138,855	—		138,855
Distribution	13,413	—	—		13,413	—		13,413
Selling	12,621	—	—		12,621	—		12,621
Marketing	28,969	—	—		28,969	—		28,969
General and administrative	33,975	927	(372	)(n)	34,530	(372	)(n)	34,530
Depreciation and amortization	7,409	—	(1,985	)(c)	5,424	(1,985	)(c)	5,424
Other expense	75	—	—		75	—		75
Income (loss) from operations	42,393	(927)	2,357		43,823	2,357		43,823
Interest income	118	646	—		764	—		764
Licensing revenue	164	—	—		164	—		164
Change in warrant liabilities	722	—	(722	)(h)	—	(722	)(h)	—
Interest expense	(20,059)	—	11,879	(g)	(8,180)	6,254	(g)	(13,805)
Loss on foreign currency transactions	6	—	—		6	—		6
Income before income taxes	23,344	(281)	13,514		36,577	7,889		30,952
(Benefit from) provision for income taxes	8,747	—	5,351	(o)	14,098	3,124	(o)	11,871
Net (loss) income	$14,597	(281)	$8,163		$22,479	$4,765		$19,081
Common stock outstanding	—	11,837,703	—		70,562,500	—		55,562,500
Basic and diluted earnings per share	—	(0.02)	—		0.32	—		0.35

29

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

39-Week Period Ended May 28, 2016

(In thousands, except for share information)

	39 Weeks Ended May 28, 2016			Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
	Historical Atkins	Frozen License Adjustments	Atkins' Pro Forma	Assuming No Redemptions		Assuming No Redemptions	Assuming Maximum Redemptions		Assuming Maximum Redemptions
Net sales	$324,367	$(43,789)	$280,578	—		$280,578	—		$324,367
Cost of goods sold	188,651	(36,538)	152,113	—		152,113	—		188,651
Gross profit	135,716	(7,251)	128,465	—		128,465	—		135,716
Distribution	13,673	(3,813)	9,860	—		9,860	—		13,673
Selling	14,813	(304)	14,509	—		14,509	—		14,813
Marketing	28,958	(862)	28,096	—		28,096	—		28,958
General and administrative	34,080	(2,005)	32,075	470	(n)	32,545	470	(n)	34,550
Depreciation and amortization	7,705	—	7,705	(3,854	)(c)	3,851	(3,854	)(c)	3,851
Other expense	652	—	652	—		652	—		652
Income (loss) from operations	35,835	(267)	35,568	3,384		38,952	3,384		39,219
Interest income	104	—	104	—		104	—		104
Licensing revenue	—	—	—	—		—	—		—
Change in warrant liability	—	—	—	—	(h)	—	—	(h)	—
Interest expense	(20,292)	—	(20,292)	12,112	(g)	(8,180)	6,487	(g)	(13,805)
Loss on foreign currency transactions	(44)	—	(44)	—		(44)	—		(44)
Income before income taxes	15,603	(267)	15,336	15,496		30,832	9,871		25,474
(Benefit from) provision for income taxes	6,728	(106)	6,622	6,136	(o)	12,759	3,909	(o)	10,637
Net (loss) income	$8,875	$(161)	$8,714	$9,360		$18,073	$5,962		$14,837
Common stock outstanding	—	—	—	—		70,562,500	—		55,562,500
Basic and diluted earnings per share	—	—	—	—		0.26	—		0.27

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NOTE 1 - DESCRIPTION OF THE BUSINESS COMBINATION

Description of the Business Combination

The Merger Agreement provided for the business combination of Conyers Park and Atkins under Simply Good Foods. Conyers Park Parent Merger Sub, Inc., a wholly-owned subsidiary of Simply Good Foods merged with and into Conyers Park with Conyers Park surviving such merger, and (b) immediately after, Conyers Park Merger Sub 1, Inc., a wholly-owned subsidiary of Simply Good Foods merged with and into Atkins, with Atkins surviving such merger, as a result of which Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods.

Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information has been prepared from the perspective of Atkins and its fiscal year end of August 27, 2016. The unaudited pro forma condensed combined balance sheet as of May 27, 2017 combines the unaudited historical condensed consolidated balance sheet of Atkins as of May 27, 2017 with the unaudited historical condensed balance sheet of Conyers Park as of March 31, 2017, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the 52 weeks ended August 27, 2016 combines the audited historical condensed consolidated statement of operations of Atkins for the 52 weeks ended August 27, 2016 with the unaudited historical condensed statement of operations of Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. The unaudited pro forma condensed combined income statement for the 39 weeks ended May 27, 2017 combines the unaudited historical condensed consolidated statement of operations of Atkins for the 39 weeks ended May 27, 2017 with the unaudited historical condensed statement of operations of Conyers Park for the nine months ended March 31, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016. The unaudited pro forma condensed combined income statement for the 39 weeks ended May 28, 2016 has been prepared based on the unaudited historical condensed consolidated statement of operations of Atkins for the 39 weeks ended May 28, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. Financial results for Conyers Park are not included in the unaudited pro forma condensed combined income statement for the 39 weeks ended May 28, 2016 as this period is prior to Conyers Park’s inception.

Prior to the Business Combination, Conyers Park and Atkins had different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 27, 2016, and Conyers Park’s year end was December 31, 2016. As the fiscal years differ by more than 93 days, financial information for Conyers Park as of March 31, 2017 has been used in the preparation of the unaudited pro forma condensed combined balance sheet. Financial information for Conyers Park for the period from April 20, 2016 (inception) through June 30, 2016 and for the nine months ended March 31, 2017 have been used in the preparation of the unaudited pro forma condensed combined income statements for the 52 weeks ended August 27, 2016 and the 39 weeks ended May 27, 2017, respectively. The unaudited pro forma condensed combined income statement for Conyers Park for the nine months ended March 31, 2017 was prepared by subtracting the unaudited period from April 20, 2016 (inception) through June 30, 2016 as filed on Form 10-Q from the audited period from April 20, 2016 (inception) through December 31, 2016 as filed on Form 10-K and adding the unaudited three months ended March 31, 2017 as filed on Form 10-Q.

Restructuring costs of $1,542, $74 and $652 were historically recorded as of the 52 weeks ended August 27, 2016, the 39 weeks ended May 27, 2017 and the 39 weeks ended May 28, 2016, respectively. A material historical restructuring cost should not be removed as a pro forma adjustment as it is not attributable to the acquisition; however, those costs should be disclosed as a note to the pro forma financials.

In connection with the closing of the Business Combination, Atkins anticipates incurring incremental general and administrative expenses of approximately $2,000 per year as a result of being a public company, including costs associated with annual and quarterly reporting, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NASDAQ, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance expenses, compensation for independent directors, and other administrative costs. The unaudited pro forma condensed consolidated financial statements do not reflect this incremental general and administrative expense.

31

The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Atkins' Pro Forma” columns in the unaudited historical condensed consolidated statement of operations for the 52 weeks ended August 27, 2016 and the 39 weeks ended May 28, 2016.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

NOTE 2 - PRELIMINARY ALLOCATION OF PURCHASE PRICE

The Business Combination has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the effective date of the Business Combination. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective date of the Business Combination at their respective fair values and added to those of Conyers Park. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The following estimated purchase price allocation is preliminary, subject to change, and is based upon the Company's financial statements as of May 27, 2017.

Cash paid to selling equityholders	$627,625
Equity consideration paid to selling equityholders	102,500
Total cash and equity consideration	730,125
Tax Receivable Agreement to selling equityholders	16,058
Total consideration	$746,183
Accounts receivable, net	$36,194
Inventories, net	29,469
Other current assets	18,374
Property and equipment, net	1,857
Intangible assets, net	345,800
Goodwill	373,579
Other long-term assets	2,224
Accounts payable	(18,095)
Other current liabilities	(13,795)
Deferred income taxes	(29,424)
Total assets acquired and liabilities assumed	$746,183

Atkins debt was not assumed or repaid by Conyers Park as part of the Business Combination. Additionally, Atkins cash was not assumed by Conyers Park. Atkins debt was repaid in connection with the Business Combination and has therefore been excluded from the determination of the fair value of liabilities assumed. Certain executive officers of Atkins are entitled to benefits upon a change of control. Such payments are the obligation of the Selling Equityholders.

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Conyers Park has made preliminary purchase price allocations based on currently available information. The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Business Combination.

At the closing of the Business Combination, Simply Good Foods entered into the Tax Receivable Agreement with the Stockholders’ Representative (on behalf of the Selling Equityholders). The Tax Receivable Agreement will be treated as contingent consideration for accounting purposes and included as part of the consideration transferred in the Business Combination. The Tax Receivable Agreement obligation will be recorded at its acquisition-date fair value and classified as a liability. The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. As of May 27, 2017, the estimated fair value of these contingent payments is $16,058 which has been recorded as a liability and represents 100% of the value of the recorded tax attributes. Subsequent changes in fair value of the contingent liability will be recognized in earnings.

The amounts allocated to assets acquired and liabilities assumed in the Business Combination could differ materially from the preliminary amounts presented in these unaudited pro forma financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Business Combination from those valuations presented in these unaudited pro forma financial statements would result in a corresponding increase in the amount of goodwill that will result from the Business Combination. In addition, if the value of the acquired assets is higher than indicated, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma financial statements.

NOTE 3 — RECONCILIATION OF CONYERS PARK’S UNAUDITED HISTORICAL STATEMENT OF OPERATIONS

A reconciliation of Conyers Park’s unaudited historical statement of operations for the nine months ended March 31, 2017 is as follows:

CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands)

	Period from April 20, 2016 (inception) through December 31, 2016	Period from April 20, 2016 (inception) through June 30, 2016	Three Months Ended March 31, 2017	Nine months ended March 31, 2017
Revenues	$—	$—	$—	$—
General and administrative expenses	487	2	442	927
Loss from operations	(487)	(2)	(442)	(927)
Interest Income	294	—	352	646
Net Loss	$(193)	$(2)	$(90)	$(281)

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NOTE 4 — PRO FORMA ADJUSTMENTS TO NET SALES FOR THE ATKINS LICENSE ARRANGEMENT

The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Pro Forma Atkins” columns in the unaudited historical condensed consolidated statement of operations for the 52 weeks ended August 27, 2016 and the 39 weeks ended May 28, 2016.

The adjustments to net sales were determined as follows:

	52-Weeks Ended August 27, 2016	39-Weeks Ended May 28, 2016
Reverse historical Atkins net sales for frozen business	$(62,819)	$(46,789)
Pro forma frozen license revenue	4,000	3,000
Pro forma net sales frozen license adjustment	$(58,819)	$(43,789)

The adjustments to income (loss) from operations were determined as follows:

	52-Weeks Ended August 27, 2016	39-Weeks Ended May 28, 2016
Reverse historical income from operations for frozen business	$(3,502)	$(3,267)
Pro forma frozen licensing revenue	4,000	3,000
Pro forma licensing (Income) loss from operations adjustment	$498	$(267)

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NOTE 5 — PRO FORMA ADJUSTMENTS

Adjustments included in the unaudited pro forma financial statements are as follows:

(a)	Represents the preliminary net adjustment to cash in connection with the Business Combination. A reconciliation of the pro forma cash adjustments assuming no redemptions and assuming maximum redemptions follows:

Cash paid to Selling Equityholders	$(627,625)
Shares issued in private placement	100,000
Transaction fees and expenses	(20,513)
Reverse Atkins historical cash balance remaining with Selling Equityholders	(22,163)
Proceeds from new borrowings, net of $4,500 of debt issuance costs on new borrowings	195,638
Investments held in trust accounts used to fund the Business Combination	403,147
Reimbursements due to Conyers Park upon consummation of the Business Combination	(167)
Pro forma adjustment assuming no redemptions	$28,317
Proceeds from additional borrowings	150,000
Cash paid to Conyers Park’s public investors	(150,000)
Pro forma adjustment assuming maximum redemptions	$28,317

(b)	Represents settlement of certain Conyers Park assets and liabilities upon consummation of the Business Combination.

(c)	Represents the adjustment to intangible assets to reflect the preliminary fair market value and the amortization expense:

	Preliminary Fair Value	Estimated Useful Life in Years	52 Weeks Ended August 27, 2016 Amortization Expense	39 Weeks Ended May 27, 2017 Amortization Expense	39 Weeks Ended May 27, 2016 Amortization Expense
Customer relationships	$61,400	20	$3,070	$2,303	$2,303
Trademarks and tradenames	254,400	Indefinite	—	—	—
Bellisio licensing agreement	23,100	14	1,650	1,238	1238
Formula and recipes	6,900	5	1,380	1,035	1,035
Total	$345,800		$6,100	$4,576	$4,576
Less: Atkins historical intangibles and amortization expense	183,688		9,092	6,560	6,904
Pro forma adjustments	$162,112		$(2,992)	$(1,984)	$(2,328)

35

(d)	Represents the estimated adjustment to goodwill as a result of the Business Combination:

Preliminary purchase price	$746,183
Less: fair value of net assets acquired	372,604
Total estimated goodwill	373,579
Less: Atkins historical goodwill	55,190
Pro forma adjustment	$318,389

Conyers Park believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on average market volatility. Disclosed below is the sensitivity of the purchase price and goodwill to a 10% change in the price of Conyers Park’s common stock.

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined results	$746,183	$373,579
10% increase in common stock price	$756,433	$383,829
10% decrease in common stock price	$735,933	$363,329

(e)	Represents the relief of restrictions on the investments held in the trust account upon consummation of the Business Combination.

(f)	We expect to be able to utilize net operating losses, tax basis and certain other tax attributes that arose prior to the Business Combination, assuming generation of future income. These net operating loss carryforwards, depreciation and amortization deductions in respect of tax basis and certain other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future. Realization of these net operating loss carryforwards and tax credits is dependent on generating sufficient taxable income prior to their expiration. Although a portion of these carryforwards are subject to the provisions of Internal Revenue Code Section 382, Atkins has not performed a formal study to determine the amount of the limitation. The use of the net operating loss carryforwards may have additional limitations resulting from future ownership changes or other factors under Section 382 of the Internal Revenue Code. The technical guidelines in this area are complex and subject to significant judgment and interpretation and the IRS may disagree with our conclusion, once formed via a Section 382 study. With other transactions affecting the ownership of our stock (of which we may not be aware) that have occurred over the past three years, Atkins may have already triggered an “ownership change” that would result in a limitation on our ability to use the pre-change net operating loss carryforwards to offset U.S. federal taxable income.

At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Stockholders’ Representative. For a description of the Tax Receivable Agreement, see the section entitled “Certain Relationships and Related Party Transactions—The Tax Receivable Agreement.” Simply Good Foods has recorded a liability related to the Tax Receivable Agreement equal to $16,058, of which $5,226 is the current portion.

If we did not enter into the Tax Receivable Agreement, we would generally be entitled to realize and retain the full economic benefit of the tax attributes covered by the Tax Receivable Agreement, aside from any historical Sec. 382 limitations, as discussed above. However, the Tax Receivable Agreement generally will cause our annual cash costs attributable to income taxes (together with the amounts payable under the Tax Receivable Agreement) to be not less than the amount that we would have paid if such tax attributes were not available to offset our taxable income. As a result, our stockholders will not be entitled to the economic benefit of the tax attributes covered by the Tax Receivable Agreement.

Realization of stock compensation deferred tax assets is dependent on underlying limitations related to the employment contracts of certain executives, which include change in control payments. These payments may be subject to IRC Sec. 280G deductibility limitations.

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(g)	Represents the net debt adjustment related to the financing transactions:

Repayment of Atkins debt, including $2,464 of deferred financing fees	$280,953
Proceeds from new borrowings	200,138
Deferred financing fees on new borrowings	(4,500)
Net change related to financing transactions	85,315
Current portion of long-term debt	(2,001)
Pro forma adjustment to long-term debt assuming no redemptions	87,316
Additional borrowings assuming maximum redemptions	150,000
Pro forma adjustment to long-term debt assuming maximum redemptions	$62,684

In relation to the repayment of Atkins debt, a payment of $3,538 for accrued interest was also made.

The adjustments to interest expense for the 52 weeks ended August 27, 2016 resulting from the financing transactions is determined as follows:

	Assuming No Redemptions	Assuming Maximum Redemptions
Outstanding debt	$200,138	$350,138
Interest rate	5.0	5.0%
Interest on debt	$10,007	$17,507
Amortization of deferred financing fees	900	900
Atkins historical interest	(27,195)	(27,195)
Pro forma adjustment	$(16,288)	$(8,788)

The adjustments to interest expense for the 39 weeks ended May 27, 2017 and May 28, 2016 resulting from the financing transactions is determined as follows:

	39-Weeks Ended May 27, 2017		39-Weeks Ended May 28, 2016
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Outstanding debt	$200,138	$350,138	$200,138	$350,138
Interest rate	5.0%	5.0%	5.0%	5.0%
Interest on debt	$7,505	$13,130	$7,505	$13,130
Amortization of deferred financing fees	675	675	675	675
Atkins historical interest	(20,059)	(20,059)	(20,292)	(20,292)
Pro forma adjustment	$(11,879)	$(6,254)	$(12,112)	$(6,487)

In connection with the Business Combination, Simply Good Foods entered into a term loan facility of $200.1 million that matures in seven years and accrues interest at LIBOR plus 4.0%. An increase in the interest rate of 50 basis points increases interest expense $1,751 and $1,001 assuming no redemptions and assuming maximum redemptions, respectively, annually. Principal payments equal to 1.0% of the original principal amount will be due quarterly. Deferred financing costs of $4,500 will be amortized over the remaining term of the loan. An additional $100 million on the term loan would have been utilized to partially fund the Business Combination assuming maximum redemptions.

In connection with the Business Combination, Simply Good Foods entered into a new revolving credit facility agreement that provides for a $75,000,000 facility that matures in five years and accrues interest at LIBOR plus 3.0%.

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(h)	Represents the reversal of Atkins warrants not included in the Business Combination and the reversal of the associated changes in fair value of the warrants.

(i)	Represents underwriter fees that were deferred until closing of the Business Combination.

(j)	Upon closing of the transaction, the Selling Equityholders received 10,250,000 shares of Simply Good Foods common stock valued at $10 per share.

Equity consideration paid to Selling Equityholders	$102,500
Shares issued in private placement	100,000
Atkins historical equity	(5)
Pro forma adjustment	$202,495

Additionally, as a result of the Business Combination, 10,062,500 shares of Conyers Park’s Class B common stock held by Conyers Park Sponsor were converted to 10,062,500 shares of Simply Good Foods common stock.

(k)	Represents the pro forma adjustments to additional paid-in capital (APIC).

Conyers Park’s public investors had 38,468,481 shares of Company Class A common stock subject to possible redemption at a value of $10 per share. Under the assumption of no redemption, the full $384,685 is transferred to permanent equity. Under the assumption of maximum redemption, $150,000 is paid to investors as reflected below.

Reverse Atkins historical APIC	$41,571
Conversion of redeemable shares held by Conyers Park’s public investors to permanent equity	384,594
Write off deferred underwriting fee waived as part of the Business Combination	5,988
Pro forma adjustment to APIC assuming no redemptions	$432,153
Redemption to investors	(150,000)
Pro forma adjustment to APIC assuming maximum redemptions	$282,153

(l)	Represents the pro forma adjustments to retained earnings.

Reverse Atkins historical retained earnings	$(30,752)
Transaction fees and expenses, net of $8,100 deferred underwriting	(12,413)
Pro forma adjustment to retained earnings	$(43,165)

(m)	Represents the elimination of Atkins’ historical accumulated other comprehensive loss.

(n)	Represents the reversal of $372 of transaction costs related to the Business Combination during the 39 weeks ended May 27, 2017. There were no transaction costs related to the Business Combination incurred during the 52 weeks ended August 27, 2016 or the 39 weeks ended May 28, 2016.

(o)	Represents the pro forma adjustment for income taxes, applying an effective tax rate of 39.6%.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our audited and unaudited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information.” We assume no obligation to update any of these forward-looking statements.

Any reference in this section to “Atkins” refers to NCP-ATK Holdings, Inc. and its consolidated subsidiaries unless context otherwise requires.

Overview

We are a developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, we have become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. In our core snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. In addition to snacking products, we have entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc.

We are a leading brand in nutritional snacking with a broad and growing consumer base. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that our broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which we believe has significant opportunity for expansion in the U.S.

Matters Affecting Comparability

Atkins’ results of operations for the periods presented in this section were affected by the following:

Licensing of the Frozen Meals

On September 1, 2016, the agreement with Bellisio Foods to license Atkins’ frozen meals resulting in royalty income became effective. This income will be reported within net sales for the period beginning with the thirty-nine weeks ended May 27, 2017 whereas the frozen sales and related profitability was included in net sales through operating income in all prior periods. For a further discussion of this agreement, see note 9 Significant Agreement, in the notes to the Financial Statements.

Atkins’ Reportable Segment

Atkins’ business is organized around one reportable segment based on its go-to-market strategies, the objectives of the business and how Atkins’ chief decision maker, its CEO, monitors operating performance and allocates resources.

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Recent Developments

Acquisition by Conyers Park

On July 7, 2017, pursuant to the Agreement and Plan of Merger, Conyers Park and NCP-ATK Holdings, Inc. became our wholly-owned subsidiaries.

Emerging Growth Status

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

Subject to certain conditions set forth in the JOBS Act, we are not required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until we no longer meet the requirements of being an emerging growth company. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of Conyers Park’s initial public offering, which was July 20, 2016, (ii) in which we have total annual gross revenue of at least $1.0 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Key Performance Indicators

In assessing the performance of its business, Atkins considers a number of key performance indicators used by management and typically used by its competitors, including the non-GAAP measures of EBITDA and Adjusted EBITDA. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA. Atkins defines Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. Atkins believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

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The table below provides a reconciliation of Adjusted EBITDA (Earnings before interest, tax, depreciation, and amortization) to its most directly comparable GAAP measure, which is net income (loss), for the 39-week period ended May 27, 2017 (unaudited) and May 28, 2016 (unaudited), the 52-week period ended August 27, 2016 (audited), the 53-week period ended August 29, 2015 (unaudited), the 35-week period ended August 29, 2015 (audited) and August 30, 2014 (unaudited), and the 52-week period ended December 27, 2014 (audited) and December 28, 2013 (audited). For a further discussion of EBITDA and Adjusted EBITDA and why we consider them useful, see footnotes 1 and 2 to “Summary Historical Financial Information.”

	39-Week Period Ended		52/53-Week Period Ended		35-Week Period Ended		52-Week Period Ended
(in thousands)	May 27, 2017	May 28, 2016	August 27, 2016	August 29, 2015	August 29, 2015	August 30, 2014	December 27, 2014	December 28, 2013
Net income (loss)	$14,597	$8,875	$10,034	$9,076	$(5,314)	$(4,503)	$13,956	$3,249
Interest expense	20,059	20,292	27,195	27,760	18,331	18,408	27,823	35,402
Income tax expense (benefit)	8,747	6,728	7,507	6,205	(4,334)	(2,554)	9,623	5,859
Depreciation and amortization	7,409	7,705	10,179	10,967	7,267	7,495	11,195	11,304
EBITDA	$50,812	$43,600	$54,915	$54,008	$15,950	$18,846	$62,597	$55,814
Stock Based Comp/Warrants	$1,149	$1,545	$2,826	$1,029	$(1,464)	$1,826	$1,285	$4,684
Transaction Fees/IPO Readiness	372	470	470	556	483	1,394	1,466	—
Restructuring Costs	74	652	1,542	197	65	15	146	603
Management Fees	1,370	1,357	1,670	1,647	854	781	1,574	1,421
Recall Receivable Reserve	—	—	1,922	—	—	—	—	—
Refinancing Closing Costs	—	—	—	—	—	—	—	2,668
Frozen Licensing Media	794	—	—	—	—	—	—	—
One-time legal costs	618	—	—	—	—	—	—	—
Other(1)	(56)	83	896	1,939	1,073	235	1,268	(1,172)
Adjusted EBITDA	$55,133	$47,707	$64,241	$59,376	$16,961	$23,097	$68,336	$64,018

(1)	Other items consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns.

Key Financial Definitions

Net sales.  Net sales consists primarily of product sales to Atkins’ customers less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns. However, beginning in the first quarter of the thirty-nine weeks ended May 27, 2017 in connection with the licensing of Atkins’ frozen business noted above, Atkins now includes licensing revenue from the frozen meals business in net sales.

Cost of goods sold.  Cost of goods sold consists primarily of the costs Atkins pays to its contract manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging and a tolling charge for the contract manufacturer. Cost of products sold includes products provided at no charge as part of promotions and the non-food materials provided with customer orders.

Operating expenses.  Operating expenses consist primarily of selling, marketing and distribution expenses, general and administrative expenses, depreciation and amortization and other expenses. The following is a brief description of the components of Atkins’ operating expenses:

●	Selling, marketing and distribution. Selling and marketing expenses are comprised of advertising and marketing costs as well as broker commissions. Distribution is principally freight associated with shipping and handling of products from Atkins’ distribution center to the customer.

●	General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Atkins’ business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

●	Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

●	Other expense. Other expense is principally one-time costs of restructuring consisting of severance and related expenses.

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Comparison of Results for the 39-Week Period Ended May 27, 2017 and May 28, 2016

The following table presents, for the periods indicated, selected information from our condensed consolidated financial results, including information presented as a percentage of net sales (in thousands):

	Thirty-Nine Weeks Ended
	May 27, 2017	% of sales	May 28, 2016	% of sales
Net sales	$298,614	100.0%	$324,367	100.0%
Cost of goods sold	159,759	53.5%	188,651	58.2%
Gross profit	138,855	46.5%	135,716	41.8%
Operating expenses:
Selling, marketing and distribution	55,003	18.4%	57,444	17.7%
General and administrative	33,975	11.4%	34,080	10.5%
Depreciation and amortization	7,409	2.5%	7,705	2.4%
Other expense	75	—%	652	0.2%
Total operating expenses	96,462	32.3%	99,881	30.8%
Income from operations	42,393	14.2%	35,835	11.0%
Other income (expense):
Interest expense	(20,059)	(6.7)%	(20,292)	(6.3)%
Other income	1,010	0.3%	60	—%
Income before income taxes	23,344	7.8%	15,603	4.8%
Taxes	8,747	2.9%	6,728	2.1%
Net income	$14,597	4.9%	$8,875	2.7%
Other financial data:
Adjusted EBITDA	$55,133	18.5%	$47,707	14.7%

Net sales. Net sales decreased $25.8 million, or 7.9%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. Comparability of net sales is impacted by the licensing of frozen meals as of September 1, 2016 and the acquisition of Wellness Foods in December 2016. Frozen meals net sales decreased approximately $43.8 million for the thirty-nine weeks ended May 27, 2017, of which $46.8 million replaced by the licensing revenue of approximately $3.0 million in the thirty-nine weeks ended May 27, 2017. Additionally, net sales increased approximately $3.5 million in the thirty-nine weeks ended May 27, 2017 from the Wellness Foods acquisition in December 2016. Net sales increased $14.6 million, or 5.2%, excluding the impacts of the licensing of frozen meals business and acquisition of Wellness Foods. This increase was primarily due to increased volume of the snacking business offset by negative pricing and mix changes.

Cost of goods sold. Cost of goods sold decreased $28.9 million, or 15.3%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The decrease in cost of goods sold was principally due to the licensing of Atkins’ frozen meals and the elimination of the related cost of goods sold in Atkins’ results totaling $36.5 million in the thirty-nineweeks ended May 27, 2017. This decrease was offset by an increase of $7.6 million from cost of goods sold related to its snacking business and the Wellness Foods acquisition.

Gross profit. Gross profit increased $3.1 million, or 2.3%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The increase in gross profit was driven by increased sales of snacking products, the addition of Wellness Foods, increased cost savings and positive product mix, offset by the elimination of lower frozen meals gross profit less the unmatched licensing revenue from frozen meals licensing.

Operating expenses. Operating expenses decreased $3.4 million, or 3.4%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016 due to the following:

●	Selling, marketing and distribution. Selling, marketing and distribution expenses decreased $2.4 million, or 4.2%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The decrease in selling, marketing and distribution expenses was driven primarily by the elimination of expenses from Atkins’ frozen meals of approximately $4.2 million offset by increase in spending to support the snacking business and other charges of approximately $1.8 million.

●	General and administrative. General and administrative expenses decreased $0.1 million for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016.

●	Depreciation and amortization. Depreciation and amortization expenses decreased $0.3 million for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016.

●	Other expense. Other expenses decreased $0.6 million for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The decrease in other expenses was driven primarily by a restructuring charge in the thirty-nine weeks ended May 28, 2016 that was unmatched in the current period.

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Interest expense. Interest expense decreased $0.2 million for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016 due to payments on Atkins’ debt.

Other income (expense). Other income increased $0.9 million for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016 primarily due to the decrease in the fair value of the warrant liabilities of $0.7 million.

Income tax expense (benefit). Income tax expense increased $2.0 million, from the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The effective tax rate for the thirty-nine weeks ended May 27, 2017 is lower than the effective tax rate for the thirty-nine weeks ended May 28, 2016 by 5.6%, which is primarily driven by a greater pre-tax income combined with lower permanent differences.

Adjusted EBITDA. Adjusted EBITDA increased $7.4 million, or 15.6%, for the thirty-nine weeks ended May 27, 2017 compared to the thirty-nine weeks ended May 28, 2016. The increase in Adjusted EBITDA was driven primarily by increased sales and improved profitability of the snacking business, and the additional operating income from the Wellness Food acquisition.

Comparison of Results for the 52-Week Period Ended August 27, 2016 and the 53-Week Period Ended August 29, 2015

The following table sets forth information comparing the components of net income for the 52-week period ended August 27, 2016 and the 53-week period ended August 29, 2015.

	52-Week Period Ended		53-Week Period Ended
	August 27, 2016		August 29, 2015
	(audited)		(unaudited)
(in thousands)		% of sales		% of sales
Net sales	$427,858	100.0%	$419,128	100.0%
Cost of goods sold	248,464	58.1%	246,059	58.7%
Gross profit	179,394	41.9%	173,069	41.3%
Operating expenses:
Selling, marketing and distribution	74,753	17.5%	73,793	17.6%
General and administrative	46,961	11.0%	44,375	10.6%
Depreciation and amortization	10,179	2.4%	10,967	2.6%
Other expense	1,542	0.4%	196	0.1%
Total operating expenses	$133,435	31.2%	$129,331	30.9%
Income from operations	45,959	10.7%	43,738	10.4%
Other income (expense):
Interest expense	(27,195)	(6.4)%	(27,760)	(6.6)%
Other expense	(1,223)	(0.3)%	(697)	(0.2)%
Income (loss) before income taxes	17,541	4.1%	15,281	3.6%
Taxes	7,507	1.8%	6,205	1.5%
Net income (loss)	$10,034	2.3%	$9,076	2.2%
Other Financial Data (Unaudited):
Adjusted EBITDA	$64,241	15.0%	$59,376	14.2%

Net sales. Net sales increased $8.7 million, or 2%, for the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in net sales was driven primarily by growth in Atkins’ U.S. snacking products, which were up $12.5 million, partially offset by declines in frozen meals of $2.2 million and an unfavorable currency impact of $2.1 million. The increase in U.S. snacking products of $12.5 million was due to a volume increase of $7.7 million driven by an increase in demand positive price/mix of $7.7 million, partially offset by an increase in returns of $2.9 million. The pricing and mix increase can be primarily attributed to the annualized impact of Atkins’ price increase on U.S. snacking products in December 2014 of approximately $2.5 million as well as improved product mix largely due to the addition of the Atkins Lift line to the portfolio at a higher price point. The increase in returns was principally due to the one-time impact of an ingredient recall on some of Atkins’ products in June of 2016. Although Atkins recognized a loss for this of approximately $2 million, Atkins is actively pursuing collection of this from its supplier.

Cost of goods sold. Cost of goods sold increased $2.4 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in cost of goods sold was driven primarily by the net sales increase noted above totaling approximately $5 million partially offset by cost savings and improved product mix of approximately $3 million.

Gross profit. Gross profit increased $6.3 million, or 4%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $4 million), the annualized impact of Atkins’ price increase from snacking products in December 2014 of approximately $2.5 million as well as favorable cost savings and product mix of approximately $3 million partially offset by the increase in returns and allowances of $3 million, principally due to the one-time cost of the recall, and product mix.

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Operating expenses. Operating expenses increased $4.1 million, or 3%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to the following:

●	Selling, marketing and distribution. Selling, marketing and distribution expenses increased $1.0 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in selling, marketing and distribution expenses was driven primarily by costs growing proportionally with the increased net sales.

●	General and administrative. General and administrative expenses increased $2.6 million, or 6%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs of $1.3 million and in facility costs of $0.4 million as well as some one-time legal settlements of $0.6 million in 2016.

●	Depreciation and amortization. Depreciation and amortization expenses decreased $0.8 million, or 7%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in depreciation and amortization expenses was driven primarily by the decrease in amortization of intangible assets.

●	Other expense. Other expenses increased $1.3 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in other expenses was due to the one-time costs of restructuring activities largely due to the employee costs eliminated as part of the licensing of Atkins’ frozen meal products.

Interest expense. Interest expense decreased $0.6 million, or 2.0%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in interest expense was driven primarily by reduced levels of debt.

Other income (expense). Other expense increased $0.5 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to an increase in warrant liabilities of $1.8 million partially offset by more favorable currency transaction expense of $1.3 million.

Income tax expense (benefit). Income tax expense increased $1.3 million, for the 52-week period ended August 27, 2016 (audited) compared to the 52-week period ended August 29, 2015 (unaudited). The increase in the income tax expense was primarily driven by the increase in pretax income of $2.3 million in the 52-week period ended August 27, 2016, combined with a one-time tax benefit of $0.9 million and remaining net benefit of $0.4 million for all other items affecting income tax, both of which reduced tax expense in 52-week period ended August 29, 2015 only. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during 52-week period ended August 29, 2015.

Adjusted EBITDA. Adjusted EBITDA increased $4.9 million, or 8%, from the 52-week period ended August 27, 2016 (unaudited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase was driven primarily by improved income from operations largely due to improved gross profit partially offset by higher operating expenses. Additionally, Adjusted EBITDA is improved by the exclusion of the loss from the ingredient recall and frozen meals restructuring charges that are one-time items in EBITDA. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “—Key Performance Indicators—Adjusted EBITDA.”

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Comparison of Results for the 35-Week Period Ended August 29, 2015 and August 30, 2014

The following table sets forth information comparing the components of net income for the 35-week period ended August 29, 2015 and August 30, 2014.

	35-Week Period Ended
	August 29, 2015		August 30, 2014
	(audited)		(unaudited)
(in thousands)		% of sales		% of sales
Net sales	$252,898	100.0%	$260,391	100.0%
Cost of goods sold	151,978	60.1%	155,634	59.8%
Gross profit	$100,920	39.9%	$104,757	40.2%
Operating expenses:
Selling, marketing and distribution	$56,576	22.4%	$57,933	22.2%
General and administrative	29,028	11.5%	26,992	10.4%
Depreciation and amortization	7,267	2.9%	7,495	2.9%
Other expense	65	0.0%	14	0.0%
Total operating expenses	$92,936	36.7%	$92,434	35.5%
Income from operations	7,984	3.2%	12,323	4.7%
Other income (expense):
Interest expense	(18,331)	(7.2)%	(18,408)	(7.1)%
Other expense	699	0.3%	(972)	(0.4)%
Income (loss) before income taxes	(9,648)	(3.8)%	(7,057)	(2.7)%
Taxes	(4,334)	(1.7)%	(2,554)	(1.0)%
Net income (loss)	$(5,314)	(2.1)%	$(4,503)	(1.7)%
Other financial data (Unaudited):
Adjusted EBITDA	$16,961	6.7%	$23,097	8.9%

Net sales. Net sales decreased $7.5 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in net sales was driven primarily by decreases to U.S. snacking business of $7.9 million and an unfavorable currency impact of $3.5 million partially offset by an increase in frozen meals of $2.0 million and an increase in our international business in constant dollars of $1.9 million. The decrease in the U.S. snacking business was due to a volume decrease of $12.7 million partially offset by positive pricing and mix changes of $4.8 million. The volume decline was largely driven by a decline in retail inventory levels primarily due to our warehouse shutdown the last week in August 2015 to conduct a physical inventory in connection with the shift in year end from December to August in 35-week period ended August 29, 2015. This resulted in a delay in timing of shipment to customers and reduced retail inventory levels. The pricing and mix increase can be primarily attributed to the price increase from snacking products in December of 2014.

Cost of goods sold. Cost of goods sold decreased $3.7 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in cost of goods sold was driven primarily by the net sales decrease noted above.

Gross profit. Gross profit decreased $3.8 million, or 4%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in gross profit was driven primarily by the net sales decrease noted above (approximately $2.5 million) and negative product price/mix of approximately $0.5 million.

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Operating expenses. Operating expenses increased $0.5 million, or 1%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) due to the following:

●	Selling, marketing and distribution. Selling, marketing and distribution expenses decreased $1.4 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) as costs decreased proportionally with the reduced net sales.

●	General and administrative. General and administrative expenses increased $2.0 million, or 8%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs due to a one-time bonus payout for all employees in August 2015 as well as a smaller bonus payout in 2014.

●	Depreciation and Amortization. Depreciation and amortization expenses decreased $0.2 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited).

Interest expense. Interest expense was relatively unchanged from the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) as debt levels were relatively constant.

Other income (expense). Other income increased $1.7 million for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) due to a decrease in warrant liabilities of $2.6 million partially offset by unfavorable currency transaction expense of $0.8 million.

Income tax expense (benefit). Income tax benefit increased $1.8 million, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The increase in the income tax benefit was primarily driven by the increase in pretax loss $2.6 million; the increase in non-temporary differences $0.9 million; and a one-time tax benefit of $0.9 million. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during the 35-week period ended August 29, 2015. These tax credits are offset by the change in tax expenses of valuation allowance $0.3 million; state income tax adjustment of $0.2 million and all other affecting income tax of $0.4 million.

Adjusted EBITDA. Adjusted EBITDA decreased $6.4 million, or 28%, for the 35-week period ended August 29, 2015 (unaudited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in Adjusted EBITDA was driven primarily by the decline in gross profit and increase in operating expenses. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “—Key Performance Indicators—Adjusted EBITDA.”

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Comparison of Results for the 52-Week Period Ended December 27, 2014 and December 28, 2013

The following table sets forth information comparing the components of net income for the 52-week period ended December 27, 2014 and December 28, 2013.

	52-Week Period Ended
	December 27, 2014		December 28, 2013
	(audited)		(audited)
(in thousands)		% of sales		% of sales
Net sales	$429,858	100.0%	$393,929	100.0%
Cost of goods sold	249,832	58.1%	221,120	56.1%
Gross profit	$180,026	41.9%	$172,809	43.9%
Operating expenses:
Selling, marketing and distribution	$75,311	17.5%	$74,706	18.9%
General and administrative	41,000	9.5%	40,008	10.2%
Depreciation and amortization	11,195	2.6%	11,304	2.9%
Other expense	146	0.0%	603	0.2%
Total operating expenses	$127,652	29.7%	$126,621	32.1%
Income from operations	52,374	12.2%	46,188	11.7%
Other income (expense):
Interest expense	(27,823)	(6.5)%	(35,402)	(9.0)%
Other expense	(972)	(0.2)%	(1,678)	(0.4)%
Income before income taxes	23,579	5.5%	9,108	2.3%
Taxes	9,623	2.2%	5,859	1.5%
Net income	$13,956	3.2%	$3,249	0.8%
Other financial data (Unaudited):
Adjusted EBITDA	$68,336	15.9%	$64,018	16.3%

Net sales. Net sales increased $36 million, or 9%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in net sales was driven primarily by growth in the U.S. snacking business of $21.2 million, an increase in the frozen meals business of $12.3 million and growth in international of $2.4 million. The impact of currency between periods was negligible. The growth in the U.S. snacking business is volume growth of approximately $25.6 million, partially offset by pricing and mix changes of approximately $4.4 million. Volume growth was largely due to an increase in consumer demand, while the pricing and mix decrease can be primarily attributed to the expansion of products into certain lower price point products. The frozen meals increase can be attributed to the significant increase in consumers and retail distribution in the second year of launch.

Cost of goods sold. Cost of goods sold increased $28.7 million, or 13%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in cost of goods sold was driven primarily by the net sales increase noted above (approximately $20 million) and negative product mix due to the increase in higher-cost frozen meals as a percentage of the portfolio.

Gross profit. Gross profit increased $7.2 million, or 4%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $9 million) partially offset by negative product mix principally due to the increase in lower margin frozen meals.

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Operating expenses. Operating expenses increased $1.0 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to the following:

●	Selling, marketing and distribution. Selling, marketing and distribution expenses increased $0.6 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in selling, marketing and distribution expense was driven primarily by increased selling and marketing costs principally behind the frozen meals expansion. As a percentage of net sales, the decline was driven by efficiency gains in distribution costs and sales commissions.

●	General and administrative. General and administrative expenses increased $1.0 million, or 2%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase is driven by an increase in employee and facility costs of $1.3 million largely due to the expansion into frozen meals. In addition, the 52-week period ended December 27, 2014 (audited) includes approximately $1.5 million in one-time costs for an external study to assess strategic options that was offset by approximately $2.7 million in one-time costs to refinance Atkins’ debt that was in the 52-week period ended December 28, 2013 (audited).

●	Depreciation and amortization. Depreciation and amortization expenses decreased $0.1 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

●	Other expense. Other expenses decreased $0.4 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

Interest expense. Interest expense decreased $7.6 million, or 21%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The decrease in interest expense was driven primarily by the write off of all remaining deferred financing fees in 2013 in connection with the refinancing.

Other income (expense). Other expense decreased $0.7 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to an decrease in warrant liabilities of $3.4 million partially offset by unfavorable currency transaction expense of $2.4 million.

Income tax expense (benefit). Income tax expense increased $3.8 million, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in the income tax expense was primarily driven by the increase in pretax income $14.5 million and an increase in state income tax $0.4 million; offset by tax credits on non-temporary differences $1.2 million; and a valuation allowance $0.5 million.

Adjusted EBITDA. Adjusted EBITDA increased $5.3 million, or 8%, for the 52-week period ended December 27, 2014 (unaudited) compared to the 52-week period ended December 28, 2013 (unaudited). The increase was driven by the increase in gross profit partially offset by increased operating expenses to support the new frozen meals. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “—Key Performance Indicators—Adjusted EBITDA.”

Liquidity and Capital Resources

Overview.  Atkins has historically funded its operations with cash flows from operations and, when needed, with borrowings under its credit facility. Atkins’ principal uses for liquidity have been debt service and working capital. Atkins believes its sources of liquidity and capital will be sufficient to finance its continued operations, growth strategy and additional expenses we expect to incur as a public company for at least the next twelve months.

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The following table shows summary cash flows information for the 39-week period ended May 27, 2017 (unaudited) and May 28, 2016 (unaudited), the 52-week period ended August 27, 2016 (audited), the 53-week period ended August 29, 2015 (unaudited), the 35-week period ended August 29, 2015 (audited) and August 30, 2014 (unaudited) and the 52-week period ended December 27, 2014 (audited) and December 28, 2013 (audited).

	39-Week Period Ended		52/53-Week Period Ended		35-Week Period Ended		52-Week Period Ended
(in thousands)	May 27, 2017	May 28, 2016	August 27, 2016	August 29, 2015	August 29, 2015	August 30, 2014	December 27, 2014	December 28, 2013
Net cash provided by operating activities	$18,741	$18,867	$29,023	$37,805	$20,426	$6,403	$23,479	$21,941
Net cash provided by (used in) investing activities	(21,460)	(521)	(815)	(1,685)	(968)	(159)	(875)	(1,229)
Net cash (used in) provided by financing activities	(53,477)	(7,464)	(6,735)	(1,932)	(2,165)	(5,091)	(4,857)	(1,729)
Effect of exchange rate changes on cash and cash equivalents	(133)	(290)	(75)	(179)	(113)	22	(249)	(52)
Net increase (decrease) in cash and cash equivalents	$(56,329)	$10,592	$21,398	$34,009	$17,180	$1,175	$17,498	$18,931

Comparison of Results for the 39 Weeks Ended May 27, 2017 and May 28, 2016

Operating activities. Atkins’ net cash provided by operating activities was $18.7 million for the thirty-nine weeks ended May 27, 2017, a decrease of $0.2 million, compared to net cash provided by operating activities of $18.9 million for the thirty-nine weeks ended May 28, 2016. This decrease of $0.2 million was due to higher net income of approximately $6 million offset by unfavorable changes in operating assets and liabilities.

Investing activities. Atkins’ net cash used in investing activities was $21.5 million for the thirty-nine weeks ended May 27, 2017, which was an increase in cash used of $21.0 million compared to net cash used in investing activities of $0.5 million for the thirty-nine weeks ended May 28, 2016. The large increase was due to the purchase of Wellness Foods for approximately $21.0 million in December 2016.

Financing activities. Atkins’ net cash used in financing activities was $53.5 million for the thirty-nine weeks ended May 27, 2017, an increase of cash used of $46.0 million, compared to net cash used in financing activities of $7.5 million for the thirty-nine weeks ended May 28, 2016. This increase in the use of cash was due primarily to principal payments on Atkins’ debt in the current period.

Comparison of Results for the 52-Week Period Ended August 27, 2016 (audited) and the 53-Week Period Ended August 29, 2015 (unaudited)

Operating activities. Atkins’ net cash provided by operating activities was $29.0 million for the 52-week period ended August 27, 2016 (audited) compared to $37.8 million for the 53-week period ended August 29, 2015 (unaudited). This decrease of $8.8 million was due primarily to an unfavorable change in operating assets and liabilities as well as a slightly lower net income. The unfavorable change in operating assets and liabilities was driven by an increase in receivables partially offset by a reduction of inventory. Both of these were due to timing of sales in the month of August 2015 in connection with Atkins’ change in fiscal year end.

Investing activities. Atkins’ net cash used by investing activities was $0.8 million for the 52-week period ended August 27, 2016 (audited) compared to $1.7 million for the 53-week period ended August 29, 2015 (unaudited). All uses related to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used by financing activities was $6.7 million for the 52-week period ended August 27, 2016 (audited) compared to $1.9 million for the 53-week period ended August 29, 2015 (unaudited). The change was driven by an increase in payments of debt in 2016.

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Comparison of Results for the 35-Week Period Ended August 29, 2015 (audited) and August 30, 2014 (unaudited)

Operating activities. Atkins’ net cash provided by operating activities was $20.4 million for the 35-week period ended August 29, 2015 (audited) compared to $6.4 million for the 35-week period ended August 30, 2014 (unaudited). This increase of $14.0 million was due primarily to a decrease in Atkins’ net loss as well as a favorable change in operating assets and liabilities. The favorable change in operating assets and liabilities was driven by lower accounts payable and accrued expenses due to timing of disbursements, as well as a decrease in receivables partially offset by a reduction of inventory. The changes in receivables and inventory were due to timing of sales in the month of August 2015 in connection with the change in fiscal year end.

Investing activities. Atkins’ net cash used by investing activities was $1.0 for the 35-week period ended August 29, 2015 (audited) compared to $0.2 million for the 35-week period ended August 30, 2014 (unaudited). All uses related to capital expenditures for the business, which average approximately $1 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used by financing activities was $2.2 million for the 35-week period ended August 29, 2015 (audited) compared to $5.1 million for the 35-week period ended August 30, 2014 (unaudited). The change was driven by a change in paydown of debt.

Comparison of Results for the 52-Week Period Ended December 27, 2014 (audited) and December 28, 2013 (audited)

Operating activities. Atkins’ net cash provided by operating activities was $23.5 million for the 52-week period ended December 27, 2014 compared to $21.9 million in the 52-week period ended December 28, 2013. This $1.5 million increase was due primarily to higher net income partially offset by an unfavorable change in operating assets and liabilities and the one-time write off of extinguished deferred financing fees in 2013. The unfavorable change in operating assets and liabilities was driven by a reduction in accrued interest due to the refinancing and greater accounts payable and accrued expenses due to timing of disbursements, partially offset by lower growth in receivables due to timing of sales.

Investing activities. Atkins’ net cash used in investing activities was $0.9 million for the 52-week period ended December 27, 2014 compared to $1.2 million in the 52-week period ended December 28, 2013. All uses here relate to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used in financing activities was $4.9 million for the 52-week period ended December 27, 2014 compared to a $1.7 million use in the 52-week period ended December 28, 2013. This increase in uses was due primarily to the paydown of debt in the 52-week period ended December 27, 2014 compared to the refinancing of the debt and partial distribution to shareholders in the 52-week period ended December 28, 2013.

Debt and credit facilities.  On April 3, 2013, Atkins entered into a First Lien Credit Agreement, or First Lien, and a Second Lien Credit Agreement, or Second Lien, with Credit Suisse. The First Lien consists of a $20 million revolving line of credit and a $275 million term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to LIBOR, with a floor of 1.27%, plus 5.0%, and matures on April 3, 2018. The First Lien requires quarterly principal and interests payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.27%, plus 5.0%, and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. The Second Lien consists of a $100 million term loan that requires annual interest payments, bears interest a rate per annum equal to LIBOR, with a floor of 1.27%, plus 8.5%, and matures on April 3, 2019.

Under the First Lien and Second Lien, Atkins has granted the lenders a security interest in substantially all of its assets, including the assets of its subsidiaries and an affiliate. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, the incurrence of debt and the provision of liens and provide for the maintenance of certain financial ratios, including a maximum net leverage ratio ranging from 4.50:1:00 to 7:00:1:00. As of May 27, 2017, Atkins was in compliance with these covenants.

The First and Second Lien credit agreements were refunded on July 7, 2017.

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In connection with the consummation of the Business Combination, we entered into a new Credit Agreement (the “New Credit Agreement”) with Barclays Bank PLC, as administrative agent, providing for (i) term loans in an aggregate principal amount of $200,000,000 (the “Term Loan”) and (ii) a revolving loan of up to $75,000,000 (including revolving loans, swingline loans and letters of credit) (the “Revolving Loan”). At our election, the interest rate per annum applicable to the loans under the New Credit Agreement will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the “prime rate,” (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to (x) 3.00%, in the case of the Term Loans, or (y) 2.00%, in the case of the Revolving Loan or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin equal to (x) 4.00%, in the case of the Term Loan, or (y) 3.00%, in the case of the Revolving Loan. Borrowings under the Term Loan will be subject to a floor of 1.00% in the case of Eurocurrency loans. The applicable margin for loans under the Revolving Loan will be adjusted after the completion of our first full fiscal quarter after the closing of the Business Combination based upon our consolidated first lien net leverage ratio.

The New Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, limits our ability to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change our line of business, in each case, subject to certain exceptions.

In connection with the New Credit Agreement, we entered into a collateral agreement in favor of the administrative agent. Pursuant to the agreement, amounts borrowed under the New Credit Agreement are secured on a first priority basis by a perfected security interest in substantially all of our tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property and all of the capital stock of our direct and indirect wholly-owned restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries).

Seasonality

Atkins has experienced in the past, and expects to continue to experience, seasonal fluctuations in its retail sales as a result of consumer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. Atkins believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of its advertising linked with key customer promotion windows.

Off-Balance Sheet Arrangements

As of May 27, 2017, Atkins had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Contractual Obligations

The following table summarizes Atkins’ expected material contractual payment obligations as of May 27, 2017.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations	$283,417	$638	$282,779	$—	$—
Operating leases(1)	5,635	1,875	1,672	1,629	459
Interest payments	56,120	19,674	36,446	—	—
Total	$345,172	$22,187	$320,897	$1,629	$459

(1)	As of May 27, 2017, Atkins is obligated under multiple non-cancelable operating leases, which continue through 2021. Rent expense, inclusive of real estate taxes, utilities and maintenance incurred under operating leases, which totaled $1.5 million during the thirty-nine weeks ended May 27, 2017, is included in general and administrative expenses in Atkins’ consolidated statements of operations.

Critical Accounting Policies

General. Atkins’ discussion and analysis of the historical financial condition and results of operations for the periods described is based on its audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S., or U.S. GAAP. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Atkins evaluates its assumptions and estimates on an ongoing basis. Atkins bases its estimates on historical experience and on various other assumptions that Atkins’ believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Atkins has provided a summary of its significant accounting policies in Note 2 to its audited consolidated financial statements located elsewhere in this prospectus. The following critical accounting discussion pertains to accounting policies Atkins believes are most critical to the portrayal of its historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of Atkins’ financial condition, results of operations and cash flows to those of other companies.

Revenue recognition, trade promotions, and accounts receivable. Atkins recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the customer at the time of delivery and (iv) there is reasonable assurance of collection of the sales proceeds. Atkins records estimated reductions to revenue for customer programs, slotting fees and incentive offerings, including special pricing agreements, price protection, promotions and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on Atkins’ historical experience and expected levels of performance of the trade promotion.

Atkins maintains allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as Atkins’ best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time or revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Atkins’ allowances for these commitments are recorded as a reduction trade receivables.

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Atkins estimates the allowance for doubtful accounts based upon a review of outstanding receivables and historical collection information by customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Accounts receivable are written off when they are determined to be uncollectible. Atkins’ policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances and other quantitative and qualitative analyses.

Goodwill and intangible assets. Atkins’ goodwill and intangible assets result primarily from acquisitions and primarily include brands and trademarks with indefinite lives and customer-related relationships with definite lives. Atkins records goodwill for all acquisitions as the excess of purchase price over the fair value of assets acquired. In accordance with accounting standards related to goodwill and other intangible assets, Atkins does not amortize those assets which have indefinite useful lives. Instead, Atkins conducts impairment tests on an annual basis to determine whether it is more likely than not the book value of the assets exceeds its estimated fair value. Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment.

A quantitative assessment of goodwill and indefinite-lived intangibles was performed in 2014 and 2015 and a qualitative assessment of goodwill and indefinite-lived intangibles was performed for 2016. Atkins assessed the economic conditions and industry and market considerations, in addition to its overall financial performance and the overall financial performance of its trade names. Based on the results of its assessment, Atkins determined that it was not more likely than not that any of its reporting units had a carrying value in excess of the fair value. Accordingly, no further impairment testing was completed and Atkins did not recognize an impairment charges related to goodwill or indefinite-lived intangibles during 2014, 2015 or 2016.

Income taxes. Income taxes include federal, state and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Share-based compensation. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of its stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and we estimate forfeitures at the date of grant and at each reporting date based on historical experience and future expectations. Share-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Recently Issued and Adopted Accounting Pronouncements

New accounting pronouncements that are issued by the Financial Accounting Standards Board (“FASB”) or other standards setting bodies are adopted by Atkins as of the specified effective date. Unless otherwise discussed, Atkins’ management believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial statements upon adoption.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. The amended standard specifies the modification accounting applicable to any entity which changes the terms or conditions of a share-based payment award. The new guidance is effective for all entities after December 2017. Early adoption is permitted. The Company does not presently believe adoption of this new standard will be material to its consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for Atkins beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Atkins is currently evaluating the impact of the new guidance on its goodwill impairment testing.

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In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for Atkins beginning in fiscal 2017. Early adoption is permitted. Atkins is currently evaluating the effects adoption of this guidance will have on Atkins’ consolidated financial statements or financial statement disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for Atkins beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. Atkins is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In November 2015, Atkins changed the manner in which it reports deferred taxes due to electing early adoption of ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Deferred tax liabilities and assets are now all reported as non-current amounts. Atkins adjusted its prior period consolidated balance sheet as a result of the adoption of ASU No. 2015-17.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) — Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. Atkins adopted the new accounting standard in the interim period ending February 25, 2017 and there are no adjustments made to the inventory balance as a result of the adoption.

In April 2015, Atkins changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in Atkins’ consolidated financial statements in all periods presented. Atkins adopted this standard in 2016 on a retrospective basis.

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the Company beginning in fiscal 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and Atkins has not yet selected which transition method to apply. Atkins is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, Atkins believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. Atkins is still in the process of evaluating these impacts.

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Inflation

While inflation may impact Atkins’ revenue and cost of services and products, Atkins believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

Quantitative and Qualitative Disclosures of Market Risks

Atkins’ future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. Atkins maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. From time to time, Atkins’ balances may exceed this limit. For the thirty-nine weeks ended May 27, 2017, uninsured cash balances were approximately $21.9 million. Atkins believes it is not exposed to any significant credit risk on cash.

As of May 27, 2017, approximately 31% of gross trade accounts receivable, and for the thirty-nine weeks ended May 27, 2017 approximately 47% of gross sales, were derived from one customer.

Interest rate risk. Atkins is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from Atkins’ variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of Atkins’ interest payments, and accordingly, Atkins’ future earnings and cash flows, assuming other factors are held constant.

Foreign currency risk. Atkins is exposed to changes in currency rates as a result of its investments in foreign operations and revenue generated in currencies other than U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. However, the operations that are impacted by foreign currency risk are less than 5% of Atkins’ Adjusted EBITDA for the thirty-nine weeks ended May 27, 2017 and therefore, the risk of this is insignificant.

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BUSINESS

Overview

We are a growing developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, we have become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. For the 52-week period ended August 27, 2016, our net sales were $427.9 million, net income was $10.0 million and Adjusted EBITDA was $64.2 million. When adjusting the 52-week period ended August 27, 2016 for the impact of the licensing of its frozen meals business effective September 1, 2016, Atkins’ Pro Forma Adjusted Net Sales were $371.0 million and Atkins’ Pro Forma Adjusted EBITDA was $64.2 million.

We are a leading brand in nutritional snacking with a broad and growing consumer base. In our core snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that our broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, we completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which we believe has significant opportunity for expansion in the U.S. In addition to snacking products, we have entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces our GAAP net sales as we no longer ship direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Our emphasis on nutrition bars and RTD shakes positions us to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption — will continue to both drive the growth of the nutritional snacking category and increase the demand for our product offerings.

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Our Strengths

Powerful brand with strong consumer awareness and loyalty. We are a leading player in the fast-growing nutritional snacking category, and one of the only brands with scale in both nutrition bars and RTD shakes. Our iconic brand has 85% aided brand awareness (an indication of how many survey participants in a sample recognize the Atkins brand) with U.S. consumers today, based on a study conducted by us in January 2016. We continue to add new consumers, as demonstrated by a 9% compound annual increase in our consumer base over the past five fiscal years. Our highly-focused snacking portfolio provides us with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Our ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes us a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. We believe that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition, attributes which are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Our portfolio of convenient and nutritious products as well as our ongoing effort to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, we have been able to grow our product offerings through new brand extensions such as Atkins Harvest Trail and Atkins Lift and via acquisitions such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Our in-house product development experience, combined with our outsourced manufacturing model, allow us to bring new products to market quickly. We pride ourselves on knowing our consumers and mining insights that lead to new products and ideas. We believe that we have the ability to leverage our strong relationships with our retail customers and distributors, brand building record, and merchandising expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing us to continue to successfully expand our snacking platform.

Asset-light business with strong cash generation. We retain core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows us to focus our efforts on innovation, marketing and sales to strive to meet consumer demands. Our lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins, EBITDA margins and EBITDA less capital expenditure margins.

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Experienced leadership team. Our experienced team of industry veterans has extensive experience across multiple branded consumer products, food and nutrition categories. For example, our Chief Executive Officer, Joseph Scalzo, has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Our management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of our success. In addition, our board of directors complements our management team’s extensive experience with the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company.

Our Strategies

Continue our advocacy, education and activation for core program consumers. Consumers who purchase our products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, our core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are our most loyal, profitable and frequent purchasers. We believe that social media is a cost-effective way of continuing to attract and retain these core consumers. We expect that our recently improved website and mobile application will continue to attract core consumers, including millennials, to our products. Our marketing also continues to use television and print behind our celebrity spokeswoman Alyssa Milano and our “Happy Weight” communication, which was created to encourage consumers to go to our website and app to learn more about us and weight management. In addition, we believes that our ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. We will continue to make focused changes to our approach to consumer outreach. Based on a July 2013 study by IRI commissioned by us, over 50% of our current consumers are self-directed eaters (not on a program diet) who buy and consume our products, despite the fact that historically, our marketing and advertising have not been targeted towards them. Based on a study we conducted in January 2016, we believe that the addressable market for our products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. We expect that our brand’s redesigned marketing and advertising, such as our food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of our marketing tools and we have an active and growing presence on key social channels such as Facebook, Instagram and Twitter. During the 52-week period ended August 27, 2016, we had over 10 million new visitors to our website.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. We expect that our ongoing efforts to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” We are committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in our existing products, while maintaining and improving taste and quality. In addition, we will continue to enhance, strengthen and expand our product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet our nutritional profile and provide the convenience that consumers crave. Our in-house research and development laboratory allows us to develop new products internally and bring them to market quickly through our contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, we are able to meet consumer demands through M&A, such as our December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which we believe has significant opportunity for expansion in the U.S., particularly among self-directed low carbohydrate consumers.

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Expand distribution in white space opportunities. In the 52-week period ended August 27, 2016, over 80% of our gross sales were through the mass retailer and grocery distribution channels. We believe there is opportunity for the Atkins brand to further penetrate other distribution channels such as convenience and club stores. We also believe that the development of the SimplyProtein® brand will allow us to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only 2% of our gross sales for the 52-week period ended August 27, 2016 were through our e-commerce channel. We intend to leverage our brand recognition to further develop the distribution channels through which we reach consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. We believe the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, we believe we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. We are actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and see significant opportunity for growth and synergies in complementary adjacent snacking categories such as sports/active and adult nutritional snacks, salty snacks and protein snacks, as well as in the “better-for-you” eating space. In addition to building scale through bolt-on acquisitions, we believe that we remain an attractive Reverse Morris Trust partner for large strategic players.

Atkins’ Vision

Atkins’ vision is to improve global health by persistently and consistently becoming how a healthier world eats. To make this vision a reality, Atkins strives to embed its brand as a part of everyday life through advocacy, education, and innovation. For over 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. Atkins’ vision and mission, coupled with its belief that today’s consumer is looking for sustainable, healthy long-term habits, has inspired Atkins’ focus on nutritional snacking. Atkins believes that wellbeing is not just about weight loss or quick results, but also about a healthier approach to eating.

Atkins’ convenient snacking portfolio specializes in low-sugar, protein rich and higher fiber nutrition bars, RTD shakes and confections. Atkins currently markets its products under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge®, and Atkins Lift brand names. Atkins has significant brand recognition, with 85% aided brand awareness among U.S. consumers, based on a study conducted by Atkins in January 2016.

Atkins’ Approach to Healthy Living and Healthy Weight

Over 100 independent, peer reviewed, clinical studies support that eating the right foods can improve health, not only in terms of weight management, but also in terms of related chronic issues like diabetes and certain heart conditions. Atkins believes that it offers a balanced approach to nutrition that can result in better health.

Dr. Robert Atkins, a well-known cardiologist, discovered the beneficial effects on his patients of a low carbohydrate nutritional regimen and helped refine the understanding of human nutrition and its link to health. More people are recognizing that Atkins is the foundation of the new convention of eating right, and that the old convention of eating excess carbohydrates and sugar has actually contributed to global obesity. Dr. Atkins limited his patients’ intake of sugar and carbohydrates not only for the weight management benefits, but also because of the numerous other health benefits to his patients. While calorie control plays some role in wellness, studies show that it can be far more important to know what the body does with food and its components. Atkins believes that controlling the things that the human body turns into sugar is the single biggest factor in eating right. When there is too much sugar and too many carbohydrates (which the body also turns into sugar) in the bloodstream, the body stores them as fats. Many people do not know that starchy carbohydrates such as breads, pasta, cereal, rice and potatoes are really just complex sugars. One quarter cup of raisins is equivalent to 9.3 teaspoons of sugar and 1 oz. of pretzels is equivalent to 6.6 teaspoons of sugar. Atkins believes that eating proteins and good fats and controlling carbohydrate consumption are the most important parts of eating right. The old conventional wisdom of fewer calories, no matter how many of them are sugars, is unhealthy because eating sugar can flood the body with too much of the wrong kind of fuel, whereas the Atkins approach aims to satisfy the body while creating greater energy, higher metabolism and less stored fat. The human body works better with the right fuel.

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Atkins’ Products

Core Products

Atkins’ core products consist of nutrition bars, RTD shakes and confections.

Nutrition Bars. To keep its on-the-go consumers energized and fueled, Atkins’ nutrition bars offer a convenient and effective solution, providing consumers with protein, fiber and a delicious taste. Atkins offers three main types of nutrition bars: Atkins Harvest Trail Bars, Atkins Meal Bars and Atkins Snack Bars. Atkins Harvest Trail Bars contain 8 grams of protein and 9 to 10 grams of fiber, and are available in a variety of flavors, including blueberry vanilla and almond, dark chocolate sea salt caramel and vanilla fruit and nut. With 2 to 4 grams of net carbs, Atkins Meal Bars contain 13 to 17 grams of protein, and are available in 13 different flavors. With 2 to 7 grams of net carbs, Atkins Snacks contain 5 to 12 grams of protein. Atkins offers 14 varieties of Atkins Snack bars.

Atkins also offers Atkins Lift protein bars designed to fuel consumers’ active and busy lives. With 4 to 5 grams of net carbs, Atkins Lift protein bars contain 20 to 21 grams of protein and 16 grams of fiber. These protein bars, which come in a variety of flavors, including chocolate chip cookie dough and peanut butter chocolate chip, are gluten free.

To add to Atkins’ portfolio of nutrition bars and snacks, in December 2016 Atkins acquired Wellness Foods, Inc. a Canada-based company which owns the SimplyProtein® brand and offers a variety of protein-based snacks, including bars, chips and crunches.

RTD Shakes. Atkins’ rich and creamy RTD shakes contain 10 to 15 grams of protein, as well as other important vitamins and minerals. Available in a variety of flavors, including cookies and crème, café caramel and creamy chocolate, RTD shakes are made with high quality ingredients and are designed to provide energy balance through the day.

Atkins also offers RTD Atkins Lift protein drinks, which are flavored with natural ingredients and offered in berry, lemon and orange flavors. With 2 grams or less of net carbs, Atkins Lift protein drinks, which contain 20 grams of protein, are designed to serve as a refreshing fuel source.

Confections. Atkins believes its Atkins Endulge® line, which is designed to satisfy consumers’ sweet cravings and which Atkins calls its Treats, consists of delicious desserts without all of the added sugar. Atkins offers 13 different Treats, such as peanut butter cups and pecan caramel clusters, each with only 1 gram of sugar or less and low net carbs, providing consumers with the option to indulge.

Other Products

Through third-party partnerships, Atkins offers complementary Atkins branded products, including frozen meals, home delivery meals and meal kits.

Licensed Frozen Meals. Atkins signed a renewable seven-year license agreement with Bellisio Foods, Inc., or Bellisio, effective September 1, 2016, to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. These products include Atkins branded frozen breakfasts, lunches and dinners, which can be found in grocery stores, wholesale clubs and other retailers in the United States. With a large selection of meal types, including burritos, pizzas, breakfast bowls and more, frozen meal options serve as what Atkins believes is a great way to learn the basics of protein rich, low-carbohydrate and low-sugar eating in a simple, convenient and delicious way. The scope of the license includes all frozen meals, snacks and desserts across all retail channels (excluding online), in the U.S., Canada and Mexico.

Recipes, Home Delivery and Meal Kits. Atkins offers over 1,600 protein rich, low-carbohydrate and low-sugar recipes designed to help consumers achieve and maintain a healthy lifestyle, while still enjoying delicious food. In addition to the recipes available on its website, Atkins has teamed with Chef’d LLC, or Chef’d, to deliver fresh low-carbohydrate and low-sugar ready-to-cook recipes and ingredients directly to consumers’ doors — taking the guesswork out of prepping, planning and shopping. Atkins also offers online one-week meal kits based around nutrition bars, RTD shakes and frozen meals, which are delivered directly to consumers’ doors.

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Marketing, Advertising and Consumer Outreach

Atkins believes advocacy and education are key foundations of its approach to growth. By increasing consumer awareness about the benefits of adopting a low-carbohydrate approach to healthy eating, Atkins is able to capture a larger audience, and spread its message about the benefits of a low-carbohydrate approach to healthy living. Accordingly, Atkins has structured its marketing and advertising not only to promote its products, but also to educate consumers, including through community and school health education programs.

Target Demographics

Atkins has built a large consumer following, with its weight management consumer forming the core of a much larger group of consumers looking for a more nutritious lifestyle. These consumers are an important foundation for Atkins’ business. They are loyal, profitable and frequent purchasers of Atkins’ products. Beyond this group, Atkins management believes that there is significant opportunity to expand Atkins’ marketing, education and products to consumers who are not necessarily looking for a weight loss plan, but rather are focused more generally on long-term low-carbohydrate healthy living. Atkins refers to these consumers as self-directed low-carb consumers.

Atkins believes its brand is uniquely positioned to capture both branded program consumers and self-directed low-carb consumers, and as part of its growth initiatives, Atkins has directed its marketing and advertising efforts to capitalize on this significant incremental opportunity.

Branded Program Consumers. Atkins identifies branded program consumers as those consumers open to a weight-management program. These consumers are typically of the belief that Atkins’ nutritional approach is effective, that Atkins’ food products generally make them less hungry than other approaches, and that Atkins’ snacks are an effective way to facilitate weight management. Atkins’ primary message to these consumers is that its products and snacks enable weight management while still allowing consumers to maintain a sustainable and satisfying lifestyle. Atkins emphasizes to these consumers the emotional benefits of healthy living — increased energy, strength and self-esteem — and the simplicity and healthiness of its program.

Self-Directed Low-Carb Consumers. Atkins identifies self-directed low-carb consumers as those consumers not interested in a directed, programmatic approach to weight management, but who rather are interested in low-carbohydrate and low-sugar principles. These consumers are generally of the view that lowering carbohydrate and sugar intake is a better, healthier way to eat and should result in weight loss and maintenance. Atkins’ primary message to these consumers is that it offers delicious low-carbohydrate food options to provide better choices for snacking and meals. Atkins emphasizes appetite appeal and a more generalized theme of controlling carbohydrate and sugar consumption rather than weight management.

Education and Consumer Knowledge

Atkins believes the first step in expanding its consumer base and growing its business is educating consumers on the benefits of the Atkins approach to eating and teaching them how to make smarter food choices. In order to facilitate awareness of the health benefits of a low-carbohydrate, low-sugar and protein rich eating approach and spread knowledge of what Atkins believes are the dangers of a carbohydrate rich diet, Atkins has established a variety of marketing and advertising strategies to connect with consumers, including digital marketing and social media platforms, television advertising, celebrity endorsements and free online consumer tracking, management and facilitation tools. Atkins finds that the more consumers know about the science behind its approach to nutritious eating, the more likely they are to rebalance their nutrition away from carbohydrates.

Digital Marketing and Social Media

Atkins dedicates a sizeable portion of its marketing and advertising spend to digital marketing channels. Atkins maintains a registered domain at www.atkins.com, which serves as the primary source of information regarding Atkins’ products. In 2016, Atkins had approximately 10 million new visitors to its website, based on internal tracking. Atkins also uses its website as a platform for consumer testimonials and success stories, and as a means to communicate simple nutrition choices that it believes can deliver a healthy holistic lifestyle and sustainable weight management.

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Atkins extensively uses social media platforms for online collaboration like iPhone and Android smartphone apps, Facebook, Instagram, Twitter and Snapchat. These platforms are fundamentally changing the way Atkins engages with its consumers and allows Atkins to directly reach desirable target demographics such as millennials. Here are a few examples of how Atkins uses social media to connect with its consumers and promote healthy lifestyles:

Facebook. Atkins maintains a Facebook page, which it uses to facilitate consumer services, distribute brand information and news, and publish videos and pictures promoting its brand. Atkins also conducts regular contests and giveaways. As of January 2017, Atkins had approximately 650,000 Facebook followers.

Instagram. Atkins maintains an Instagram account, @atkinsinsider, which it uses as motivational, inspirational and aspirational publishing, and as an authentic representation of low-carb lifestyles. Atkins frequently publishes consumer success stories, and conducts regular contests for its consumers. As of January 2017, Atkins had approximately 25,000 Instagram followers.

Twitter. Atkins maintains an active Twitter account, @atkinsinsider, which it uses to disseminate trending news and information, as well as to publish short format tips, tricks and hacks. Atkins also engages in celebrity chats, and conducts regular contests for its consumers. As of January 2017, Atkins had approximately 29,000 Twitter followers.

Celebrity Endorsements

Atkins utilizes celebrity partnerships to increase consumer awareness of its products and serve as real-life motivational and inspirational success stories. In 2015, Atkins partnered with Alyssa Milano, co-host of “Project Runway All Stars,” to serve as its official celebrity spokesperson. Atkins also partners with other celebrities, such as Kim Kardashian, who publicly attribute their weight loss to Atkins’ products and programs. By actively supporting Atkins’ products and nutritional approach, these celebrities serve as a valuable resource contemporizing the Atkins brand, educating consumers, encouraging them to learn more about Atkins, and building brand awareness.

Television Advertising

In addition to digital marketing and social media, Atkins also engages in traditional advertising through television. Atkins specifically uses television as a means to encourage more consumers to learn about Atkins, share success stories and increase consumer awareness regarding the benefits of low-carbohydrate and low-sugar eating approaches. In the 52-week period ended August 27, 2016, approximately 25% of Atkins’ U.S. selling and marketing expenses were spent on television advertising.

Atkins’ Tools

Atkins maintains a dynamic arsenal of educational, nutritional and weight management tools, including a mobile app and tracker, carb counter, meal plans and shopping lists. Atkins also maintains discussion boards and groups on its website and social media platforms to keep its consumers inspired, motivated, connected and informed.

Mobile App. Atkins mobile app allows consumers to search, track and plan their meals on their mobile phone or tablet. The app includes a comprehensive food search, which helps consumers find nutritional information for grocery items, restaurant meals, and Atkins-friendly recipes and products. The recently upgraded meal tracker allows consumers to track net carbs consumed based on their specific program. The progress tracker allows consumers to record their weight, body measurements and exercise to track weight loss to date and proximity to their goal weight. In addition, the mobile app includes over 1,000 recipes, making it simple to find and prepare low-carbohydrate and low-sugar meals.

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Carb Counter. On Atkins’ website, Atkins offers a user-friendly guide to count carbohydrates. The Carb Counter tracks hundreds of different foods to assist consumers in tracking their daily carb intake. Specifically, the Carb Counter focuses on net carbs that impact blood sugar.

Meal Plans & Shopping Lists. Whether looking to cook or preferring grab-and-go, Atkins offers meal plans that fit a plethora of lifestyles. These meal plans are easily downloaded from Atkins’ website. These meal plans outline what consumers should eat throughout the day, including snacks.

Discussion Boards and Groups. Atkins maintains discussion boards on its website so that its consumers can connect with Atkins professionals and other members of the Atkins community. The discussion boards allow consumers to engage with Atkins professionals to receive advice and encouragement. Groups, also available on the website, facilitate support and encouragement among consumers and allow them to connect with one another and share their interests and goals. There are over 100 groups that a consumer may join, such as “Vegetarians on Atkins,” “Atkins Newbies” and “Continuing to Lose Weight”. A consumer may even start his or her own group.

Product Innovation

A portion of Atkins’ sales is driven by new products, and as a result, Atkins believes innovation is, and will continue to be, an important component of its business. Atkins takes a deliberate approach to new product development, focusing on enhancing existing products, innovating flavor and form varieties and expanding into adjacent snacking products. Atkins’ innovation model is designed to respond to competitive demands, with a primary focus on enhancing the quality and flavor of its products while simplifying composition and reducing the number of ingredients to meet consumer demands for cleaner labels.

Atkins’ innovation strategy is based on its ongoing research into consumers’ healthy lifestyle and nutritional needs. Atkins prides itself on knowing its consumers and developing products that meet their needs. Atkins management believes that an important component of these nutritional needs is a focus on evolving current products and creating new products with cleaner and fewer ingredients. Accordingly, Atkins is committed to continually finding new and innovative formulations to reduce the number of ingredients in its products, as well as using “better-for-you” ingredients like nuts, fiber and whey protein in its products, while continually improving taste and quality.

Atkins maintains an in-house research and development team as well as market research and consumer insight capabilities. Through its research and development lab in Louisville, Colorado, Atkins controls the brand’s innovations and product formulations from the ground up. By developing new products, prototypes and adjacencies in-house, Atkins facilitates its core competencies in product innovation, and enhances its speed to market.

In addition, as part of its innovation process, Atkins collaborates with nationally recognized third-party flavor houses and product development firms for new product development and then conducts its own proprietary consumer research to identify and improve upon new product concepts. Atkins plans to continue to conduct extensive consumer research in order to develop successful new products including product flavor and concept testing, marketing and trend analyses and consumer prototype testing.

Intellectual Property

Atkins owns numerous domestic and international trademarks and other proprietary rights that are important to its business. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. Atkins believes the protection of its trademarks, copyrights, patents, domain names, trade dress, and trade secrets are important to its success. Atkins aggressively protects its intellectual property rights by relying on a combination of watch services and trademark, copyright, patent, trade dress and trade secret laws, and through the domain name dispute resolution system. Atkins domain name is www.atkins.com, which trafficked approximately 10 million new visitors in 2016 based on internal estimates.

Atkins also owns virtually all of the recipes and specifications to its products.

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Competition

Atkins competes primarily with nutritional snacking brands in large retail environments. The nutritional snacking industry is competitive, and includes a number of diverse competitors.

Atkins’ identified competitors include, but are not limited to, CLIF Bar, KIND bars, Special K, Slimfast, Muscle Milk, Premier Nutrition, Quest Nutrition and thinkThin.

Atkins believes that the principal competitive factors in the nutritional snacking and weight management industries are:

●	ingredients;

●	taste;

●	low-carbohydrate, low-sugar, protein rich versus other nutritional approaches;

●	convenience;

●	brand awareness and loyalty among consumers;

●	media spending;

●	product variety and packaging; and

●	access to retailer shelf space.

Atkins believes that it currently competes effectively with respect to each of these factors.

Supply Chain

Atkins operates an asset-light business model. For the manufacture of its products, Atkins subcontracts with contract manufacturers, and as a result Atkins’ operations are highly flexible and require minimal capital expenditure. The supply chain for Atkins’ International Business also uses exclusively contract manufacturers, and is completely separate from the North American Supply Chain, which is described below.

Atkins’ products are shipped directly to one central warehouse, which is a leased warehouse managed by a third-party logistics provider who then distributes products to customer distribution centers. In addition, Atkins’ use of demand forecasting and vendor-managed inventory systems enable it to meet shipping demands, ensure timely delivery of orders and offer service levels to its customers.

Sourcing. The principal ingredients to manufacture Atkins’ products include soy, nuts, dairy, and cocoa. Atkins packaging supplies consist of flexible film, cartons, and corrugate. All of Atkins’ core ingredients are purchased according to rigorous standards to assure food quality and safety. These core ingredients are generally available in adequate quantities from suppliers. Atkins visits with major suppliers to source competitively priced, quality ingredients that meet its standards. Atkins manages actively the cost of some ingredients including milk protein concentrate, chocolate coatings, some nuts, soy crisps and liquid soy.

Manufacturing. Atkins relies on contract manufacturers to manufacture its products. The contract manufacturers schedule and purchase ingredient inventory independently, according to parameters set in their contracts. Outsourcing allows Atkins to operate an asset-light business model and focus its efforts on innovation, marketing and sales. Atkins’ contract manufacturers are regularly audited by third parties and are required to follow rigorous food safety guidelines. Atkins’ believes its contract manufacturers have the capacity to meet its current and near-term supply needs. Atkins has two contract manufacturers for its ready-to-drink shakes and numerous contract manufacturers for its nutrition bars. Atkins monitors capacity and performance of its manufacturing partners and will qualify alternate suppliers as needed. Atkins receives finished products from its contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon tolling charge for each item produced. These finished products are then shipped directly to Atkins’ distribution center in Greenfield, Indiana.

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Storage. Atkins has one leased distribution center in Greenfield, Indiana, referred to as the Distribution Center, where it stores all finished goods. The Distribution Center has approximately 211,000 square feet of floor space.

Distribution. Atkins’ logistics provider distributes the finished goods through regional truckloads, which first flow through regional terminals. At the terminals, Atkins’ orders are consolidated with other customer orders. The finished goods are then distributed to retailer distribution centers. The regular weekly shipments and consolidation have diminished Atkins’ costs. Atkins manages over 50% of outgoing volume by writing its own orders to retailer distribution centers and maintaining agreed Finished Goods inventory levels.

Retailers. Atkins has a wide variety of customers across the mass, food, club, drug and e-commerce channels. Besides Walmart Stores, Inc., Atkins’ largest customer representing approximately 41% of sales, no other customer represents more than 10% of sales.

E-Commerce. Atkins aims to ensure that its consumers may access its brand in the way that best suits their lifestyles by offering home delivery of Atkins’ snacking products and meal kits and Chef’d fresh meals. Atkins sells its products on Atkins.com as well as Amazon.com. Atkins’ meal kits are delivered directly to consumers’ homes and are convenient for those who are too busy to cook. Further, Atkins has a licensing agreement with Chef’d, pursuant to which Atkins has licensed its brand name and certain Atkins recipes to Chef’d. Currently utilizing 25 Atkins recipes, Chef’d delivers fresh ingredient recipes to consumers’ homes for fresh home preparation.

Food Safety and Quality. Food safety and quality is a top priority and Atkins dedicates substantial resources to ensure that consumers receive safe, high quality food products. Atkins’ products are manufactured in facilities that have programs and controls in place regarding consistent quality and food safety. Product attributes, such as taste, aroma, texture and appearance are regularly monitored. Good Manufacturing Practices, or GMP, and comprehensive Food Safety programs are designed to produce a safe, wholesome product. Atkins’ suppliers are required to have equally robust processes in place and confirm their compliance with product specifications with Letters of Guaranty and Certificates of Analysis for shipments of core ingredients to be used in Atkins’ products. Finally, random samples of finished goods are sent regularly to a third-party laboratory for testing.

International

Atkins products are sold in 65 countries globally, including the U.S. Atkins top international sales are in Australia/New Zealand, Canada and the United Kingdom. For the 52-week period ended August 27, 2016, Atkins’ international net sales represented approximately 7% of Atkins’ total net sales. Atkins’ international supply chain is self-sufficient and run by a lean team solely focused on international operations. Similar to U.S. operations, international operations utilize contract manufacturers for products, and distributors for distributions and sales.

Seasonality

Atkins has experienced in the past, and expects to continue to experience, seasonal fluctuations in its retail sales as a result of consumer and customer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. Atkins believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of Atkins’ advertising linked with key customer promotion windows.

Regulation and Compliance

Along with Atkins’ contract manufacturers, brokers, distributors and ingredients and packaging suppliers, Atkins is subject to laws and regulations in the United States by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of Atkins’ products include, among others, the FTC, the FDA, the United States Department of Agriculture, or USDA, the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only approve Atkins’ products, but also review the manufacturing processes and facilities used to produce these products before they can be marketed in the United States.

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Atkins is subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Atkins’ operations, and those of its contract manufacturers, distributors and suppliers, also are subject to various laws and regulations relating to environmental protection and worker health and safety matters. Atkins operations are subject to these laws and regulations and Atkins continues to monitor their development and its compliance.

Employees

As of May 27, 2017, Atkins had 147 employees. None of Atkins’ U.S. employees are represented by a labor union or are covered by a collective bargaining agreement, and Atkins believes that it has good relations with its employees.

Properties

Atkins’ corporate headquarters is located at 1050 17th Street, Suite 1500 Denver, CO 80265. Atkins leases the property for this corporate office, which occupies approximately 19,000 square feet. In addition, Atkins leases other office space and storage space including in Louisville, Colorado, and offices in foreign countries including the Netherlands and the United Kingdom to support key international operations. Atkins also leases the Distribution Center in Greenfield, Indiana, which has approximately 211,000 square feet of floor space.

Legal Proceedings

From time to time, Atkins may be party to various claims and litigation proceedings. Atkins evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, Atkins establishes reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates.

Atkins’ History

Dr. Robert Atkins was a cardiologist who discovered that by controlling carbohydrate consumption in his patients, he could improve their health and lower their weight. In 1972, Dr. Robert Atkins published a book, Dr. Atkins’ Diet Revolution, and became famous as a diet doctor. He also founded a company, Atkins Nutritionals, to make food products that were consistent with his approach to nutrition. In the 1980s and 1990s, Atkins was a doctor-founded diet brand. In 2003, Atkins was acquired from its founders by Parthenon and Goldman Sachs Capital Partners. In the early 2000s, in the midst of the low carb diet craze, the Atkins diet was the most popular diet in the U.S., with one in two adults claiming they were using Atkins for weight loss. The strategy pursued by management at that time was to proliferate the brand into numerous categories within the grocery store. Atkins launched over 1,100 SKUs in categories such as bread, macaroni and cheese, ice cream, barbeque sauce, vitamin pills, and supplements — categories well beyond Atkins’ core snacking business. As the low carb diet craze faded, those new products did not sell well and Atkins filed for bankruptcy in 2005. Atkins re-emerged from bankruptcy in 2006, and was subsequently acquired by North Castle Partners in 2007. Atkins repositioned the business based on two strategies: a focus on core, programmatic weight loss consumers, and a focus on healthy snacking. Affiliates of Roark Capital Group acquired Atkins in 2010. Atkins positioned the brand to consumers as a balanced approach to weight loss and upgraded the snacking products to improve taste and expand flavor variety. Supported by increased levels of marketing spending, those strategies resulted in the eight consecutive years of U.S. Multi-Outlet Retail Sales growth. In 2016, Atkins evolved its strategy to continue to target consumers focused on a programmatic approach to weight loss, while adding a new target consumer: self-directed low carbohydrate consumers, who prefer a self-directed, rather than programmatic, approach to nutrition. Over the past year, Atkins has purposefully and thoughtfully broadened its brand, positioning it toward a healthier approach to eating, while focusing on the core snacking business.

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MANAGEMENT

The following table provides information regarding our executive officers and directors, including their ages, as of April 10, 2017:

Name	Age	Position
Joseph E. Scalzo(a)	58	Chief Executive Officer, President and Director
Todd Cunfer	52	Chief Financial Officer
Annita M. Menogan	62	Vice President, General Counsel and Secretary
C. Scott Parker	60	Chief Marketing Officer
Hanno E. Holm	45	Vice President and Chief Operations Officer
Timothy A. Matthews	37	Vice President, Controller and Chief Accounting Officer
James M. Kilts(c)	68	Chairman of the Board of Directors
David J. West(c)	54	Executive Vice Chairman of the Board of Directors
Brian K. Ratzan(c)	46	Director
Clayton C. Daley, Jr.(b)	64	Director
Nomi P. Ghez(b)	70	Director
James E. Healey(b)	75	Director
Robert G. Montgomery(a)	63	Director
Arvin “Rick” Kash(a)	75	Director
Richard T. Laube(c)	61	Director

(a)	Class I director (to serve until the first annual meeting of stockholders)

(b)	Class II director (to serve until the second annual meeting of stockholders)

(c)	Class III director (to serve until the third annual meeting of stockholders)

Joseph E. Scalzo has served as the Chief Executive Officer and President of Atkins, and as a member of its board of directors, since February 2013. Before joining Atkins, Mr. Scalzo served as a director of Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and since March 2014 has been a director of Focus Brands. Mr. Scalzo began his career at Proctor & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame.

Todd Cunfer has served as the Chief Financial Officer of the Company since August 2017. Prior to assuming this role, Mr. Cunfer served as Vice President Finance since he joined the Company in July 2017. Prior to joining the Company, Mr. Cunfer worked for The Hershey Company (NYSE: HSY) with over 20 years of financial planning and analysis, capital structure, treasury, supply chain management, strategic operations and merger and acquisition experience. Over his tenure with The Hershey Company, he served in a variety of senior executive finance roles leading the finance teams of multi-billion dollar businesses, including Vice President, Finance for the International business from March 2017 until July 2017, Vice President, Global Supply Chain Finance from February 2015 to March 2017, Vice President, North America Finance from February 2013 to February 2015, and Vice President, U.S. Finance from December 2010 to February 2013. Earlier in his career, Mr. Cunfer was a senior analyst for the United States Enrichment Corporation, a leading multi-billion dollar supplier of nuclear fuel to electric companies worldwide. He also served as Director, Financial Planning and Analysis for ICF Kaiser International, Senior Analyst, Financial Planning and International Finance for Lockheed Martin Corporation, and Corporate Finance, Venture Capital Officer for American Security Bank. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.

Annita M. Menogan has served as Vice President, General Counsel and Secretary of Atkins since October 2015. Prior to joining Atkins, Ms. Menogan was Of Counsel at Fortis Law Partners LLC from July 2014 to October 2015, where she advised publicly-held companies on SEC, regulatory and general corporate matters. From June 2013 to July 2014, Ms. Menogan was self-employed engaged in advising and training executive lawyers on managing in-house legal functions. From January 2006 to June 2013, Ms. Menogan served as Senior Vice President, Chief Legal Officer and Secretary of Red Robin Gourmet Burgers, Inc. Prior to joining Red Robin, Ms. Menogan served as Vice President, Secretary and Deputy General Counsel at Molson Coors Brewing Company from August 1999 to September 2005. Ms. Menogan was in private law practice from 1983 to 1999 in general corporate and securities law practice. Ms. Menogan received a Juris Doctorate from the University of Denver and a Bachelor of Fine Arts from the Academy of Art University in San Francisco, California.

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C. Scott Parker has served as Chief Marketing Officer of Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.

Hanno E. Holm has served as Vice President and Chief Operations Officer of Atkins since November 2013. Prior to joining Atkins, Mr. Holm served as Chief Operations Officer of Charterhouse Baking Group from January 2012 to November 2013. From 2008 to 2012, Mr. Holm served as Chief Executive Officer and President of Hero/WhiteWave LLC. Before Hero/WhiteWave LLC, Mr. Holm served as Chief Executive Officer and Chief Operations Officer of Hero Group Divisions from 2003 to 2007. Mr. Holm previously worked at PRTM, STM and Brookes and Gatehouse Ltd. Mr. Holm received a Master of Business Administration from Cranfield University in England and a Master in Manufacturing Engineering from the University of Cambridge.

Timothy A. Matthews has served as Vice President, Controller and Chief Accounting Officer of Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College and is a Certified Public Accountant.

James M. Kilts has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Executive Chairman since inception. Mr. Kilts is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company’s sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette’s public shareholders. Gillette’s share price appreciated 110% during Mr. Kilts’ tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts’ leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts’ leadership as the driving force behind Gillette’s turnaround. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts’ successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of MetLife, Inc., where he has served since 2005, Pfizer, Inc., where he has served since 2007, Unifi Inc., where he has served since April 2016, and Nielsen Holdings N.V. Mr. Kilts served as Chairman of the Board of Nielsen Holdings N.V. from January 2011 to January 2014, and Chairman of the Supervisory Board of the Nielsen Company B.V. from 2009 to January 2014. Mr. Kilts is also a member of the Board of Overseers of Weill Cornell Medicine. Previously, Mr. Kilts was a member of the Board of Directors of Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is also a former member of Citigroup’s International Advisory Board. Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. The Company believes that Mr. Kilts’ deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

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David J. West has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Chief Executive Officer and a Director since inception. Mr. West is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West’s tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey’s share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015 and The J. M. Smucker Company from 2015 to 2016. Mr. West received a bachelor of science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. The Company believes that Mr. West’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Brian K. Ratzan has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Chief Financial Officer and a Director since inception. Mr. Ratzan has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. The Company believes that Mr. Ratzan’s extensive investment management and transactional experience make him well qualified to serve as a Director.

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Clayton C. Daley, Jr. has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Daley, Jr. spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc.(OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. He holds a bachelor’s degree in economics from Davidson College and an MBA from Ohio State University. The Company believes that Mr. Daley’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Nomi P. Ghez has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Ms. Ghez has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs’ Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs’ food analyst in Investment Research, covering major U.S. and global food and consumer companies. Since 2003, Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of nine professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez has served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, since 2008 and on its Governance and Audit Committee since 2013, and was a Director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. The Company believes that Ms. Ghez’s consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a Director.

James E. Healey has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Healey has 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Since 2001, Mr. Healey has provided consulting services to both public and non-public companies in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a Director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committee of Interchange Financial Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey holds a bachelor’s degree in public accounting from Pace University. The Company believes that Mr. Healey’s consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a Director.

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Robert G. Montgomery has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Montgomery has 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery also co-founded and since has been a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman’s of Maine, a producer of frozen fruit. Mr. Montgomery holds a bachelor’s degree in management from Seton Hall University. The Company believes that Mr. Montgomery’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Arvin “Rick” Kash has served as a director of the Company since the consummation of the Business Combination, and served as Vice Chairperson of Nielsen Holdings Plc (or its predecessor) from January 2012 to January 2017. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a director of Woodstream Corporation, Linus Oncology and Genus Oncology, Blue Moose of Boulder and Northwestern Memorial Foundation Hospital. He is a graduate of DePaul University. The Company believes that Mr. Kash’s extensive operational and board experience make him well qualified to serve as a Director.

Richard T. Laube has served as a director of the Company since the consummation of the Business Combination, and served as the Chairman of the board of directors of NCP-ATK Holdings, Inc. since February 2011. From April 2011 to April 2016, Mr. Laube was the Chief Executive Officer of Nobel Biocare. From April 2005 to August 2010, Mr. Laube was an Executive Board member of Nestle SA, and from November 2005 to August 2010 was CEO of Nestle SA’s Nestle Nutrition division. Prior to this, Mr. Laube was CEO of Roche Consumer Health and a Roche Holding AG Executive Committee member. He held positions of increasing responsibility in brand and general management at Procter & Gamble, including international assignments in Switzerland, Japan, Germany and Brazil. From September 2008 to September 2012 Mr. Laube served as a Director of Logitech SA. Since March 2017 he serves as a Director of GnuBiotics Sciences and since April 2017 a Director of Piqur Therapeutics SA. The Company believes Mr. Laube’s broad operational and board experience make him well qualified to serve as a Director.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the terms of the Investor Rights Agreements and any other rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the remaining directors.

Our directors are divided among the three classes as follows:

●	The Class I directors are Messrs. Salzo, Montgomery and Kash, with terms expiring at the annual meeting of stockholders to be held in 2018;

●	The Class II directors are Messrs. Daley, Jr. and Healey and Ms. Ghez, with terms expiring at the annual meeting of stockholders to be held in 2019; and

●	The Class III directors are Messrs. Kilts, West, Ratzan and Laube, with terms expiring at the annual meeting of stockholders to be held in 2020.

 See “Certain Relationships and Related Party Transactions—Investor Rights Agreements.”

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Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has determined that Messrs. Kilts, Ratzan, Daley, Jr., Healey, Montgomery, Kash and Laube and Ms. Ghez are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

Audit Committee

Our Audit Committee consists of Messrs. Healey, Daley, Jr. and Laube, with Mr. Healey serving as the chair of the committee. The Board of Directors has deteremined that Messrs. Healey, Daley, Jr. and Laube qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership, and that Mr. Healey qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, is be available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Messrs. Daley, Jr., Ratzan and Montgomery, with Mr. Daley, Jr. serving as the chair of the committee. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this prospectus.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Nominating and Governance Committee consists of Messrs. Kilts and Kash and Ms. Ghez, with Ms. Ghez serving as chairman of the committee. Our board of directors has adopted a written charter for the Nominating and Governance Committee, which is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this proxy statement/prospectus.

Executive Vice Chairman

The Executive Vice Chairman will be responsible for working with the Chief Executive Officer in coordinating Simply Good Foods’ activities with key external stakeholders and parties. These activities will include corporate governance matters, investor relations, financing and mergers and acquisitions. Additionally, the Executive Vice Chairman will work with the Chief Executive Officer to develop and gain approval from the board of directors of the growth strategy of Simply Good Foods.

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Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Daley, Jr., Ratzan and Montgomery. None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

Our Board of Directors has adopted a code of ethics applicable to our directors, officers and employees. A copy of the code of ethics will be provided without charge upon request from us, and is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this proxy statement/prospectus. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Director Compensation

The table below sets forth information concerning the 52-week period ended August 27, 2016 compensation of Atkins’ non-employee directors that served during any part of the 52-week period ended August 27, 2016. In addition to the amounts shown below, Atkins also reimbursed all directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Fees earned or paid in cash ($)	Stock/option awards ($)	All other compensation ($)	Total ($)
Ezra Field	—	—	—	—
Richard Laube	100,000	—	—	100,000
David Lee	—	—	—	—
Steve Heyer	50,000	—	—	50,000
Steve Powell	50,000	—	—	50,000
Tom McNeely	50,000	—	—	50,000
Michael Thompson	—	—	—	—
Patti Larchet	100,000	—	—	100,000

Indemnification

In connection with the consummation of the Business Combination, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Simply Good Foods of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Simply Good Foods or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.  See “Certain Relationships and Related Party Transactions—Indemnity Agreements.”

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EXECUTIVE COMPENSATION

Introduction

This section provides an overview of Atkins’ executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For fiscal 2016, Atkins’ named executive officers are:

●	Joseph Scalzo, who has served as Atkins’ President and Chief Executive Officer since February 11, 2013;

●	Shaun Mara, who has served as Atkins’ Chief Administrative Officer since August 1, 2014 and as Atkins’ Chief Financial Officer since January 1, 2016; and

●	Scott Parker, who has served as Atkins’ Chief Marketing Officer since January 10, 2011.

The objective of Atkins’ compensation program is to provide a total compensation package to each named executive officer that will enable Atkins to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of Atkins’ stockholders to encourage each named executive officer to contribute to Atkins’ long-term performance and success.

The compensation program for Atkins’ named executive officers currently consists of the following elements: base salary; performance-based cash incentive awards; equity-based incentive compensation; and severance and change of control benefits. Historically, Atkins’ board of directors has determined the compensation for Atkins’ named executive officers.

In connection with the consummation of the Business Combination, we adopted the 2017 Long Term Incentive Plan and have made grants to our named executive officers thereunder. See “—2017 Long Term Incentive Plan” below.

Employment Agreements

Atkins has entered into a written employment agreement with Mr. Scalzo, a written severance agreement with Mr. Mara and an employment letter with Mr. Parker. These agreements were negotiated on an arms-length basis and establish the key elements of compensation.

Mr. Scalzo’s Employment Agreement

In connection with the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Scalzo. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one-year periods, unless either party provides 90 days’ written notice of non-renewal. The agreement provides Mr. Scalzo, among other things, with: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board; (ii) a target annual bonus opportunity equal to (A) 75% of base salary for fiscal year 2017 and (B) 100% of base salary for fiscal year 2018 and thereafter; (iii) a grant of options to purchase 1.2 million shares of Company common stock under the 2017 Long Term Incentive Plan (described below) at an exercise price equal to the fair market value of one share of the Company’s common stock as of the grant date; (iv) the opportunity to receive future equity and other long-term incentive awards, as determined in the board of directors’ discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by Simply Good Foods for its senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.

The agreement subjects Mr. Scalzo to certain restrictive covenants, including perpetual confidentiality and mutual non-disparagement, assignment of inventions and non-competition and non-solicitation during the employment term and for 24 months post-employment.

Mr. Mara’s Severance Agreement

Atkins entered into a severance agreement with Mr. Mara on August 4, 2014. Mr. Mara’s employment is “at will,” and his severance agreement does not include a specific term. The initial annual base salary set forth in the agreement is $400,000. For the 52-week period ended August 27, 2016, Mr. Mara’s salary was $450,000. Mr. Mara is eligible for an annual cash incentive award, with the target amount equal to 65% of his base salary and the actual amount based upon the achievement of performance goals established by Atkins’ board of directors from time to time.

Mr. Mara is eligible to participate in the employee benefit plans, programs and policies maintained by Atkins from time to time, and he is entitled to a car allowance of $750 per month. Mr. Mara also receives reimbursement of his commuting expenses incurred in connection with travel to Atkins’ corporate offices in Denver, Colorado.

The agreement also provides Mr. Mara with severance benefits in the event Atkins terminates his employment without “cause” or he resigns for “good reason” (as such terms are defined in the agreement), subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “—Potential Payments Upon Termination or Change of Control.”

Pursuant to his agreement, Mr. Mara is subject to an employment term and 12-month post-employment non-compete covenant, an employment term and 24-month post-employment non-solicitation covenant and perpetual confidentiality and non-disparagement covenants.

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Mr. Parker’s Employment Letter

Atkins entered into an employment letter with Mr. Parker on December 22, 2010. Mr. Parker’s employment is “at will,” and his employment letter does not include a specific term. The initial base salary set forth in the agreement is $345,000. For the 52-week period ended August 27, 2016, Mr. Parker’s salary was $421,182.72. Mr. Parker is eligible for an annual cash incentive award, with a target amount equal to 50% of his base salary and the actual amount based upon the achievement of performance goals established by Atkins’ board of directors from time to time. The agreement provides that Mr. Parker is eligible to participate in the employee benefit plans, programs and policies maintained by Atkins from time to time and for reimbursement of commuting expenses incurred in connection with travel to Atkins’ corporate offices in Denver, Colorado.

The agreement also provides Mr. Parker with severance benefits in the event Atkins terminates his employment without “cause” (which is undefined in the letter), subject to his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination or Change of Control.”

Base Salary

Atkins pays base salaries to attract, recruit and retain qualified employees. The base salaries for the 52-week period ended August 27, 2016 for Atkins’ named executive officers were determined by Atkins’ board of directors, which takes into account the initial base amount set forth in the executive’s employment agreement, severance agreement or employment letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance. The executives’ respective base salaries for the 52-week period ended August 27, 2016 are set forth in the table below.

Named Executive Officer	52-week period ended August 27, 2016 Base Salary
Mr. Scalzo	$653,404
Mr. Mara	$450,000
Mr. Parker	$421,183

Performance-Based Cash Incentive Compensation

Atkins’ named executive officers are eligible to participate in its annual performance-based cash incentive plan. The annual percentage bonus targets for each named executive officer are set forth in his employment agreement, severance agreement or employment letter, as applicable.

All of the named executive officers participated in the annual performance-based cash incentive plan for the 52-week period ended August 27, 2016 (the “2016 Incentive Plan”). The 2016 Incentive Plan applicable to the named executive officers was based upon achievement of financial objectives of which 50% was tied to sales growth targets and 50% was tied to EBITDA, each as defined in the 2016 Incentive Plan. The sales growth target and the EBITDA target were 3% and $69.0 million, respectively, and actual sales growth and EBITDA achieved were 4% and $70.1 million, respectively. Based on Atkins’ overall achievement of the performance goals, Atkins’ named executive officers each earned 112.5% of his target performance based goal. Each named executive officer’s target incentive (expressed as a percentage of base salary and as a dollar amount), maximum incentive (if applicable), performance factors and weightings, level of achievement of the performance factors for the 52-week period ended August 27, 2016 and 2016 award amounts are set forth in the table below.

Name	Base Salary ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)	Maximum Incentive ($)	Performance Factors and Weightings	Achievement (%)	2016 Award ($)
J. Scalzo	653,404	75	490,053	980,106	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	551,309
S. Mara	450,000	65	292,500	—	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	329,063
S. Parker	421,183	50	210,592	—	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	236,915

Equity Incentive Compensation

Atkins provides equity-based incentive compensation to its named executive officers because it links Atkins’ long-term results achieved for Atkins’ stockholders and the rewards provided to named executive officers, thereby ensuring that such named executive officers have a continuing stake in Atkins’ long-term success. Historically, Atkins granted equity incentive awards to Atkins’ named executive officers in conjunction with the applicable named executive officer’s initial hire, and Atkins typically did not grant additional equity incentive awards annually. Prior to the Business Combination, Atkins’ named executive officers were granted stock options under the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the “2010 Option Plan”).

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On February 2, 2016, Atkins granted each of Messrs. Scalzo, Mara and Parker options to purchase 2,734 shares of Atkins’ common stock pursuant to the 2010 Option Plan. The February 2, 2016 grants under the 2010 Option Plan were eligible to vest on the earlier to occur of (1) a change of control (as defined in the applicable award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that would have vested was based on the number of months elapsed from January 1, 2016 to the date of the change of control, divided by 36. In addition, the option awards would have vested in full if, at the time of the change of control, the board determined that Atkins is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control. Also in the 52-week period ended August 27, 2016, Atkins amended the vesting schedule of the unvested option awards held by Messrs. Scalzo and Mara to be consistent with the vesting scheduling of their options granted on February 2, 2016. In connection with the Business Combination, if the option holder elected to exercise such option holder’s outstanding vested options, the option holder received shares of our common stock with respect to any vested options so exercised immediately prior to the effective time of the Business Combination, and any vested options that were not so exercised, together with any options that were unvested, were cancelled as of the effective time of the Business Combination.

In connection with the consummation of the Business Combination, we adopted the 2017 Long Term Incentive Plan and have made grants to our named executive officers thereunder. See “—2017 Long Term Incentive Plan” below.

Benefits and Perquisites

Atkins offers health and welfare benefits and life insurance to its named executive officers on the same basis that these benefits are offered to its other eligible employees. Atkins also offers a 401(k) plan to its eligible employees. Atkins’ named executive officers participate in its 401(k) on the same basis as its other eligible employees.

Atkins provides limited perquisites to our named executive officers, including a monthly car allowance of $750. For additional information, see “—Summary Compensation Table.”

Summary Compensation Table

The following table sets forth information regarding compensation earned by Atkins’ named executive officers during fiscal 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph Scalzo President and Chief Executive Officer	2016	653,404	551,309	715,761	21,262	1,941,736
Shaun Mara Chief Administrative Officer and Chief Financial Officer	2016	450,000	392,063	715,761	131,851	1,689,675
Scott Parker Chief Marketing Officer	2016	421,183	236,915	715,761	149,360	1,523,219

(1)	Represents amounts earned by the named executive officers under the 2016 Incentive Plan for fiscal 2016. See “—Performance-Based Cash Incentive Compensation.”
(2)	Aggregate grant date fair value computed in accordance with FASB ASC Topic 718, for grants in fiscal 2016. Information about the assumptions used to value these awards can be found in Note 12 to the consolidated financial statements included in this proxy statement/prospectus. See “—Equity Incentive Compensation” for more information about the awards granted in 52-Week Period Ended August 27, 2016.
(3)	Amounts in this column are detailed in the table below:

Name	401(k) Match ($)	Insurance ($)(a)	Car Allowance ($)	Commuting ($)(b)	Life Insurance ($)	Total All Other Compensation ($)
Joseph Scalzo	7,950	4,006	9,000	—	306	21,262
Shaun Mara	7,950	3,122	9,000	111,269	510	131,851
Scott Parker	7,950	4,547	9,000	127,557	306	149,360

(a)	Consists of supplemental individual disability insurance premiums paid by Atkins.
(b)	Consists of reimbursement for commuting expenses, including tax gross-ups.

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Outstanding Equity Awards at the end of the 52-Week Period Ended August 27, 2016

The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of August 27, 2016. In connection with the Business Combination, if the option holder elected to exercise such option holder’s outstanding vested options, the option holder received shares of our common stock with respect to any vested options so exercised immediately prior to the effective time of the Business Combination, and any vested options that were not so exercised, together with any options that were unvested, were cancelled as of the effective time of the Business Combination.

	Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Joseph Scalzo	2/2/16	—	2,734	(a)	837.15	2/2/26
	2/11/13	3,257	9,771	(b)	514.83	2/11/26
Shaun Mara	2/2/16	—	2,734	(a)	837.15	2/2/26
	8/25/14	315	2,837	(b)	869.46	8/25/24
Scott Parker	2/2/16	—	2,734	(a)	837.15	2/2/26
	1/10/11	2,247	450	(c)	154.58	1/10/21

(a)	Awards vest on the earlier to occur of (1) a change of control (as defined in the award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that vests is based on the number of months elapsed from January 1, 2016 to the date of the change of control, divided by 36. In addition, the awards vest in full if, at the time of a change of control, the board determines that the Company is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control.
(b)	In fiscal 2016, the vesting schedule of the unexercisable awards was amended to provide that awards vest on the earlier to occur of (1) a change of control (as defined in the award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that vests is based on the number of months elapsed from January 1, 2016 until the date of the change of control, divided by 36. In addition, the awards vest in full, if upon a change of control, the board determines that the Company is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control.
(c)	Awards vest in full upon a change of control (as defined in the award agreement) if Atkins Holdings LLC achieves a return on its investment in the Company in connection with the change of control of at least 3 times its aggregate invested capital in the Company, subject to Mr. Parker’s continued employment with the Company.

Potential Payments Upon Termination or Change of Control

The employment arrangements with each of Atkins’ named executive officers provide for the payment of severance benefits upon certain termination of employment.

Severance Benefits Under the Employment Arrangements

Atkins has agreed to pay severance benefits in the event it terminates an executive’s employment without “cause” or an executive resigns for “good reason” (in each case, as defined in the applicable agreement). Atkins also provides severance benefits in the case of an executive’s termination of employment due to death or disability.

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Mr. Scalzo

In the event of a termination of Mr. Scalzo’s employment by the Company without “Cause” (as defined below), by him for “Good Reason” (as defined below) or due to the Company’s non-renewal of the term of his employment agreement (each, a “Qualifying Termination”), subject to his timely execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, he is entitled to the following: (i) a pro-rated portion of his annual bonus for the termination year (if any), based on the Company’s actual performance for the entire bonus year and his number of days of employment with the Company during such year, paid on the same date that annual bonuses are paid to the Company’s other executives (the “Pro-Rata Bonus”)’; (ii) 24 months’ continued base salary (at the rate then in effect); (iii) an amount equal to two times his target annual bonus for the termination year, payable in substantially equal installments over the 24-month post-termination period; (iv) subject to his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and continued payment of the employee portion of the COBRA premiums, up to 18 months’ continued participation in the Company’s group health plan for him and his eligible dependents, subject to earlier termination in the event he becomes ineligible for COBRA or obtains other employment that offers group health benefits; (v) pro-rata vesting of any outstanding incentive equity awards based on his duration of employment with the Company from commencement of the then current vesting tranche through the termination date (“Pro-Rata Equity Vesting”); and (vi) if such termination occurs after July 7, 2021 (a “Retirement Termination”), continued vesting of all of his outstanding incentive equity awards granted at least one year prior to the termination date, as if he had remained employed with the Company and with any performance-based incentive equity awards vesting only to the extent that the underlying performance metrics are achieved, with his stock options to remain outstanding until their expiration date (collectively, the “Retirement Equity Treatment”). If Mr. Scalzo violates any of the material restrictive covenants in his employment agreement (with a violation of the non-competition covenant deemed material) within two years of his Retirement Termination, then any (x) unvested equity awards and (y) incentive equity awards that vested following the Retirement Termination will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Mr. Scalzo will be obligated to repay to the Company any gain received in respect of such equity awards (collectively, the “Retirement Equity Forfeiture Provisions”).

For purposes of the employment agreement, “Cause” means any of Mr. Scalzo’s conviction of, or plea of guilty or nolo contedere to, a felony; engagement in gross neglect or willful misconduct with respect to his duties and responsibilities; material breach of his fiduciary duties to, or of any provision of the employment agreement or any other agreement with, the Company or any of its affiliates; engagement in any activity or behavior that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of its affiliates; or commission of theft, larceny, embezzlement, or fraud; and “Good Reason” means, without Mr. Scalzo’s express prior written consent, a material reduction of his position, duties, and responsibilities with the Company from those in effect as of July 7, 2017 (provided that ceasing to serve as the Chief Executive Officer of a public company will not, standing alone, constitute Good Reason; and provided, further, that the Company’s transition of his position, duties, and responsibilities to a new Chief Executive Officer following receipt of his notice of retirement (which he must provide at least six months prior to retiring) will not constitute Good Reason so long as he continues to have executive officer-level responsibilities during such period); a change such that he no longer reports to at least one of the Board, the Executive Chairman of the Board or the Executive Vice Chairman of the Board; the Company’s failure to take commercially reasonable best efforts to nominate him to the Board (unless such nomination is prohibited by legal or regulatory requirements); a reduction of his base salary or target bonus opportunity; the Company’s material breach of the employment agreement; or the Company’s requirement that he move his primary place of employment more than 50 miles from Denver, Colorado (provided, that, he will not have Good Reason if the Company relocates its headquarters without relocating his primary place of employment, even if such relocation increases the amount of his business travel). Prior to a termination of Mr. Scalzo’s employment by the Company for Cause or by him for Good Reason, the procedural requirements set forth in the employment agreement must be satisfied.

Upon his resignation without Good Reason after July 7, 2022, subject to his timely execution and non-revocation of a general release of claims, Mr. Scalzo is entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions. Upon a termination of his employment due to death or disability, Mr. Scalzo is entitled to the Pro-Rata Bonus (which, in the event of a termination due to death, will be calculated based on his target annual bonus and paid within 30 days of death).

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Mr. Mara

Mr. Mara’s severance agreement provides for severance benefits if the company terminates his employment without “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement). In the event of such termination or resignation, he is entitled to the continuation of his base salary for 12 months following his termination, subject to his compliance with the restrictive covenants in the agreement (as described above) and his timely execution and non-revocation of a general release of claims.

If Mr. Mara is terminated as a result of a “permanent disability” (as defined in the agreement), he is entitled to: (1) a prorated portion of the annual performance-based cash incentive award earned for the year of termination (if any) calculated at the end of such year and paid on the same date that awards for such year are paid to other executives of the company; (2) any other amounts earned, accrued or owing but not yet paid; and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of a termination due to his death, his estate is entitled to the payments set forth in clauses (1) and (2) above, as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If a “change of control” of the company occurs (which is undefined in the agreement), neither the company, nor its affiliates, nor any acquirer will have any obligation to make severance payments in connection with such change of control, unless Mr. Mara’s employment is terminated by the company without “cause” or he resigns for “good reason” (each as defined in the agreement) in connection with such change of control.

Upon any termination of Mr. Mara’s employment, including a termination for “cause” or resignation other than for “good reason,” he is entitled to: (1) his base salary actually earned up to the date of termination and (2) any earned cash incentive award from the previous year not yet paid.

Mr. Parker

Mr. Parker’s employment letter provides for severance benefits if Mr. Parker’s employment is terminated without “cause” (which is undefined in the letter). In such instance, Mr. Parker is entitled to continue receiving his base salary for 12 months following his termination, subject to his timely execution and non-revocation of a general release of claims.

Change of Control Benefits

Mr. Scalzo

In the event of a Qualifying Termination within the one-year period immediately following a change of control (as defined in the 2017 Long Term Incentive Plan), in addition to the severance benefits described above, Mr. Scalzo is entitled to accelerated vesting of all of his incentive equity awards outstanding as of the change of control, subject to his timely execution and non-revocation of a general release of claims. Mr. Scalzo also is entitled to such accelerated vesting upon a Qualifying Change in Control (as defined in his employment agreement), regardless of whether a Qualifying Termination occurs.

Mr. Mara

Pursuant to Mr. Mara’s amended and restated option grant, dated February 2, 2016, upon a “change of control” (as defined in the option grant) that occurs prior to December 31, 2018, Mr. Mara is entitled to an “exit bonus” (as defined in the option grant) equal to the excess, if any, of $2 million over (i) the gross, pre-tax proceeds he receives with respect to his options (net of the exercise price for such options) and shares acquired through previously exercised options, in each case, in the change of control transaction, plus (ii) any other change of control bonuses or similar payments he receives that are contingent upon the change of control transaction. Mr. Mara’s entitlement to the exit bonus is subject to his continued employment with the company through the closing of the change of control transaction.

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Mr. Parker

In 2013, Atkins entered into change in control bonus award agreements with Mr. Parker that provide for cash bonus payments payable upon a “change in control” (as defined in the agreement). The cash bonus payment payable under each agreement is determined by multiplying Mr. Parker’s “covered securities” (as defined in the respective agreements) by an amount designated in each agreement, and his entitlement to the cash bonus is subject to his compliance with the non-disclosure of trade secrets, confidentiality, and non-disparagement obligations and his timely execution and non-revocation of a general release of claims. The maximum potential payments to Mr. Parker under these agreements is approximately $915,000 in the aggregate.

2010 Stock Option Plan

In 2010, Atkins adopted the 2010 Option Plan in order to provide a means to attract, retain and motivate Atkins’ directors, employees and consultants upon whose judgment, initiative and efforts Atkins’ continued success, growth and development are dependent. The 2010 Option Plan provides that each award will expire no later than the tenth anniversary of the grant. Vesting of the options granted under the 2010 Option Plan is determined in accordance with the provisions of the applicable option certificate. The specific provisions of option certificates issued pursuant to the 2010 Option Plan, including those concerning vesting of options, may vary. In order to exercise any portion of the options, the holder must be an active director, employee or consultant at the time of exercise of the option, unless otherwise provided in the applicable option certificate. If the termination of a director, employee or consultant’s status as an active employee is due to his or her death, the person or persons to whom any portion of the options are transferred by will or by the laws of descent and distribution, as applicable, thereafter will be treated as the holder of the option. In no event will an employee be entitled to exercise the option after its original expiration date. All options, whether or not vested, will be forfeited if an employee’s employment is terminated for “cause” (as defined in the 2010 Option Plan), unless otherwise provided in the applicable option certificate.

In connection with the Business Combination, all outstanding vested and unvested options were exercised or cancelled pursuant to the terms of the Merger Agreement. See “Certain Relationships and Related Party Transactions—The Merger Agreement.” No additional awards will be made under the 2010 Option Plan.

2017 Long Term Incentive Plan

In connection with the consummation of the Business Combination, we established a long term incentive compensation plan (the “2017 Long Term Incentive Plan”). The purpose of the 2017 Long Term Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, non-employee directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The 2017 Long Term Incentive Plan provides for the grant of awards in a number of forms that include stock options, stock appreciation rights, restricted stock awards, performance awards, other stock-based awards and other cash-based awards. Officers, non-employee directors, employees and other consulting or advisory service providers of us and any of our subsidiaries and affiliates are eligible for grants under the 2017 Long Term Incentive Plan. Set forth below are the material terms of the 2017 Long Term Incentive Plan.

Administration

The 2017 Long Term Incentive Plan is administered by the compensation committee of our board of directors. Among the compensation committee’s powers are to: (1) determine the form, amount and other terms and conditions of awards and the persons to whom awards will be granted; (2) administer and interpret the 2017 Long Term Incentive Plan, including clarifying, construing and/or resolving any ambiguity in any provision of the 2017 Long Term Incentive Plan or any award agreement issued thereunder; (3) amend the terms of outstanding awards; (4) adopt such rules, forms, instruments and guidelines for administering the 2017 Long Term Incentive Plan as it deems necessary or proper; (5) make all other determinations in connection with the 2017 Long Term Incentive Plan and the awards issued thereunder as it deems necessary and/or desirable; and (6) delegate authority under the 2017 Long Term Incentive Plan to our executive officers.

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Available Shares

The aggregate number of shares of our common stock which may be issued or used for reference purposes under the 2017 Long Term Incentive Plan or with respect to which awards may be granted may not exceed 9,067,917 shares, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2017 Long Term Incentive Plan. In general, if awards under the 2017 Long Term Incentive Plan are cancelled for any reason, or expire or terminate unexercised, the shares of our common stock covered by such awards may again be available for the grant of awards under the 2017 Long Term Incentive Plan.

With respect to any stock option, stock appreciation right, restricted stock award or other stock-based award that will be subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares of our common stock that may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual is 3,022,639 shares (per type of award). The total number of shares of our common stock with respect to all awards that may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual is 3,022,639 shares. With respect to restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals, there are no annual limits on the number of shares of our common stock that may be granted to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual is 3,022,639 shares.

Eligibility for Participation

Officers, non-employee directors, employees and other consulting or advisory service providers of us or any of our subsidiaries and affiliates are eligible to receive awards under the 2017 Long Term Incentive Plan. Awards granted under the 2017 Long Term Incentive Plan are within the discretion of the compensation committee.

Award Agreement

Awards granted under the 2017 Long Term Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, in each case, as determined by the compensation committee.

Stock Options

The compensation committee is able to grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The compensation committee determines the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options are exercisable at such time or times and subject to such terms and conditions as determined by the compensation committee at grant date, and the exercisability of such options may be accelerated by the compensation committee in its discretion.

Stock Appreciation Rights

The compensation committee is able to grant stock appreciation rights (“SARs”), either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”), or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the compensation committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The compensation committee will also be able to grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change of control, as defined in the 2017 Long Term Incentive Plan, or such other event as the compensation committee may designate at the time of grant or thereafter.

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Restricted Stock

The compensation committee is able to award shares of restricted stock. Except as otherwise provided by the compensation committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The compensation committee is able to determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Each recipient of restricted stock is required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, such as satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the compensation committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures.

Other Stock-Based Awards

The compensation committee is able to, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2017 Long Term Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The compensation committee is able to determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based and other stock-based awards are based on one or more of the objective criteria set forth on Exhibit A to the 2017 Long Term Incentive Plan and discussed in general below.

Other Cash-Based Awards

The compensation committee is able to grant awards payable in cash. Cash-based awards are in such form, and dependent on such conditions, as the compensation committee determines, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the compensation committee is able to accelerate the vesting of such award in its discretion.

Performance Awards

The compensation committee is able to grant a performance award to a participant payable upon the attainment of specific performance goals. The compensation committee is able to grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the compensation committee. Based on service, performance and/or other factors or criteria, the compensation committee will be able to, at or after grant, accelerate the vesting of all or any part of any performance award in its discretion.

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Performance Goals

The compensation committee is able to grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the compensation committee. These performance goals may be based on the attainment by the Company of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the compensation committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other off sets and adjustments as may be established by the compensation committee; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the compensation committee is also able to exclude the impact of an event or occurrence which the compensation committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the compensation committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The compensation committee is able to designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change of Control

In connection with a change of control, as defined in the 2017 Long Term Incentive Plan, the compensation committee is able to accelerate vesting of outstanding awards under the 2017 Long Term Incentive Plan. In addition, such awards may be, in the discretion of the compensation committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change of control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change of control is less than the exercise price of the award. The compensation committee is also able to provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

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Amendment and Termination

Notwithstanding any other provision of the 2017 Long Term Incentive Plan, our board of directors is able to, at any time, amend any or all of the provisions of the 2017 Long Term Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2017 Long Term Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2017 Long Term Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the compensation committee is able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2017 Long Term Incentive Plan provides that awards granted under the 2017 Long Term Incentive Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the Securities and Exchange Commission.

Effective Date; Term

The 2017 Long Term Incentive Plan was adopted by our board of directors in connection with the consummation of the Business Combination. No award will be granted under the 2017 Long Term Incentive Plan on or after the tenth anniversary of the date that the 2017 Long Term Incentive Plan is adopted. Any award outstanding under the 2017 Long Term Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

On July 14, 2017, we granted equity awards pursuant to the 2017 Long Term Incentive Plan. In total, the we granted options to purchase 2,700,400 shares of our common stock and 65,845 Restricted Stock Units. The exercise price of the options is $12.00 per share. The awards vest over three years, with one-third of the awards vesting each year, subject to continued employment.  Mr. Scalzo, Mr. Mara and Mr. Parker were awarded options to purchase 1,200,000, 252,967, 238,943 shares of common stock, respectively.

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DESCRIPTION CAPITAL STOCK

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 600,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, 70,562,477 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Simply Good Foods stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividend Rights

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Simply Good Foods’ board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock outstanding are able to elect all of its directors. See “Management—Classified Board of Directors.”

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.

Warrants

Each Warrant entitles the registered holder to purchase one whole share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of common stock. The Warrants will expire on July 7, 2022, five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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We are not obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a Warrant unless the common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Warrants. If we take advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants. If we call the Warrants for redemption and we do not take advantage of this option, Conyers Park Sponsor and its permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Conyers Park. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public Warrants to make any change that adversely affects the interests of the registered holders of public Warrants. The warrant agreement was amended and we assumed the obligations of Conyers Park under the warrant agreement in connection with the consummation of the Business Combination.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we, upon exercise, will round down to the nearest whole number of shares of common stock to be issued to the Warrant holder.

Private Placement Warrants

In connection with Conyers Park’s initial public offering, Conyers Park Sponsor purchased from Conyers Park an aggregate of 6,700,000 warrants in a private placement (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of our common stock at a price of $11.50 per share. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Conyers Park Sponsor or its permitted transferees. Conyers Park Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Business Combination.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

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Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

Pursuant to our amended and restated certificate of incorporation, we have elected to opt out of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers and instead the amended and restated certificate of incorporation includes a provision that is substantially similar to Section 203 of the DGCL but carves out certain of our affiliates and their transferees from the definition of “interested stockholder” and makes certain related changes. This provision prevents us, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder (other than certain of of our affiliates that are carved out of the provision pursuant to our amended and restated certificate of incorporation) who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A ‘‘business combination’’ includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an ‘‘interested stockholder,’’ prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our amended and restated certificate of incorporation does not only allow stockholders to act by written consent.

Our amended and restated certificate of incorporation provides that directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of at least 75% of the voting power of all outstanding shares of the Company.

Our amended and restated certificate of incorporation requires that changes or amendments to our amended and restated certificate of incorporation or amended and restated bylaws must be approved by at least 75% of the voting power of outstanding common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures includes requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Investor Rights Agreement with Conyers Park Sponsor and Atkins Holdings LLC

For a description of the Investor Rights Agreement between Simply Good Foods and each of Conyers Park Sponsor and Atkins Holdings LLC, please see “Certain Relationships and Related Party Transactions—The Investor Rights Agreements.”

Listing of Securities

Our common stock and warrants are listed on NASDAQ under the symbols “SMPL” and “SMPL.W,” respectively.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 7, 2017, the date of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities so long as such conditions continue to be satisfied.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of September 28, 2017 by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each of the Company’s current officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of our common stock is based on 70,562,477 shares outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Wellington Management Group LLP(2)	7,499,604	10.39%
T. Rowe Price Associates, Inc.(3)	8,027,255	11.38%
The Baupost Group, L.L.C.(4)	4,712,500	6.68%
Glenhill Advisers, LLC(5)	2,855,901	4.05%
TD Asset Management Inc.(6)	2,501,900	3.55%
Manulife Asset Management Limited(7)	2,096,512	2.97%
Atkins Holdings LLC	8,843,174	12.53%
Conyers Park Sponsor LLC(8)	9,962,500	14.12%
FMR LLC(9)	7,525,979	10.67%
James M. Kilts(8)	—	—
David J. West(8)	—	—
Brian K. Ratzan(8)	—	—
Clayton C. Daley Jr.	35,000	*
Nomi P. Ghez	50,000	*
James E. Healey	30,000	*
Robert G. Montgomery	25,000	*
Arvin “Rick” Kash	—	—
Richard T. Laube	168,988	*
Joseph E. Scalzo	368,643	*
Todd Cunfer	—	—
Annita M. Menogan	—	—
C. Scott Parker	91,604	*
Hanno E. Holm	13,733	*
Timothy A. Matthews	—	—
All directors and executive officers as a group (15 individuals)	851,106	1.21%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, CO 80265.

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(2)	As of April 28, 2017, as reported on Schedule 13G. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. The business address of Wellinginton Management Group LLP, Wellington Group Holdings LLP, Wellinginton Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned of record by clients of the following investment advisers directly or indirectly owned by Wellington Management Group LLP (the “Wellington Investment Advisers”): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP holds shared voting power of 6,133,197 shares of common stock and shares dispositive power over 7,205,244 shares of common stock.
(3)	As of December 31, 2016, as reported on Schedule 13G. T. Rowe Price Associates, Inc. (“Price Associates”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, The business address of Price Associates is 31 West 52nd Street, 22nd Floor, New York, New York 10019. Price Associates holds sole voting power of 819,133 shares of common stock and sole dispositive power of 4,496,966 shares of common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(4)	As of December 31, 2016, as reported on Schedule 13G. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. SAK Corporation is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner of SAK Corporation. Mr. Klarman and SAK Corporation disclaim beneficial ownership of the securities. The business address of Baupost, SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, MA 02116.
(5)	As of December 31, 2016, as reported on Schedule 13G. The business address of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC (the “Glenhill Entities”) is 600 Fifth Avenue, 11th Floor, New York, New York 10020. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP and Glenhill Long Fund, LP, each a security holder of the Issuer. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LLC is the general partner of Glenhill Long Fund, LP. Glenhill Capital Advisors, LLC is also the investment manager for certain third party accounts for which Units are held and managed by one or more of the Glenhill Entities for the benefit of such third parties. The Glenhill Entities have dispositive power and share certain voting power with respect to such Units, and receive management fees and performance-related fees in connection therewith.
(6)	As of December 31, 2016, as reported on Schedule 13G. The business address of TD Asset Management Inc. (“TDAM”) and TDAM USA Inc. (“TDAM USA”) is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. TDAM individually beneficially owns 2,496,600 shares. TDAM-USA individually beneficially owns 5,300 shares.
(7)	As of December 31, 2016, as reported on Schedule 13G. The business address of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiary Manulife Asset Management Limited (“MAML”) is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. MAML has beneficial ownership of 2,096,512 shares of Income Trust Units. Through its parent-subsidiary relationship to MAML, MFC may be deemed to have beneficial ownership of these same shares. MAML has sole power to vote or to direct the voting of the shares of Income Trust Units beneficially owned.

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(8)	Excludes 6,700,000 shares which may be purchased by exercising warrants that are not presently exercisable. There are five managers of Sponsor’s board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Sponsor. Based upon the foregoing analysis, no individual manager of Sponsor exercises voting or dispositive control over any of the securities held by Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.
(9)	Includes 129,200 shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund; 1,529,800 shares held by Fidelity Puritan Trust Fidelity Balanced Fund; 1,400,000 shares held by Variable Insurance Products Fund II: Contrafund Portfolio; 175,100 shares held by Variable Insurance Products Fund III: Balanced Portfolio; 156,100 shares held by Fidelity Central Investment Portfolios LLC: Fidelity Consumer Staples Central Fund; 359,900 shares held by Fidelity Select Portfolios: Consumer Staples Portfolio; 39,700 shares held by Variable Insurance Products Fund IV: Consumer Staples Portfolio; and 210,200 shares held by Fidelity Summer Street Trust: Fidelity Export and Multinational Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 18,945,674 shares of our Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus. The percentages of shares of Common Stock owned by a particular holder are based on 70,562,477 shares of common stock that are outstanding as of September 28, 2017, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Before the Offering			After the Offering
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Common Stock
Atkins Holdings LLC	8,843,174	12.53%	8,843,174	—	—
Conyers Park Sponsor LLC	9,962,500	14.12%	9,962,500	—	—
Clayton C. Daley Jr.	35,000	*	35,000	—	—
Nomi P. Ghez	50,000	*	50,000	—	—
James E. Healey	30,000	*	30,000	—	—
Robert G. Montgomery	25,000	*	25,000	—	—

*       Less than 1 percent.

For certain additional information for each Selling Stockholder set forth in the above table, see “Principal Stockholders.”

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distributions.”

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our named executive officers and directors are described elsewhere in this prospectus. There are no family relationships among any of our directors or executive officers.

Merger Agreement

On April 10, 2017, Conyers Park entered into the Merger Agreement to effect the Business Combination. Pursuant to the Merger Agreement, Simply Good Foods paid at the consummation of the Business Combination with respect to the shares of common stock, par value $0.01 per share, of NCP-ATK Holdings, Inc. (which does not include any shares issuable pursuant to Exercised Option Shares (as defined in the Merger Agreement), the “Company Common Stock”), and the Exercised Option Shares, an aggregate amount of $730,125,000, subject to customary purchase price adjustments (the “Merger Consideration”). The Merger Consideration consisted of, and was allocated between, 10,250,000 shares of our common stock (at a reference price of $10.00 per share) and an amount of cash equal to the Merger Consideration minus $102,500,000.00. The shares of Class A common stock of Conyers Park issued and outstanding at the closing were canceled and converted automatically into the right to receive one share of our common stock, subject to certain exceptions. Each warrant to purchase shares of Conyers Park common stock issued and outstanding at the closing were converted into a warrant to purchase our common stock.

Each issued and outstanding share of common stock of NCP-ATK Holdings, Inc., excluding certain shares of to be canceled pursuant to the Merger Agreement, Exercised Option Shares and any Company Dissenting Shares (as defined in the Merger Agreement), was canceled and converted automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount (as defined in the Merger Agreement) rounded up to the nearest whole cent; (ii) a number of shares of our common stock equal to the Stock Amount (as defined in the Merger Agreement); and (iii) a contingent right to a portion of the Escrow Amount (as defined in the Merger Agreement), Administrative Expense Amount (as defined in the Merger Agreement), any additional consideration received pursuant to the purchase price adjustment in Section 2.12 of the Merger Agreement, any Bonus Repayment Amount (as defined in the Merger Agreement) and any amounts payable pursuant to the Tax Receivables Agreement (as defined below) (clauses (i) through (iii) collectively, the “Stock Consideration”), in each case, payable, without interest, to the applicable Company Stockholder (as defined in the Merger Agreement) in accordance with the Merger Agreement.

Prior to the closing, holders of options to purchase common stock of NCP-ATK Holdings, Inc. had the opportunity to exercise their vested options. Such exercised vested options were cancelled and terminated at the closing and the holders of such options were entitled to the Exercised Option Shares Consideration (as defined in the Merger Agreement). All options that were either unvested or unexercised were cancelled at the closing.

Any outstanding warrants to purchase common stock of NCP-ATK Holdings, Inc. were sold to NCP-ATK Holdings, Inc. pursuant to the terms of the Warrant Agreement (as defined in the Merger Agreement) and cancelled at the closing and the holder of the warrant was entitled to receive the consideration set forth in the Warrant Agreement (as defined in the Merger Agreement).

The Investor Rights Agreements

Atkins Holdings LLC

At the closing of the Business Combination, Simply Good Foods, Conyers Park Sponsor and Atkins Holdings LLC entered into an Investor Rights Agreement (the “Atkins Holdings Investor Rights Agreement”) providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of Atkins Holdings LLC. Simply Good Foods has agreed to use its commercially reasonable efforts to file a shelf registration statement to register Atkins Holdings LLC’s shares at any time that Simply Good Foods is eligible to do so. Pursuant to the Investor Rights Agreement, Atkins Holdings LLC will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the closing of the Business Combination, as well as to certain other lock-up provisions set forth therein.

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In addition, pursuant to the Atkins Holdings Investor Rights Agreement, for so long as Atkins Holdings LLC holds approximately 50% of its shares of common stock it held on the closing of the merger, it will have the right to nominate one director to serve on the Board of Directors of Simply Good Foods as a Class III Director or, if it chooses not to do so or its nominated director resigns or is removed and is not replaced or nominated in accordance with the Investor Rights Agreement, to select one non-voting observer to participate in any meeting of the Board of Directors. Sponsor and its affiliates have agreed to vote their respective shares of common stock then beneficially owned in favor of the election or appointment of Atkins Holdings LLC’s director. Atkins Holdings LLC’s director will also serve on a standing committee of the Board of Directors chosen by Atkins Holdings LLC.

Conyers Park Sponsor

On July 7, 2017, in connection with the consummation of the Business Combination, Simply Good Foods and Conyers Park Sponsor entered into an Investor Rights Agreement (the “Conyers Park Investor Rights Agreement” and, together with the Atkins Holdings Investor Rights Agreement, the “Investor Rights Agreements”). The Conyers Park Investor Rights Agreement provides for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. Simply Good Foods has agreed to file a shelf registration statement to register Conyers Park Sponsor’s shares within 180 days of Closing. Pursuant to the Conyers Park Investor Rights Agreement, Conyers Park Sponsor will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the Closing, subject to certain exceptions.

In addition, pursuant to the Conyers Park Investor Rights Agreement, for so long as Conyers Park Sponsor holds at least 50% of its shares of common stock it holds at Closing, it will have the right to nominate three directors to serve on the Board, and for so long as Conyers Park Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board.

The Income Tax Receivable Agreement

In connection with the consummation of the Business Combination, we entered into an Income Tax Receivable Agreement with Roark Capital Acquisition, as the Stockholders Representative (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as further described below) in post-closing taxable periods by Simply Good Foods, Conyers Park, NCP-ATK Holdings, Inc. and its eligible subsidiaries (collectively, the “Tax Group”) from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay Roark Capital Acquisition, acting as the Stockholders’ Representative, on behalf of the Selling Equityholders for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards (such alternative minimum tax credit carryforwards and the tax attributes described in clauses (i)-(iii) of the previous sentence, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Tax Group is generally deemed to realize a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attribute as the last item used, except: (i) if in a given year a Tax Attribute would have been used but for Simply Good Foods or one of its subsidiaries having completed an acquisition of one or more business entities (e.g., a new acquisition provides tax attributes that offset income that otherwise would have been offset by a Tax Attribute), then the Tax Group will be deemed to realize the benefit it would have realized in the absence of the subsequent acquisition, until the aggregate tax benefits for that year equals $13.2 million (with any excess carried forward and paid in a year when the realized tax benefit is otherwise less than $13.2 million); and (ii) if the applicable corporate tax rate (and resulting realized tax benefit) is lower than it would have been but for a change of the taxable year after the closing date of the Business Combination (e.g., because the change in tax year enabled the Tax Group to benefit sooner from a legislative rate reduction), then the realized tax benefit will be calculated using the original higher rate (solely for U.S. federal tax purposes) for twelve months following the change of taxable year. Generally, Simply Good Foods will pay the Stockholders’ Representative for the deemed realized tax benefit for each taxable year, except that the amount payable will be adjusted if the realized tax benefit for prior taxable years is subsequently re-determined to be lower or higher than originally calculated (e.g., due to an audit that invalidates a deduction). In addition, any amount otherwise payable under the Tax Receivable Agreement will be reduced by the amount of any pre-closing income taxes of NCP-ATK Holdings, Inc. borne by Simply Good Foods (and any tax deductions arising from such income tax are generally treated as additional Tax Attributes). The Stockholders’ Representative is not required to repay any amounts previously paid under the Tax Receivable Agreement.

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As a result of the foregoing, in certain circumstances (i) Simply Good Foods could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Simply Good Foods may be required to make payments years in advance of the actual realization of tax benefits in respect of the Tax Attributes. In these situations, Simply Good Foods’ obligations under the Tax Receivable Agreement could have an adverse impact on Simply Good Foods’ liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Simply Good Foods will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Indemnity Agreements

In connection with the consummation of the Business Combination, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Simply Good Foods of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Simply Good Foods or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Shareholder Agreements

NCP-ATK Holdings, Inc. and its then principal stockholder, Atkins Holdings LLC, previously entered into shareholder agreements with each of the other stockholders of Atkins, including Mr. Scalzo, its chief executive officer, and Mr. Gandert, its Chief Customer/Business Development Officer, which set forth certain rights and restrictions with respect to the ownership of shares of common stock of NCP-ATK Holdings, Inc.

These shareholder agreements were terminated in connection with the consummation of the Business Combination.

Management Agreement

NCP-ATK Holdings, Inc. was a party to an amended and restated management advisory and consulting services agreement, dated April 3, 2013 (the “Management Agreement”), with Roark Capital Management, LLC (“Roark”), pursuant to which Roark provided management consulting services to NCP-ATK Holdings, Inc. and received specified consideration for such services. The management consulting services generally consisted of advice concerning management, finance, marketing, strategic planning and such other services as was requested from time to time by NCP-ATK Holdings, Inc.

Pursuant to an arrangement with the then majority stockholder, NCP-ATK Holdings, Inc. was obligated to pay a management fee of the greater of $900,000 or an amount equal to 2% of consolidated adjusted EBITDA, as defined by the debt arrangements of NCP-ATK Holdings, Inc., which could be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses were limited to $200,000. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was approximately $1.7 million, $0.9 million, $1.6 million and $1.4 million, respectively. The Management Agreement also included customary indemnification provisions in favor of Roark.

Simply Good Foods terminated the management agreement in connection with the consummation of the Business Combination; however, certain indemnification obligations still remain in effect.

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Stock Purchase Agreement

On January 10, 2014, NCP-ATK Holdings, Inc. entered into a contingent stock purchase agreement with Robert C. Gandert, our Chief Customer/Business Development Officer, pursuant to which Mr. Gandert had the right to sell and to require NCP-ATK Holdings, Inc. to purchase 750 shares of common stock of NCP-ATK Holdings, Inc. held by Mr. Gandert for an aggregate purchase price of $891,088. The agreement was subject to Mr. Gandert’s continued employment with NCP-ATK Holdings, Inc., and contained other provisions relating to, among other things, a general release of claims against NCP-ATK Holdings, Inc. and affiliates of Roark. Simply Good Foods completed the transactions contemplated by the stock purchase agreement in connection with the consummation of the Business Combination.

Private Placement Warrants

Simultaneously with the commencement of Conyers Park’s initial public offering, Conyers Park completed the private sale of 6,700,000 warrants at a purchase price of $1.50 per warrant, to Conyers Park Sponsor, generating gross proceeds to us of $10,050,000. The private placement warrants were substantially similar to the warrants sold as part of the units issued in Conyers Park’s initial public offering, except that if held by the original holder or their permitted assigns, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, are subject to transfer restrictions until 30 days following the consummation of the Business Combination. If the warrants are held by holders other than its initial holder, the warrants will be redeemable by Conyers Park and exercisable by holders on the same basis as the warrants issued as part of the units in Conyers Park’s initial public offering.

In connection with the consummation of the Business Combination, the private placement warrants were converted into Warrants to purchase our common stock. See “Description of Capital Stock—Warrants.”

Conyers Park Registration Rights Agreement

In connection with the Conyers Park initial public offering, Conyers Park Sponsor and certain of our independent directors that were previously directors of Conyers Park entered into a registration rights agreement with Conyers Park, entitling them to certain demand and “piggyback” registration rights with respect to the equity securities of Conyers Park. In connection with the consummation of the Business Combination, such registration rights agreement was superseded by the Conyers Park Investor Rights Agreement.

Administrative Services Agreement

On July 14, 2016, in connection with its initial public offering, Conyers Park entered into an Administrative Services Agreement with Conyers Park Sponsor, pursuant to which Conyers Park paid $10,000 per month for office space, utilities and administrative support (the “Administrative Services Agreement”). Upon the consummation of the Business Combination, the Administrative Services Agreement was terminated.

Policies and Procedures for Related Person Transactions

Simply Good Foods’ audit committee must review and approve any related person transaction it proposes to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Simply Good Foods and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to Simply Good Foods and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for Simply Good Foods to enter into the transaction;

●	whether the transaction would impair the independence of an outside director;

●	whether the transaction would present an improper conflict of interest for any director or executive officer; and

●	any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

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CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Overview

The following is a general summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the ownership and disposition of shares of our common stock. This summary deals only with shares of our common stock that are purchased by a non-U.S. holder in this offering and that will be held by such non-U.S. holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of the discussion regarding U.S. federal income tax consequences, a “non-U.S. holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is not any of the following:

●	an individual who is a citizen or resident of the United States;

●	an entity treated as a corporation created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	any entity or arrangement treated as a partnership;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in shares of our common stock, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation (such as the alternative minimum tax or the unearned income Medicare contribution tax and does not address any aspects of other U.S. federal taxes (such as gift taxes) or state, local or non-U.S. taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or an entity subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment).

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We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below.

The discussion below assumes that no item of income or gain in respect of shares of our common stock at any time will be effectively connected with a U.S. trade or business conducted by a non-U.S. holder. If you are a non-U.S. holder conducting a U.S. trade or business and your income or gain in respect of shares of our common stock is effectively connected with such U.S. trade or business, you should consult your tax advisor regarding the U.S. federal income tax (including branch profits tax) consequences resulting from your investment in shares of our common stock.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult your tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

In general, cash distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock (determined on a share by share basis), but not below zero, and thereafter will be treated as gain from the sale of stock (the treatment of which is discussed below under “—Gain on Disposition of Shares of Common Stock”).

As discussed under “Dividends” above, we do not currently anticipate paying any cash dividends on shares of our common stock in the foreseeable future. In the event that we do pay dividends on shares of our common stock, subject to the discussions below of backup withholding and FATCA (as defined below), such dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding, as discussed below) for dividends generally will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits, or (b) if shares of our common stock are held through certain non-U.S. intermediaries (including certain non-U.S. partnerships), to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to the non-U.S. holder of any dividends, and may be required to be updated periodically.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below of backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our common stock generally will not be subject to United States federal income tax, unless:

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

●	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock (the “applicable period”).

We will be a USRPHC if at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding common stock at some time during the applicable period, but there can be no assurance that our common stock will be treated as regularly traded on an established securities market. You should consult your tax advisor about the consequences that could result if we are, or become, a USRPHC.

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Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury (generally on an applicable IRS Form W-8) that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, FATCA may impose a withholding tax of 30% on dividend income from our common stock and, once effective, on the gross proceeds of a sale or other disposition of our common stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, including providing sufficient documentation evidencing its compliance (or deemed compliance with FATCA), (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Alternatively, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Under the applicable U.S. Treasury regulations, withholding under FATCA generally applies to payments of dividends on shares of our common stock and, pursuant to current administrative guidance, is expected to apply to payments of gross proceeds made after December 31, 2018. Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA on their investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) who is an individual will be includable in such non-U.S. holder’s taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions

●	internal distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of our Common Stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the shares of our Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

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The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the shares of our Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Investor Rights Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, but not including underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. This summary of the terms of the Investor Rights Agreements and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Investor Rights Agreements, copies of which have been filed as Exhibit 10.1 and Exhibit 10.2 to this registration statement.

Selling Stockholders may use this prospectus in connection with resales of the Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the Common Stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the Common Stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, partners or shareholder pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus, which we expect to be approximately $122,000.

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LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of NCP-ATK Holdings, Inc. and subsidiaries at August 27, 2016, August 29, 2015 and December 27, 2014, and for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Conyers Park Acquisition Corp. as of December 31, 2016 and for the period from April 20, 2016 (inception) to December 31, 2016 included in this prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus, which amends our prior registration statement on Form S-4 (File No. 333-217244). This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

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Index to Financial Statements

Page Number

Audited Consolidated Financial Statements of NCP-ATK Holdings, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of August 27, 2016, August 29, 2015 and December 27, 2014	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the 52-week periods ended December 28, 2013 and December 27, 2014 and the 35-week period ended August 29, 2015 and the 52-week period ended August 27, 2016	F-5
Consolidated Statements of Cash Flows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements of NCP-ATK Holdings, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets as of May 27, 2017 and August 27, 2016	F-25
Unaudited Consolidated Statements of Operations and Comprehensive Income for the 39-week periods ended May 27, 2017 and May 28, 2016	F-26
Unaudited Consolidated Statements of Cash Flows for the 39-week periods ended May 27, 2017 and May 28, 2016	F-27
Notes to Unaudited Consolidated Interim Financial Statements	F-28

Audited Financial Statements of Conyers Park Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-41
Balance Sheet as of December 31, 2016	F-42
Statement of Operations for the period from April 20, 2016 (inception) through December 31, 2016	F-43
Statement of Changes in Stockholders’ Equity for the period from April 20, 2016 (inception) through December 31, 2016	F-44
Statement of Cash Flows for the period from April 20, 2016 (inception) through December 31, 2016	F-45
Notes to Financial Statements	F-46

Unaudited Condensed Interim Financial Statements of Conyers Park Acquisition Corp.
Unaudited Condensed Balance Sheets as of March 31, 2017 and December 31, 2016	F-54
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2017	F-55
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2017	F-56
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2017	F-57
Unaudited Notes to Condensed Financial Statements	F-58

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of NCP-ATK Holdings, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of NCP-ATK Holdings, Inc. and subsidiaries (the “Company”) as of August 27, 2016, August 29, 2015, and December 27, 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014, and the 52-week period ended December 28, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCP-ATK Holdings, Inc. and subsidiaries at August 27, 2016, August 29, 2015, and December 27, 2014, and the consolidated results of their operations and their cash flows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014, and the 52-week period ended December 28, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
April 11, 2017

F-2

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Balance Sheets
(In Thousands)

	August 27, 2016	August 29, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$78,492	$57,094	$39,914
Accounts receivable, net	42,839	28,404	53,794
Inventories, net	27,544	33,642	31,201
Prepaid expenses	1,753	1,362	3,286
Other current assets	8,353	6,407	10,555
Total current assets	158,981	126,909	138,750

Long-term assets:
Property and equipment, net	2,273	2,550	2,222
Intangible assets, net	185,688	194,779	201,410
Goodwill	40,724	40,724	40,844
Other long term assets	1,846	1,991	1,989
Total assets	$389,512	$366,953	$385,215

Liabilities and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$18,750	$16,452	$20,596
Accrued interest	4,028	4,237	6,225
Accrued expenses and other current liabilities	16,629	10,505	10,539
Current maturities of long-term debt	11,387	6,765	9,015
Total current liabilities	50,794	37,959	46,375

Long-term liabilities:
Long-term debt, less current maturities	321,638	331,565	330,758
Warrant liabilities	15,722	15,000	16,689
Deferred income taxes	29,192	23,751	27,610
Total liabilities	417,346	408,275	421,432

See Commitments and contingencies (Note 9)

Stockholders’ equity (deficit):
Common stock	5	5	5
Additional paid-in capital	(43,551)	(46,384)	(46,620)
Retained earnings	16,155	6,121	11,435
Accumulated other comprehensive (loss)	(443)	(1,064)	(1,037)
Total stockholders’ equity (deficit)	(27,834)	(41,322)	(36,217)
Total liabilities and stockholders’ equity (deficit)	$389,512	$366,953	$385,215

See accompanying notes to consolidated financial statements.

F-3

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Statements of Operations and Comprehensive Income (Loss)
(In Thousands)

	52-Week Period Ended	35-Week Period Ended	52-Week Period Ended	52-Week Period Ended
	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Net Sales	$427,858	$252,898	$429,858	$393,929
Cost of goods sold	248,464	151,978	249,832	221,120
Gross profit	179,394	100,920	180,026	172,809

Operating expenses:
Distribution	18,489	11,429	19,481	19,544
Selling	18,513	14,632	22,282	23,211
Marketing	37,751	30,515	33,548	31,951
General and administrative	46,961	29,028	41,000	40,008
Depreciation and amortization	10,179	7,267	11,195	11,304
Other expense	1,542	65	146	603
Total operating expenses	133,435	92,936	127,652	126,621

Income from operations	45,959	7,984	52,374	46,188

Other income (expense):
Change in warrant liabilities	(722)	1,689	143	(3,173)
Interest expense	(27,195)	(18,331)	(27,823)	(35,402)
Loss on foreign currency transactions	(619)	(1,045)	(1,211)	1,198
Other income	118	55	96	297
Total other expense	(28,418)	(17,632)	(28,795)	(37,080)

Income (loss) before income taxes	17,541	(9,648)	23,579	9,108
Income tax expense (benefit)	7,507	(4,334)	9,623	5,859
Net income (loss)	10,034	(5,314)	13,956	3,249

Other comprehensive income (loss):
Foreign currency translation adjustments	621	(27)	292	(1,822)
Comprehensive income (loss)	$10,655	$(5,341)	$14,248	$1,427

See accompanying notes to consolidated financial statements.

F-4

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(In Thousands, Except for Shares)

				Retained	Accumulated
	Common Stock		Additional Paid-in	Earnings (Accumulated	Other Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance, December 29, 2012	488,675	$5	$16,842	$(5,770)	$493	$11,570
Net Income	—	—	—	3,249	—	3,249
Stock compensation	—	—	1,511	—	—	1,511
Foreign currency translation adjustments	—	—	—	—	(1,822)	(1,822)
Excess tax benefit from stock-based compensation	—	—	760	—	—	760
Exercise of options to purchase common stock	9,343	—	1,476	—	—	1,476
Purchases of common stock	3,097	—	1,550	—	—	1,550
Distribution to stockholders	—	—	(72,205)	—	—	(72,205)
Balance, December 28, 2013	501,115	5	(50,066)	(2,521)	(1,329)	(53,911)
Net Income	—	—	—	13,956	—	13,956
Stock compensation	—	—	1,428	—	—	1,428
Foreign currency translation adjustments	—	—	—	—	292	292
Excess tax benefit from stock-based compensation	—	—	97	—	—	97
Exercise of options to purchase common stock	4,833	—	1,921	—	—	1,921
Balance, December 27, 2014	505,948	5	(46,620)	11,435	(1,037)	(36,217)
Net loss	—	—	—	(5,314)	—	(5,314)
Stock compensation	—	—	225	—	—	225
Foreign currency translation adjustments	—	—	—	—	(27)	(27)
Exercise of options to purchase common stock	72	—	11	—	—	11
Balance, August 29, 2015	506,020	5	(46,384)	6,121	(1,064)	(41,322)
Net Income	—	—	—	10,034	—	10,034
Stock compensation	—	—	2,104	—	—	2,104
Foreign currency translation adjustments	—	—	—	—	621	621
Excess tax benefit from stock-based compensation	—	—	403	—	—	403
Exercise of options to purchase common stock	2,112	—	326	—	—	326
Balance, August 27, 2016	508,132	$5	$(43,551)	$16,155	$(443)	$(27,834)

See accompanying notes to consolidated financial statements.

F-5

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Statements of Cash Flows
(In Thousands)

	52-Week Period Ended	35-Week Period Ended	52-Week Period Ended	52-Week Period Ended
	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Cash from operating activities
Net income (loss)	$10,034	$(5,314)	$13,956	$3,249
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,179	7,267	11,195	11,304
Amortization of deferred financing costs and debt discount	2,159	1,285	2,126	2,352
Write off of extinguished deferred financing costs	—	—	—	7,136
Stock compensation	2,104	225	1,428	1,511
Change in warrant liabilities	722	(1,689)	(143)	3,173
Unrealized loss on foreign currency transactions	619	1,045	1,211	(1,198)
Deferred income taxes	5,505	(3,852)	8,786	7,110
Changes in operating assets and liabilities:
Accounts receivable, net	(14,854)	24,852	(8,676)	(17,707)
Inventories, net	6,078	(2,734)	833	(720)
Prepaid expenses	(391)	1,924	453	(1,188)
Other current assets	(1,309)	(574)	(4,735)	(987)
Accounts payable	2,247	(3,872)	(205)	116
Accrued interest	(211)	(1,986)	(113)	4,680
Accrued expenses and other current liabilities	6,029	4,126	(2,619)	3,035
Other	112	(277)	(18)	75
Net cash provided by operating activities	29,023	20,426	23,479	21,941

Investing activities
Purchases of property, plant, and equipment	(815)	(968)	(875)	(1,229)
Net cash used in investing activities	(815)	(968)	(875)	(1,229)

Financing activities
Purchases of common stock	—	—	—	1,550
Proceeds from option exercises	326	11	1,921	1,476
Cash paid to warrant holder	—	—	—	(3,499)
Distribution to stockholders	—	—	—	(72,205)
Excess tax benefit from stock-based compensation	403	—	97	760
Borrowings of long-term debt	—	—	—	355,000
Principal payments of long-term debt	(7,464)	(2,176)	(6,875)	(271,476)
Payment on credit line	—	—	—	(2,000)
Financing costs	—	—	—	(11,335)
Net cash used in financing activities	(6,735)	(2,165)	(4,857)	(1,729)
Effect of exchange rate on cash	(75)	(113)	(249)	(52)
Net Increase in cash	21,398	17,180	17,498	18,931
Cash at beginning of period	57,094	39,914	22,416	3,485
Cash end of period	$78,492	$57,094	$39,914	$22,416

Supplemental disclosures of cash flow information
Cash paid for interest	$25,247	$19,067	$25,798	$21,035
Cash paid for taxes	$812	$368	$3,624	$1,693

See accompanying notes to consolidated financial statements.

F-6

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

1. Nature of Operations and Principles of Consolidation

NCP-ATK Holdings, Inc. (dba Atkins Nutritionals and referred to herein as “Atkins” or “the Company”) operates in the healthy snacking category. The Atkins approach focuses on a healthy diet with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, shakes, and frozen meals designed around the nutrition principles of the Atkins Diet.

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter, which corresponds with second fiscal quarter, and lowest in the fourth calendar quarter, which corresponds with first fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company maintains its accounting records on a 52/53-week year. During 2015, the Company changed its fiscal year-end to the last Saturday in August. The accompanying financial statements include the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company estimates the allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and fiscal strength of customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Receivables more than 90 days old are considered past due. Accounts receivable are written off when they are determined to be uncollectible. The Company’s policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other quantitative and qualitative analyses. At August 27, 2016, August 29, 2015 and December 27, 2014, the allowance for doubtful accounts was $336, $57 and $62, respectively.

The Company estimates allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions, and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as the Company’s best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. The Company’s allowances for these commitments are recorded as a reduction to both accounts receivables and net sales. At August 27, 2016, August 29, 2015 and December 27, 2014, the allowance for these commitments was $9,567, $7,848 and $9,227, respectively.

F-7

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits available on demand, and other short-term, highly liquid investments with original maturities of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Inventories

Inventories, which consist of nutrition bars, shakes, frozen meals and packaging material, are valued at the lower of cost or market, with cost determined using standard costs which approximate costs determined on the first-in, first-out method, and with market defined as the lower of replacement cost or realizable value.

Obsolete inventory is reserved at 50% for inventory four to six months from expiration, and 100% for items within three months of expiration. Reserves are also taken for certain products or packaging materials when it is determined their cost may not be recoverable. At August 27, 2016, August 29, 2015 and December 27, 2014, the provision for obsolete inventory was $998, $503 and $545, respectively.

Property and Equipment

Property and equipment are stated at cost or the allocated fair value in purchase accounting, net of accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in other income.

The Company capitalizes costs of materials and consultants involved in developing its website and mobile applications for smart phones (collectively, “website development costs”). Costs incurred during the preliminary project and post-implementation stages are charged to expense. Website development costs are amortized on a straight-line basis over an estimated useful life of three years. Included in property and equipment are website development costs as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Website development costs, gross	$2,063	$1,782	$925
Accumulated amortization	1,215	634	340
Website development costs, net	$848	$1,148	$585

Amortization of capitalized website development costs was $581, $293, $767 and $533 during the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013, respectively. There were no disposals of fully amortized website development costs during the fiscal periods ended August 27, 2016, August 29, 2015 and December 28, 2013. For the fiscal year ended December 27, 2014, the total disposals of fully amortized website development costs was $1,902.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Furniture and fixtures	7 years
Computer equipment, software, and website development costs	3–5 years
Machinery and equipment	7 years
Office equipment	3–5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, whenever events or changes in business circumstances indicate that the carrying value of any long-lived assets may not be fully recoverable. There were no indicators of impairment in the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013.

F-8

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from acquisitions including the 2011 acquisition of the Company. Intangible assets primarily include brands and trademarks with indefinite lives and customer-related relationships with finite lives. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill.

Finite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Property and Equipment” significant accounting policy.

For goodwill and other intangible assets that have indefinite lives, those assets are not amortized. Rather impairment tests are conducted on an annual basis or more frequently if indicators of impairment are present.

A quantitative impairment assessment of goodwill and indefinite-lived intangibles was performed in 2013 and a qualitative assessment of goodwill and indefinite-lived intangibles was performed in 2014, 2015, and 2016. In 2016, the impairment assessment was performed as of August 27, 2016. Qualitative assessment includes consideration for the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, it was determined that it is more likely than not the reporting unit had a fair value in excess of carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following table set forth the Company’s assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy.

Fair value at August 27, 2016.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,722	$15,722

F-9

Fair value at August 29, 2015.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,000	$15,000

Fair value at December 27, 2014.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$16,689	$16,689

From August 29, 2015 to August 27, 2016 and December 27, 2014 to August 29, 2015, the fair value of the warrants changed by $722 and $(1,689) respectively, which is included in “Change in warrant liabilities” in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The fair value of the warrant has been calculated based on estimating future cash payments to be made to the former owner, in part based on the probability-weighted present value of various payout scenarios. Key fair value inputs are the discount rate; expected future cash flows under various payout scenarios, which are derived in part from an estimate of various transaction prices on a future change in a control event; and a probability analysis of the payout scenarios. The methodology for measuring fair value is sensitive to the volatility of key inputs mentioned above.

At August 27, 2016, the carrying value of the Company’s debt approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not changed since entering into the debt instrument.

Deferred Financing Costs and Debt Discounts

Costs incurred in obtaining long-term financing paid to parties other than creditors are considered a debt discount and are amortized over the terms of the long-term financing agreements using the effective-interest method. Amounts paid to creditors are recorded as a reduction in the proceeds received by the creditor and are considered a discount on the issuance of debt.

Research and development activities

The Company’s research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. The Company’s total research and development expenses were $2,100, $1,400, $2,100 and $1,810 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. Research and development costs are included in “General and administrative” expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (loss).

Income Taxes

Income taxes include federal, state, and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Foreign Currency Translation

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the translation of these amounts are recorded as a component of other comprehensive income (loss).

F-10

Unrealized foreign currency gains and losses arising from the remeasurement of intercompany positions within the Company’s international subsidiaries are recorded as a component of other income (expense).

Revenue Recognition

The Company is a growing developer, marketer and seller of branded nutritional foods and snacking products. The Company highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge and Atkins Lift brand names. The Company recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the buyer at the time of delivery, and (iv) there is reasonable assurance of collection of the sales proceeds. The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on the Company’s historical experience and expected levels of performance of the trade promotion.

Advertising Costs

Production costs related to television commercials are expensed when first aired. All other advertising costs are expensed when incurred. Total advertising costs were $27,810, $22,983, $27,658 and $28,145 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. Production costs of $0, $0 and $1,460 related to television commercials not yet aired at August 27, 2016, August 29, 2015 and December 27, 2014, respectively, are included in the prepaid expenses and other current assets in the accompanying Consolidated Balance Sheets.

Share-Based Compensation

Share-based compensation is rewarded to employees, directors, and consultants of the Company. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and the Company estimates forfeitures at the date of grant and at each reporting date based on its historical experience and future expectations. Share-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Shipping and Handling Costs

Costs of $18,489, $11,429 $19,481 and $19,544 associated with products shipped to customers in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively, are recognized in “Distribution” in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The Company’s cost of sales does not include shipping and handling amounts related to the delivery to the buyer.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the Company beginning in fiscal 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply. The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

F-11

In April 2015, the Company changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in the Company’s consolidated financial statements in all periods presented. As of August 27, 2016, August 29, 2015 and December 27, 2014, $1,000, $1,600 and $1,300, respectively, have been reclassified from other assets to long-term debt on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) — Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The amendments are to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company has not elected to early adopt and not expected this new accounting update to have a material impact on the financial statements.

In November 2015, the Company changed the manner in which it reports deferred taxes due to electing early adoption of ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Deferred tax liabilities and assets are now all reported as non-current amounts. The Company adjusted its prior period consolidated balance sheet as a result of the adoption of ASU No. 2015-17. As of August 27, 2016, August 29, 2015 and December 27, 2014, $5,200, $4,400 and $2,800, respectively, of short-term deferred tax assets have been reclassified on the consolidated balance sheet into long-term deferred income tax liabilities.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Company is currently evaluating the effects adoption of this guidance will have on the Company’s consolidated financial statements or financial statement disclosures.

F-12

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

3. Concentration of Credit Risk

The Company maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250 per institution. From time to time, the Company’s balances may exceed this limit. At August 27, 2016, August 29, 2015 and December 27, 2014, uninsured cash balances were $78,205, $56,838 and $39,613, respectively.

4. Property and Equipment, Net

Property and equipment, net, are summarized as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Furniture and fixtures	$917	$887	$928
Computer equipment and software	717	597	568
Machinery and equipment	638	525	526
Website development costs	2,063	1,782	925
Leasehold improvements	958	980	480
Construction in progress	256	—	472
	5,549	4,771	3,899
Less: accumulated depreciation and amortization	3,276	2,221	1,677
Total	$2,273	$2,550	$2,222

Depreciation and amortization expenses during the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, were $1,087, $636, $1,248 and $1,357, respectively.

5. Goodwill and Intangible Assets, Net

The change in the carrying amount of goodwill for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014 are as follows:

Total
Balance as of December 28, 2013	$41,033
Goodwill acquired during the period	—
Effect of exchange rate changes	(189)
Balance as of December 27, 2014	40,844
Goodwill acquired during the period	—
Effect of exchange rate changes	120
Balance as of August 29, 2015	40,724
Goodwill acquired during the period	—
Effect of exchange rate changes	—
Balance as of August 27, 2016	$40,724

F-13

There were no impairment charges related to goodwill during these periods or since the inception of the Company.

Intangible assets, net, consist of the following:

		August 27, 2016
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	46,087	74,913
Proprietary recipes and formulas	7 years	4,760	3,885	875
		$235,660	$49,972	$185,688

		August 29, 2015
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	38,020	82,980
Proprietary recipes and formulas	7 years	4,760	3,205	1,555
Covenant not to compete	5 years	6,000	5,656	344
		$241,660	$46,881	$194,779

		December 27, 2014
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	32,642	88,358
Proprietary recipes and formulas	7 years	4,760	2,752	2,008
Covenant not to compete	5 years	6,000	4,856	1,144
		$241,660	$40,250	$201,410

Amortization expenses related to intangible assets during the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013 were $9,092, $6,631, $9,947 and $9,947, respectively.

Estimated future amortization for each of the next five fiscal years and thereafter is as follows:

Fiscal year ending:
2017	$8,747
2018	8,262
2019	8,067
2020	8,067
2021	8,067
Thereafter	34,578
$75,788

F-14

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities were comprised of the following:

	August 27, 2016	August 29, 2015	December 27, 2014
Professional fees	$518	$508	$814
Accrued advertising allowances and claims	876	604	300
Accrued bonus	5,282	4,203	2,502
Freight accrual	1,391	1,382	2,300
Payroll-related accruals	1,033	374	749
Commissions	1,119	677	1,046
Income taxes payable	51	248	212
VAT payable	1,366	1,102	1,392
Other	4,993	1,407	1,224
	$16,629	$10,505	$10,539

7. Long-Term Debt and Line of Credit

On April 3, 2013, the Company entered into a First Lien Credit Agreement (the “First Lien”) and a Second Lien Credit Agreement (the “Second Lien”) with Credit Suisse Securities (USA) LLC. The First Lien consists of a $20,000 revolving line of credit and a $255,000 term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”), with a floor of 1.25%, plus 5.0%, and matures on April 3, 2018. The First Lien term loan requires quarterly principal and interest payments; bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%; and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. Each term lender has the right to refuse any such prepayment. Prepayments are applied against the future principal payments in a manner that is set forth in the First Lien credit agreement. The Second Lien consists of a $100,000 term loan that requires annual interest payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 8.5%, and matures on April 3, 2019.

Under the First Lien and Second Lien, the Company has granted the lenders a security interest in substantially all of the assets of the Company, including its subsidiaries. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, and provide for the maintenance of certain financial ratios. The Company was in compliance with these covenants at August 27, 2016, August 29, 2015 and December 27, 2014.

Upon entering into the First Lien and Second Lien in April 2013, the Company incurred $11,335 in financing costs, of which $2,780 were considered deferred financing charges paid to third parties other than the creditors, and $8,555 were reductions in proceeds paid to creditors and considered a discount on the issuance of debt. At August 27, 2016, August 29, 2015 and December 27, 2014, deferred financing costs were $4,184, $6,344 and $7,077, respectively, net of accumulated amortization of $7,151, $4,991 and $934, respectively. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014, $2,159, $1,285 and $2,126, respectively, was amortized using the effective-interest method in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). Total interest expense for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014, was $27,195, $18,331 and 27,823, respectively, which includes the amortization of deferred financing costs.

F-15

At August 27, 2016, August 29, 2015 and December 27, 2014, there were no amounts drawn against the Company’s lines of credit, and long-term debt consists of the following:

	August 27, 2016	August 29, 2015	December 27, 2014
First Lien and Second Lien term loans	$337,209	$344,674	$346,850
Less: deferred financing fees	4,184	6,344	7,077
Total debt	333,025	338,330	339,773
Less: current maturities, net of deferred financing fees of $1,822 at August 27, 2016, $1,431 at August 29, 2015 and $1,551 at December 27, 2014	11,387	6,765	9,015
Long-term debt, net of deferred financing fees	$321,638	$331,565	$330,758

Aggregate maturities of debt are as follows:

Fiscal year ending:
2017	$11,387
2018	1,848
2019	323,974
$337,209

8. Income Taxes

The sources of income (loss) before income taxes are as follows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Domestic	$17,674	$(9,171)	$23,752	$8,916
Foreign	(133)	(477)	(173)	192
Total	$17,541	$(9,648)	$23,579	$9,108

Income tax expense (benefit) were comprised of the following for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Current:
Federal	$1,413	$(926)	$51	$(1,740)
State and local	135	101	49	94
Foreign	454	343	737	395
Total current	2,002	(482)	837	(1,251)

Deferred:
Federal	4,796	(3,443)	8,351	5,966
State and local	686	(470)	585	872
Foreign	23	61	(150)	272
Total deferred income tax expense (benefit)	5,505	(3,852)	8,786	7,110
Income tax expense (benefit)	$7,507	$(4,334)	$9,623	$5,859

The period ending August 2015 presented represents 35 weeks of activity versus 52 weeks included for other periods disclosed. In addition to the shorter timeframe shown, the period not included generally results in strong sales for the Company. Therefore, the resulting book loss and ultimately the income tax benefit is not reflective of comparative results.

F-16

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Statutory income tax expense:	34.0%	34.0%	35.0%	35.0%
State income tax expense, net of federal	3.9	2.9	4.0	5.5
Valuation allowance	2.2	(4.3)	1.7	9.9
Taxes on foreign income above (below) the U.S. tax	0.5	(0.9)	0.5	0.8
Warrant liabilities	1.4	5.9	(0.2)	12.2
Change in tax rate	0.6	8.8	(0.5)	0.5
Other permanent items	0.2	(1.6)	0.3	0.4
Income tax expense (benefit)	42.8%	44.8%	40.8%	64.3%

For all periods reported, including the 52 week period ended August 2016, the effective rate is higher than the U.S. statutory rate primarily because of state income tax expense, tax losses recognized in jurisdictions for which a tax benefit is not realized, and related to tax expense associated with nondeductible permanent adjustments. Further, the Company’s tax provision has also been impacted by periodic statutory tax rate changes that cause deferred tax balances to be revalued. The decrease in the effective tax rate recorded in 2016 versus 2015 was primarily driven by reduced impacts of nondeductible permanent adjustments and statutory rate changes not recurring during 2016.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at August 27, 2016, August 29, 2015 and December 27, 2014 were as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Deferred Tax Assets:
Accounts receivable allowances	$2,823	$2,506	$2,986
Inventories reserves	372	177	167
Accrued expenses	1,951	1,514	73
Net operating loss carryforwards	12,264	10,782	3,310
Stock Compensation	2,107	1,375	1,336
Other	1,414	1,407	1,105
Deferred Tax Assets:	20,931	17,761	8,977
Valuation allowance	(3,891)	(3,509)	(3,097)

Deferred tax asset, net of valuation allowance	17,040	14,252	5,880

Deferred tax liabilities:
Prepaid expense	(606)	(426)	(1,125)
Excess tax over book depreciation	(54)	(96)	(66)
Website development costs	(317)	(428)	(225)
Intangible amortization	(44,862)	(36,338)	(31,969)
Other	(393)	(607)	—
Deferred tax liabilities	(46,232)	(37,895)	(33,385)
Net Deferred tax liabilities	$(29,192)	$(23,643)	$(27,505)

As of August 27, 2016, the Company recorded U.S. federal net operating loss carryforwards of $22,101 ($22,048 at August 29, 2015), state net operating loss carryforwards of $29,540 ($29,832 at August 29, 2015) and foreign net operating loss carryforwards of $13,710 ($12,347 at August 29, 2015), which are subject to varying expiry periods, beginning in 2018, though a significant portion can be carried forward indefinitely. The federal net operating loss carryforwards will begin to expire in 2035, while state net operating loss carryforwards will begin to expire in 2022.

F-17

The Company considers non-U.S. subsidiary earnings to be permanently invested outside the United States under the provisions of ASC Topic 740-30-25-17. As such, no income or withholding taxes have been provided for approximately $8,700 of unremitted earnings of subsidiaries operating outside of the U.S., under certain foreign subsidiaries. These earnings are estimated to represent the excess of the financial reporting over the tax basis in the Company’s investments in those subsidiaries, which are held below certain foreign subsidiaries. These earnings, which are considered to be indefinitely reinvested, would become subject to U.S. income tax if they were remitted to the U.S. The amount of unrecognized deferred U.S. federal income tax liability on the unremitted earnings has not been determined because the hypothetical calculation is not practicable.

During the 52 weeks ended August 2016, the Company recorded additional tax loss carryforwards in certain European jurisdictions and New Zealand, in the amount of $1,400, primarily driven by operational losses recognized on a local statutory accounting basis. As the carryforwards were generated in jurisdictions where the Company has historically recognized book losses or does not have strong future earnings projections, the Company concluded it was more likely than not that the operating losses would not be realized, and thus recorded full valuation allowances on the associated deferred tax assets. As of August 2016, the Company maintains a valuation allowance of $3,900. In the period of December 27, 2014 to August 29, 2015, the Company increased its valuation allowance by $411 against certain deferred tax assets which are not more likely than not to be realized. In the period of August 29, 2015 to August 27, 2016, the Company increased its valuation allowance by $389K against certain deferred tax assets which are not more likely than not to be realized. The recognition of these deferred tax assets and full valuation allowances result in a net zero impact to the Consolidated Statement of Operations and Comprehensive Income (loss). As of August 27, 2016, the Company has recorded additional valuation allowances on deferred tax assets of approximately $3,600 related to foreign net operating loss carryforwards recognized during the year. This amount represents a full valuation allowance on the deferred tax assets of foreign entities within the United Kingdom, New Zealand, Netherlands, and Spain. The remaining $300 valuation allowance on deferred tax assets relates to state net operating losses. As of August 27, 2016, there is not sufficient positive evidence to conclude that those losses will be recognized.

As of August 27, 2016 and August 29, 2015, the Company has no unrecognized tax benefits. Below is a reconciliation of the beginning and ending unrecognized tax benefits, gross, recorded in the Consolidated Balance Sheet:

	August 27, 2016	August 29, 2015	December 27, 2014
Beginning of period	—	—	133
Increases for tax positions related to the current period	—	—	—
Increases for tax positions related to prior periods	—	—	—
Decreases for tax positions related to prior periods	—	—	(133)
Decreases related to settlements	—	—	—
Decreases due to lapsed statute of limitations	—	—	—
End of period	—	—	—

The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of August 27, 2016, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of the fiscal 2016. No changes to the uncertain tax position balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.

As of August 27, 2016, tax years 2011 to 2015 remain subject to examination in the United States and the tax years 2011 to 2015 remain subject to examination in other major foreign jurisdictions where Atkins conducts business. State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return.

F-18

9. Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for seven buildings. Future annual aggregate minimum lease payments under non-cancelable operating leases are as follows:

Fiscal year ending:
2017	$1,839
2018	855
2019	203
2020	150
2021	119
$3,166

Rent expense charged to operations amounted to $2,347 and $1,503, $2,057 and $1,744 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively.

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Other

The Company has entered into endorsement contracts with certain celebrity figures to promote and endorse the Atkins brand and line of products. These contracts contain endorsement fees, which are expensed ratably over the life of the contract, and performance fees, that are recognized at the time of achievement. Based on the terms of the contracts in place and achievement of performance conditions as of August 26, 2016, the Company will be required to make payments of up to $1,586 over the next year.

10. Stockholders’ Equity

Common Stock

The Company has authorized 600,000 shares of common stock at $0.01 par value per share. The holders of the Company’s common stock are entitled to one vote per share.

Warrant

As stated in the Stock Purchase Agreement dated October 26, 2010, and the Warrant Agreement, dated December 8, 2010, the former owner (the “Holder”) received a warrant to purchase 24,243 shares of common stock of the Company, at a purchase price of $309 per share.

The Holder has a right (the “Put Right”) to require the Company to purchase the warrant, or cause it to be purchased for cash, in connection with the consummation of a change of control transaction or a qualified public offering (each, an “Exit Event”). The Holder may exercise the Put Right by delivering written notice (the “Put Notice”) to the Company at least five business days prior to consummation of such Exit Event. The closing of the exercise of the Put Right will be held concurrently with the closing of such Exit Event. If the Holder has not delivered a Put Notice in accordance with the agreement, then the Company shall have the right to require the Holder to sell the warrant to the Company, or its designee, on or prior to the consummation of the Exit Event on the same terms and conditions as set forth in the Warrant agreement as if the Holder had exercised the Put Right. At the Exit Event, the Holder will receive the greater of the put price (a minimum value of $10,000 and a maximum of $15,000 when certain adjusted EBITDA and/or exit price thresholds have been met) or the net proceeds from the exercise of the warrant.

F-19

The Warrant Agreement also provides for an additional payment to be made to the Holder if dividends or other cash distribution paid to the current owners exceed a certain threshold of the initial investment.

Due to the Put Right, the value of the warrant is reflected as a liability in the accompanying consolidated financial statements and adjusted to fair value each reporting period through “Change in warrant liabilities” in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). “Change in warrant liabilities” reflects changes in fair value of $(722), $1,689, $143 and $(3,173) for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. The fair value at August 27, 2016, August 29, 2015 and December 27, 2014, of $15,722, $15,000 and $16,689, respectively, is recorded in warrants on the accompanying Consolidated Balance Sheets.

11. Defined Contribution Plan and Bonus Program

The Company sponsors a defined contribution plan, a 401(k) tax-deferred savings plan (the “Plan”), under which eligible employees may elect to defer a portion of their salary as a contribution to the Plan. The Company contributes to the Plan a discretionary matching 401(k) contribution in an amount not to exceed 50% of each participant’s elective deferrals that are not in excess of 6% of the participant’s compensation. For the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the Company matched an amount of $345, $265, $311 and $278, respectively.

The Company maintains a performance bonus program for employees and a supplemental performance program for certain executive employees subject to the Company achieving certain targeted goals. Under the terms of the program, the Company will pay cash bonuses to eligible participants on the effective date pursuant to existing letter agreements. At August 27, 2016, August 29, 2015 and December 27, 2014, the Company accrued $5,282, $4,203 and $2,502 for these bonuses, respectively, which are included in general and administrative in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

12. Stock Option Plan

“Option Plan”). Under the terms of the Option Plan, nonqualified stock options may be granted to employees, directors, and consultants of the Company. An option certificate for each grant sets forth the exercise price, vesting period, performance thresholds if applicable, and other terms. Options with service conditions generally vest over a period of five years, and the Company recognizes share-based compensation expense ratably over the vesting period. Options with performance conditions generally vest over five successive years, based on the achievement of certain annual financial targets. Typically, each performance option contains five separate tranches, with each tranche vesting based on a specific year’s target. Compensation cost for each tranche is recognized over the period from grant date to vesting date. Options typically expire after ten years.

During the 52-week period ended August 27, 2016, the company has made a significant modification of the existing Option Plan by removing the performance condition requirement for 5 employees, this modification resulted in an incremental compensation cost of approximately $732. Upon a change in control, a portion of the stock option will vest automatically if the option holder remains continuously employed by the Company through the change effective date. The portion of stock option to vest automatically upon change in control is calculated based on specific details outlined in each stock option agreement. The unvested portion of the stock option will forfeit as of change effective date and the vested portion of the stock option must be exercised within 5 calendar days following receipt by option holder of written notice of change in control. If not exercised, these vested stock options will cancel.

As of August 27, 2016, August 29, 2015 and December 27, 2014, the Company’s authorized common stock includes 75,872, 60,872 and 60,872 shares, respectively, reserved for issuance under the Option Plan. As of August 27, 2016, the Company had granted 75,872 options, and 3,213 options are available for future grant.

F-20

The fair value of each option award is estimated on the date of grant based on Level 3 inputs using the Black-Scholes valuation model, and the following assumptions were used for grants occurring in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Expected volatility	55%	55%	40% to 45%	40% to 45%
Expected dividend yield	0%	0%	0%	0%
Expected option term	5.1 – 6.5 years	5.1 – 6.5 years	6.25 years	6.25 years
Risk-free rate of return	1.62% to 1.74%	1.62% to 1.74%	1.08% to 1.16%	1.08% to 1.16%

The expected term of the options represents the estimated period of time until exercise and considers vesting schedules and expectations of future employee and director behavior. Expected stock price volatility is based on a sampling of comparable publicly traded companies. The Company believes this sector to most closely model the nature of its own business. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company paid a cash distribution to stockholders related to fiscal year 2013 financing activities but has no current plans to pay a cash dividend in the future.

A summary of the option activity under the plans for the 52-week period ended August 27, 2016 is presented below.

	Shares	Weighted average exercise price	Weighted average contractual life in years	Aggregate intrinsic value
Outstanding at beginning of period	38,676	$380.29
Granted	16,141	$837.15
Exercised	(2,112)	$154.58
Forfeited, cancelled and expired	(232)	$154.58
Outstanding at end of period	52,473	$534.78	8	$28,049
Options vested and expected to vest at the end of the period	26,627	$336.21	6	$8,946
Exercisable at end of period	14,089	$269.78	6	$3,798

The following table summarizes information about options outstanding at the period ended August 27, 2016:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable	Weighted average exercise price
$154.58 – $190.75	14,416	5	$156.88	9,612	$156.88
$376.25	1,758	6	$376.25	918	$376.25
$514.83 – $588.12	17,006	7	$522.48	3,348	$527.10
$837.15 – $869.46	19,293	10	$842.43	210	$869.46

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Weighted average grant date fair value per share of options granted	$261.80	$142.28	$142.28	$172.95
Intrinsic value of options exercised	326	11	1,023	3,527
Fair value of shares vested	2,145	757	1,485	1,072
Tax benefit related to stock option expense	595	20	395	1,234

F-21

During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the Company received $326, $11, $1,921 and $1,476 of cash from stock option exercises, respectively. At August 27, 2016, there was $6,383 of total unrecognized stock option expense, all of which is related to unvested options. The remaining compensation expense is expected to be recognized over the weighted-average remaining vesting period of approximately two years.

13. Related-Party Transactions

Pursuant to an arrangement with the majority stockholder of Atkins, the Company is obligated to pay a management fee of the greater of $900 or an amount equal to 2% of consolidated adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), as defined by the First Lien and Second Lien, which can be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses are limited to $200. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was $1,670, $854, $1,574 and $1,401, respectively.

14. Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013 were as follows:

Foreign Currency Translation
Balance at December 29, 2012	$493
Change in other comprehensive income (loss) before reclassifications	(1,822)
Net current-period change	(1,822)
Balance at December 28, 2013	(1,329)
Change in other comprehensive income (loss) before reclassifications	292
Net current-period change	292
Balance at December 27, 2014	(1,037)
Change in other comprehensive income (loss) before reclassifications	(27)
Net current-period change	(27)
Balance at August 29, 2015	(1,064)
Change in other comprehensive income (loss) before reclassifications	621
Net current-period change	621
Balance at August 27, 2016	$(443)

F-22

15. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins Diet. The results of the operating segment is reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s reportable segment.

The financial information relating to the Company’s segment is as follows:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Revenues from external customers	$427,858	$252,898	$429,858	$393,929
Interest expense	(27,195)	(18,331)	(27,823)	(35,402)
Depreciation, depletion, and amortization expense	10,179	7,267	11,195	11,304
Income tax expense or benefit	7,507	(4,334)	9,623	5,859
Income from operations	45,959	7,984	52,374	46,188
Income (loss) before income taxes	17,541	(9,648)	23,579	9,108
Total assets	389,512	366,953	385,215	367,033
Expenditures for long-lived assets	815	968	875	1,229

Reconciliations of the totals of reported segment revenues, profit, or loss measurement, assets, and other significant items reported by segment to the corresponding GAAP totals is not applicable to Atkins as the Company only has one reportable segment.

The following is a summary of geographical information:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Revenues from external customers:
North America	$399,922	$234,564	$398,321	$364,338
International	27,936	18,334	31,537	29,591
Total	$427,858	$252,898	$429,858	$393,929
Long lived assets:
North America	$2,226	$2,481	$2,172	$2,546
International	47	69	50	106
Total	$2,273	$2,550	$2,222	$2,652

Revenues from transactions with external customers for each of Atkins’ products would be impracticable to disclose. Management does not view its business by product line.

Significant customers

Credit risk for the Company was concentrated in the following customers who each comprised more than 10% of the Company’s total sales for the 52-, 35-, 52-, and 52-week period ended August 27, 2016, August 29, 2015, December 27, 2014, and December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Customer 1	41%	38%	40%	41%

F-23

At August 27, 2016, August 29, 2015, December 27, 2014, and December 28, 2013, the significant customers accounted for the following amounts of the Company’s accounts receivable:

	August 27, 2016		August 29, 2015		December 27, 2014		December 28, 2013
Customer 1	$14,884	34%	$8,661	30%	$19,314	35%	$15,073	32%
Customer 2	*	*	*	*	*	*	5,919	13%
Customer 3	*	*	*	*	*	*	4,860	10%
Total of accounts receivable, net	$14,884	34%	$8,661	30%	$19,314	35%	$25,852	55%

*	Customer did not account for more than 10% of account receivables during the period indicated.

No other customers of the Company accounted for more than 10% of sales during these periods. The Company generally does not require collateral from its customers and has not incurred any significant losses on uncollectible accounts receivable.

16. Subsequent Events

The Company has evaluated all events or transactions that occurred through the original issuance date of December 14, 2016, and from that date to April 11, 2017, the date the consolidated financial statements were available to be issued. During this period, the Company entered into an exclusive license agreement with Bellisio Foods, Inc. (Bellisio) to license Atkins frozen meals effective September 1, 2016. Length of the agreement is up to fourteen years with initial term of seven years and renewable for another seven. Under this agreement, Bellisio will be responsible for the manufacture of Atkins frozen meals and the sale of such to retailers and ANI will receive quarterly royalty payments throughout the term of the agreement.

In December 2016, the Company purchased Wellness Foods, Inc. (“Wellness Foods”), a Canadian-based company and owner of the “SimplyProtein” line of products for $21,039 in cash. Wellness Foods, Inc. is based in Toronto, Canada and manufactures, markets and distributes protein rich snack foods that offer clean eating, optimal ingredients and innovative nutrition. The acquisition of Wellness Foods expanded the Wellness Foods’ portfolio of protein rich products and provided new product capabilities to support Atkins’ brand of “low-carb,” “effective weight-management” and “protein-rich” diet.

In July 2016, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a co-manufacturer to use the Atkins name and licensed marks to develop, market, distribute and sell frozen food products. In accordance with and subject to terms and conditions of the License Agreement, Atkins will receive a minimum annual royalty payment of $4,000 in the first year of the License Agreement and increasing annually 3% through the seventh year. The License Agreement became effective on September 1, 2016 and all related revenue will be recorded on the Statement of Operations and Comprehensive Income as net sales.

In January 2017, the Company entered into a non-binding, confidential letter agreement (the “Letter”) with Conyers Park Acquisition Corp. (“’Buyer”), a special-purpose acquisition company with respect to the potential acquisition of Atkins. As part of the parties’ desire to move forward, they have agreed to enter into this Letter in advance of entering into a definitive agreement. The Letter is subject to (a) the satisfactory completion by the Buyer and its advisors of updated business, tax, accounting and legal due diligence, (b) the negotiation and execution of a definitive agreement between Buyer and the Company setting forth the terms and conditions of the potential transaction and containing representations, warranties, covenants, and closing conditions customary for a transaction of this type, and the satisfaction of the conditions set forth in the Letter, and (c) the receipt of any necessary governmental or regulatory consents and approvals.

F-24

NCP-ATK Holdings, Inc. and Subsidiaries

(dba Atkins Nutritionals)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	May 27, 2017	August 27, 2016
Assets
Current assets:
Cash and cash equivalents	$22,163	$78,492
Accounts receivable, net	36,194	42,839
Inventories, net	29,469	27,544
Prepaid expenses	2,916	1,753
Other current assets	15,458	8,353
Total current assets	106,200	158,981

Long-term assets:
Property and equipment, net	1,857	2,273
Intangible assets, net	183,688	185,688
Goodwill	55,190	40,724
Other long term assets	2,224	1,846
Total assets	$349,159	$389,512

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable	$18,095	$18,750
Accrued interest	3,538	4,028
Accrued expenses and other current liabilities	13,795	16,629
Current maturities of long-term debt	—	11,387
Total current liabilities	35,428	50,794

Long-term liabilities:
Long-term debt, less current maturities	280,953	321,638
Warrant liabilities	15,000	15,722
Deferred income taxes	29,424	29,192
Total liabilities	360,805	417,346
See Commitments and contingencies (Note 11)

Stockholders' equity (deficit):
Common stock	5	5
Additional paid-in-capital	(41,571)	(43,551)
Retained earnings	30,752	16,155
Accumulated other comprehensive (loss)	(832)	(443)
Total stockholders' equity (deficit)	(11,646)	(27,834)
Total liabilities and stockholders' equity (deficit)	$349,159	$389,512

See accompanying notes to unaudited consolidated financial statements.

F-25

NCP-ATK Holdings, Inc. and Subsidiaries

(dba Atkins Nutritionals)

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(In thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2017	May 28, 2016	May 27, 2017	May 28, 2016
Net sales	$96,503	$104,590	$298,614	$324,367
Cost of goods sold	52,933	62,162	159,759	188,651
Gross profit	43,570	42,428	138,855	135,716

Operating Expenses:
Distribution	4,084	4,598	13,413	13,673
Selling	4,350	5,444	12,621	14,813
Marketing	9,733	9,494	28,969	28,958
General and administrative	12,276	12,215	33,975	34,080
Depreciation and amortization	2,482	2,458	7,409	7,705
Other Expense	17	227	75	652
Total operating expenses	32,942	34,436	96,462	99,881

Income from operations	10,628	7,992	42,393	35,835

Other income (expense):
Change in warrant liabilities	1,119	—	722	—
Interest expense	(6,430)	(6,559)	(20,059)	(20,292)
Loss (gain) on foreign currency transactions	724	357	6	(44)
Other income (expense)	83	(12)	282	104
Total other expense	(4,504)	(6,214)	(19,049)	(20,232)

Income before income taxes	6,124	1,778	23,344	15,603
Income tax expense	1,777	1,002	8,747	6,728
Net income	$4,347	$776	$14,597	$8,875

Other comprehensive income:
Foreign currency translation adjustments	(805)	33	(389)	158
Comprehensive income	$3,542	$809	$14,208	$9,033

See accompanying notes to unaudited consolidated financial statements.

F-26

NCP-ATK Holdings, Inc. and Subsidiaries

(dba Atkins Nutritionals)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Thirty-Nine Weeks Ended
	May 27, 2017	May 28, 2016
Operating activities
Net income	$14,597	$8,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,409	7,705
Amortization of deferred financing costs and debt discount	1,474	1,387
Stock compensation expense	1,871	1,545
Change in warrant liabilities	(722)	—
Unrealized loss on foreign currency transactions	(111)	470
Deferred income taxes	(1,128)	6,110
Changes in operating assets and liabilities:
Accounts receivable, net	8,289	(10,641)
Inventories, net	(1,110)	1,085
Prepaid expenses	(399)	239
Other current assets	(7,964)	2,146
Accounts payable	(1,168)	(1,314)
Accrued interest	(490)	(142)
Accrued expenses and other current liabilities	(1,846)	1,345
Other	39	57
Net cash provided by operating activities	18,741	18,867
Investing activities
Purchases of property, plant, and equipment	(421)	(521)
Wellness Foods investment	(21,039)	—
Net cash used in investing activities	(21,460)	(521)
Financing activities
Proceeds from option exercises	109	—
Principal payments of long-term debt	(53,586)	(7,464)
Net cash used in financing activities	(53,477)	(7,464)
Cash and cash equivalents
Net (decrease) increase in cash	(56,196)	10,882
Effect of exchange rate on cash	(133)	(290)
Cash at beginning of period	78,492	57,094
Cash and cash equivalents at end of period	$22,163	$67,686

Supplemental disclosures of cash flow information
Cash paid for interest	$18,949	$19,034
Cash paid for taxes	$12,371	$237

See accompanying notes to unaudited consolidated financial statements.

F-27

Notes to Unaudited Consolidated Interim Financial Statements

(In thousands, except for shares data)

1. General

Description of Business

NCP-ATK Holdings, Inc. (dba Atkins Nutritionals and referred to herein as “Atkins” or “the Company”) operates in the healthy snacking category. The Atkins approach focuses on a healthy diet with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, shakes, and frozen meals designed around the nutrition principles of the Atkins Diet.

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter, which corresponds with the second fiscal quarter, and lowest in the fourth calendar quarter, which corresponds with the first fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

Licensing of the Frozen Meals

On September 1, 2016, the agreement with Bellisio Foods to license Atkins’ frozen meals resulting in royalty income became effective. This income will be reported within net sales for the period beginning with the thirty-nine weeks ended May 27, 2017 whereas the frozen sales and related profitability was included in net sales through operating income in all prior periods. For a further discussion of this agreement, see note 9 Significant Agreement, in the notes to the Financial Statements.

Basis of Presentation

The interim financial information as of May 27, 2017 and May 28, 2016 has been prepared without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), have been omitted pursuant to those rules and regulations. It is recommended that these interim financial statements be read in conjunction with the Company’s consolidated financial statements and related notes thereto for the 52 weeks ended August 27, 2016, the 35 weeks ended August 29, 2015, the 52 weeks ended December 27, 2014 and the 52 weeks ended December 28, 2013 in the definitive proxy statement/prospectus of The Simply Good Foods Company, ("Simply Good Foods") dated June 15, 2017.

Merger

See note 10, Subsequent Events, for discussion of the Company's July 2017 merger transaction.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with GAAP.

F-28

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits available on demand, and other short-term, highly liquid investments with original maturities of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Concentration of Credit Risk

Atkins maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. From time to time, Atkins’ balances may exceed this limit. As of May 27, 2017, and August 27, 2016, uninsured cash balances were approximately $21.9 million and $78.2 million, respectively. Atkins believes it is not exposed to any significant credit risk on cash.

Accounts Receivable and Trade Promotions

The Company estimates the allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and fiscal strength of customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Receivables more than 90 days old are considered past due. Accounts receivable are written off when they are determined to be uncollectible. The Company’s policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other quantitative and qualitative analyses. At May 27, 2017 and August 27, 2016, the allowance for doubtful accounts was $0.4 million and $0.3 million, respectively.

The Company estimates allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions, and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as the Company’s best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. The Company’s allowances for these commitments are recorded as a reduction to both accounts receivables and net sales. At May 27, 2017 and August 27, 2016, the allowance for these commitments was $10.9 million and $9.6 million, respectively.

Inventories

Inventories, which consist of nutrition bars, shakes, frozen meals and packaging material, are valued at the lower of cost or market, with cost determined using standard costs which approximate costs determined on the first-in, first-out method, and with market defined as the lower of replacement cost or realizable value. Inventories consist materially of finished goods.

Obsolete inventory is reserved at 50% for inventory four to six months from expiration, and 100% for items within three months of expiration. Reserves are also taken for certain products or packaging materials when it is determined their cost may not be recoverable. At May 27, 2017 and August 27, 2016, the provision for obsolete inventory was $0.3 million and $1.0 million, respectively.

F-29

Property and Equipment

Property and equipment are stated at cost or the allocated fair value in purchase accounting, net of accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in other income.

The Company capitalizes costs of materials and consultants involved in developing its website and mobile applications for smart phones (collectively, “website development costs”). Costs incurred during the preliminary project and post-implementation stages are charged to expense. Website development costs are amortized on a straight-line basis over an estimated useful life of three years.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Furniture and fixtures	7 years
Computer equipment, software, and website development costs	3-5 years
Machinery and equipment	7 years
Office equipment	3-5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, whenever events or changes in business circumstances indicate that the carrying value of any long-lived assets may not be fully recoverable. There were no indicators of impairment in the thirty-nine weeks ended May 27, 2017 and May 28, 2016.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from acquisitions. Intangible assets primarily include brands and trademarks with indefinite lives and customer-related relationships with finite lives. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill.

Finite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the "Property and Equipment" significant accounting policy.

For goodwill and other intangible assets that have indefinite lives, those assets are not amortized. Rather impairment tests are conducted on an annual basis or more frequently if indicators of impairment are present.

A qualitative assessment of goodwill and indefinite-lived intangibles was performed as of August 27, 2016. Qualitative assessment includes consideration for the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of this assessment, it was determined that it is more likely than not the reporting unit had a fair value in excess of carrying value.

Deferred Financing Costs and Debt Discounts

Costs incurred in obtaining long-term financing paid to parties other than creditors are considered a debt discount and are amortized over the terms of the long-term financing agreements using the effective-interest method. Amounts paid to creditors are recorded as a reduction in the proceeds received by the creditor and are considered a discount on the issuance of debt.

F-30

Research and Development Activities

The Company’s research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. Research and development costs are included in General and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (loss).

Income Taxes

Income taxes include federal, state, and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Foreign Currency Translation

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the translation of these amounts are recorded as a component of Other comprehensive income (loss).

Unrealized foreign currency gains and losses arising from the remeasurement of intercompany positions within the Company’s international subsidiaries are recorded as a component of other income (expense).

Revenue Recognition

Atkins recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the customer at the time of delivery and (iv) there is reasonable assurance of collection of the sales proceeds. Atkins records estimated reductions to revenue for customer programs, slotting fees and incentive offerings, including special pricing agreements, price protection, promotions and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on Atkins’ historical experience and expected levels of performance of the trade promotion.

Advertising Costs

Production costs related to television commercials are expensed when first aired. All other advertising costs are expensed through selling and marketing. Production costs related to television commercials not yet aired are included in the Prepaid expenses in the accompanying Consolidated Balance Sheets. There were no production costs for the thirteen weeks and thirty-nine weeks ended May 27, 2017 and May 28, 2016.

Share-Based Compensation

Share-based compensation is rewarded to employees, directors, and consultants of the Company. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and the Company estimates forfeitures at the date of grant and at each reporting date based on its historical experience and future expectations. Share based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

F-31

Shipping and Handling Costs

Costs associated with products shipped to customers are recognized in Distribution in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The Company’s cost of sales does not include shipping and handling amounts related to the delivery to the buyer.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the, as a public company (see note 10), Company beginning in fiscal 2019. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply.

The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40) - Going Concern : Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU No. 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity's ability to continue as a going concern and to provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company has evaluated the adoption of this new standard on its financial statement disclosures and does not anticipate there to be an impact.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. In April 2015, Atkins changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in Atkins’ consolidated financial statements in all periods presented. Atkins adopted this standard in 2016 on a retrospective basis.

F-32

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. The Company has adopted the new accounting standard in the interim period ending February 25, 2017 and no adjustments were made to the inventory balance as a result of the adoption.

In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. In April 2015, Atkins changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in Atkins’ consolidated financial statements in all periods presented. Atkins adopted this standard in 2016 on a retrospective basis.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. T he objective of this update is to simplify the presentation of deferred income taxes by requiring all deferred tax assets and liabilities to be classified as noncurrent in the statement of financial position. The amendments in this update do not affect the current requirement to offset deferred tax assets and liabilities for each tax-paying component within a tax jurisdiction. This ASU is effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods, and can be applied either prospectively or retrospectively. Early adoption is permitted. The Company adopted this ASU in 2016 on a retrospective basis.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments- Overall (Subtopic 825-10). This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. This ASU is effective for the Company’s August 2018 fiscal year end. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Company is currently evaluating the effects adoption of this guidance will have on the Company’s consolidated financial statements and financial statement disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. This new standard is effective for the Company starting August 2018. The Company does not anticipate adoption of this ASU will have a material impact on its Consolidated Statement of Cash Flows.

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In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. These provisions are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is effective for the Company’s 2019 fiscal year end. The Company does not presently believe adoption of this new standard will be material to its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. The amended standard specifies the modification accounting applicable to any entity which changes the terms or conditions of a share-based payment award. The new guidance is effective for all entities after December 2017. Early adoption is permitted. The Company does not presently believe adoption of this new standard will be material to its consolidated financial statements.

2. Acquisition of Wellness Foods

On December 21, 2016, the Company completed the acquisition of Wellness Foods, Inc. (“Wellness Foods”), a Canadian-based company and owner of the Simply Protein line of products for $ 21.0 million in cash. Wellness Foods is based Toronto, Canada and manufactures, markets and distributes protein rich snack foods that offer clean eating, optimal ingredients and innovative nutrition. The acquisition of Wellness Foods expanded the portfolio of protein rich products and provided new product capabilities to support Atkins’ brand of “low-carb”, “effective weight-management” and “protein-rich” diet. The Company has included Wellness Foods’ results of operations in the Consolidated Statements of Operations and Income from the date of acquisition.

The acquisition was accounted for using the acquisition method of accounting. Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their fair values. The fair values were determined by management based in part on an independent valuation of assets acquired, which includes intangible assets of approximately $4.6 million and relate primarily to tradenames and customer relationships. Intangible assets subject to amortization of approximately $0.7 million are being amortized over a 15 year term and relate primarily to customer relationships.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in relation to the acquisition of Wellness Foods. The purchase price allocations are based upon preliminary valuations. Accounting guidance provides that the allocation of the purchase price may be modified up to one year from the date of the merger as more information is obtained about the fair value of assets acquired and liabilities assumed. This will be evaluated in conjunction with the merger discussed in note 10 Subsequent Events. The preliminary amounts recognized are subject to further revision to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Any changes to the fair value assessments may affect the purchase price allocation and could potentially impact goodwill.

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December 21, 2016
Assets acquired:
Accounts receivable, net	$1,122
Prepaid expenses and other current assets	48
Inventories, net	1,388
Property and equipment, net	13
Intangible assets	4,560
Income taxes receivable	305
Liabilities assumed:
Accounts payable	765
Accrued expenses and other current liabilities	97
Other taxes payable (VAT)	2
Total identifiable net assets	6,572
Goodwill	14,467
Total purchase price	$21,039

3. Goodwill and Intangibles

The change in the carrying amount of goodwill for the thirty-nine weeks ended May 27, 2017 is as follows:

Total
Balance as of August 27, 2016	$40,724
Goodwill acquired during the period	14,467
Effect of exchange rate changes	(1)
Balance as of May 27, 2017	$55,190

Intangible assets, net, consist of the following:

		May 27, 2017
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$113,712	$—	$113,712
Intangible assets with finite lives:
Customer relationships	15 years	121,748	52,137	69,611
Proprietary recipes and formulas	7 years	4,760	4,395	365
		$240,220	$56,532	$183,688

		August 27, 2016
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	46,087	74,913
Proprietary recipes and formulas	7 years	4,760	3,885	875
		$235,660	$49,972	$185,688

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Amortization expense related to intangible assets during the thirteen weeks ended May 27, 2017 and May 28, 2016, was $2.2 million and $ 2.2 million, respectively. Amortization expense related to intangible assets during the thirty-nine weeks ended May 27, 2017 and May 28, 2016, was $ 6.6 million and $ 6.9 million, respectively.

4. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 – Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following tables set forth the Company’s assets and liabilities measured at fair value.

Fair value at May 27, 2017 is summarized as follows:

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,000	$15,000

Fair value at August 27, 2016 is summarized as follows:

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,722	$15,722

From August 27, 2016 to May 27, 2017, the fair value of the warrants decreased $ 0.7 million which is included in Changes in warrant liabilities in the accompanying Consolidated Statement of Operations and Comprehensive Income. The fair value of the warrants have been calculated based on estimating future cash payments to be made to the former owner, in part based on the probability-weighted present value of various payout scenarios. Key fair value inputs are the discount rate; expected future cash flows under various payout scenarios, which are derived in part from an estimate of various transaction prices on a future change in a control event; and a probability analysis of the payout scenarios. The methodology for measuring fair value is sensitive to the volatility of key inputs mentioned above.

At May 27, 2017 and August 27, 2016, the carrying value of the Company’s debt approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not changed since entering into the debt instrument.

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5. Income Taxes

The following table shows the tax expense and the effective tax rate for the thirty-nine weeks ended May 27, 2017 and May 28, 2016 resulting from operations:

	May 27, 2017	May 28, 2016
Income before income taxes	$23,344	$15,603
Provision for income taxes	$8,747	$6,728
Effective tax rate	37.5%	43.1%

The effective tax rate for the thirty-nine weeks ended May 27, 2017 is lower than the effective tax rate for the thirty-nine weeks ended May 28, 2016 by 5.6%, which is primarily driven by a greater pre-tax income combined with lower permanent differences.

6. Long-Term Debt and Line of Credit

On April 3, 2013, the Company entered into a First Lien Credit Agreement (the “First Lien”) and a Second Lien Credit Agreement (the “Second Lien”) with Credit Suisse Securities (USA) LLC. The First Lien consists of a $ 20.0 million revolving line of credit and a $ 255 million term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”), with a floor of 1.25%, plus 5.0%, and matures on April 3, 2018. The First Lien term loan requires quarterly principal and interest payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%, and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. Each term lender has the right to refuse any such prepayment. Prepayments are applied against the future principal payments in a manner that is set forth in the First Lien credit agreement. The Second Lien consists of a $ 100 million term loan that requires annual interest payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 8.5%, and matures on April 3, 2019. During the thirteen weeks ended May 27, 2017, the Company made a payment of $50 million on the First Lien.

Under the First Lien and Second Lien, the Company has granted the lenders a security interest in substantially all of the assets of the Company, including its subsidiaries and an affiliate. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, and provide for the maintenance of certain financial ratios. The Company was in compliance with these covenants at May 27, 2017 and August 27, 2016.

At May 27, 2017 and August 27, 2016, there were no amounts drawn against the Company’s lines of credit, and long-term debt consists of the following:

	May 27, 2017	August 27, 2016
First Lien and Second Lien term loans	$283,417	$337,209
Less: deferred financing fees	2,464	4,184
Total debt	280,953	333,025
Less: current maturities, net of deferred financing fees of $.6 million at May 27, 2017 and $1.8 million at August 27, 2016	—	11,387
Long-term debt, net of deferred financing fees	$280,953	$321,638

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7. Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for seven buildings. Rent expense charged to operations amounted to $ 0.5 million and $ 0.7 million for the thirteen weeks ended May 27, 2017 and May 28, 2016, respectively. Rent expense charged to operations amounted to $ 1.5 million and $ 1.9 million for the thirty-nine weeks ended May 27, 2017 and May 28, 2016, respectively.

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Other

The Company has entered into endorsement contracts with certain celebrity figures to promote and endorse the Atkins brand and line of products. These contracts contain endorsement fees, which are expensed ratably over the life of the contract, and performance fees, that are recognized at the time of achievement.  Based on the terms of the contracts in place and achievement of performance conditions as of May 27, 2017, the Company will be required to make payments of less than $ 0.1 million over the next six months.

8. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins diet. The results of the operating segment is reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s reportable segment.

The financial information relating to the Company’s segment is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2017	May 28, 2016	May 27, 2017	May 28, 2016
Revenues from external customers	$96,503	$104,590	$298,614	$324,367
Income from operations	10,628	7,992	42,393	35,835
Income before income taxes	6,124	1,778	23,344	15,603
Total assets	349,159	377,529	349,159	377,529

Reconciliations of the totals of reported segment revenues, profit, or loss measurement, assets, and other significant items reported by segment to the corresponding GAAP totals is not applicable to Atkins as it only has one reportable segment.

Significant Customers

At May 27, 2017 and August 27, 2016, approximately 31% and 41% of gross trade accounts receivable, respectively, were derived from one customer. For the thirteen weeks ended May 27, 2017 and May 28, 2016, approximately 41% and 35% of gross sales, respectively, were derived from the same retailer. For the thirty-nine weeks ended May 27, 2017 and May 28, 2016, approximately 47% and 38% of gross sales, respectively, were derived from the same retailer.

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9. Significant Agreement

In July 2016, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a co-manufacturer to use the Atkins name and licensed marks to develop, market, distribute and sell frozen food products. In accordance with and subject to terms and conditions of the License Agreement, Atkins will receive a minimum annual royalty payment of $ 4.0 million in the first year of the License Agreement and increasing annually 3% through the seventh year. Immediately following the initial seven year term, and only upon prior mutual written agreement of the parties, the License Agreement may renew for an additional consecutive seven year period. The License Agreement became effective on September 1, 2016 and all related revenue will be recorded in Net sales in the accompanying Consolidated Statement of Operations and Comprehensive Income as net sales.

10. Subsequent Events

On July 7, 2017, the Company completed a business combination with Conyers Park Acquisition Corp (“Conyers Park”). Conyers Park, a special purpose acquisition company, was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On April 10, 2017, Conyers Park and Atkins announced that they entered into a definitive agreement (the "Merger Agreement"). Under the terms of the agreement, Conyers Park and Atkins combined under a new holding company, Simply Good Foods, which is expected to be listed on the NASDAQ stock exchange under the symbol “SMPL” upon closing of the proposed transaction (the “Business Combination”).

Per the Merger Agreement, Conyers Park purchased the majority of the Atkins business from Roark Capital Acquisition (“Roark”). Roark retained a minority interest (approximately 13% ) in Simply Good Foods.

The Business Combination funded through a combination of cash, stock, and debt financing. The selling equity owners of Atkins, Roark, received approximately $730.1 million in total consideration, inclusive of 10.3 million shares of common stock of Simply Good Foods valued at $10.00 per share, subject to adjustments in accordance with the terms of the definitive agreement. The selling equity owners are also entitled to future cash payments pursuant to a tax receivable agreement.

Along with the $402.5 million of cash held in Conyers Park’s trust account, Conyers Park secured additional commitments for $100 million of common stock private placement at $10.00 per share from large institutional investors. The Business Combination included committed debt financing.

The Business Combination is accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values and added to those of Conyers Park. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

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The following estimated purchase price allocation is preliminary, subject to change, and is based upon the Company's financial statements as of May 27, 2017.

Cash paid to selling equityholders	$627,625
Equity consideration paid to selling equityholders	102,500
Total cash and equity consideration	730,125
Tax Receivable Agreement to selling equityholders	16,058
Total consideration	$746,183

Accounts receivable, net	$36,194
Inventories, net	29,469
Other current assets	18,374
Property and equipment, net	1,857
Intangible assets, net	345,800
Goodwill	373,579
Other long-term assets	2,224
Accounts payable	(18,095)
Other current liabilities	(13,795)
Deferred income taxes	(29,424)
Total assets acquired and liabilities assumed	$746,183

At the closing of the Business Combination, Simply Good Foods executed the Tax Receivable Agreement with the Stockholders’ Representative (on behalf of the selling equityholders). The Tax Receivable Agreement is considered contingent consideration for accounting purposes and included as part of the total consideration transferred in the business combination. The Tax Receivable Agreement obligation is recorded at its acquisition-date fair value and classified as a liability. The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the selling equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. As of May 27, 2017, the initial estimated fair value of these contingent payments is $16.1 million which has been recorded as a liability and represents 100% of the value of the recorded tax attributes. Subsequent changes in fair value, after the finalization of the Company's purchase price allocation, will be recognized in earnings.

The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Business Combination but not in excess of one year consistent with ASC 805.

Pro Forma Financial Information

The following pro forma financial information presents the combined entity's results as if the Business Combination had occurred on August 29, 2015:

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2017	May 28, 2016	May 27, 2017	May 28, 2016
	Assuming No Redemptions		Assuming Maximum Redemptions
Revenue	$298,614	$324,367	$298,614	$324,367
Net income	$22,719	$18,903	$19,322	$15,505

These pro forma results include certain adjustments, primarily due to decreases in amortization expense due to the changes in useful lives of intangible assets and decreases in interest expense due to the refinancing of Atkins debt. The pro forma information is not intended to represent or be indicative of the actual results of operations of the combined entity that would have been reported had the Business Combination been completed on August 29, 2015, nor is it representative of future operating results of Simply Good Foods.

F-40

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Conyers Park Acquisition Corp.

We have audited the accompanying balance sheet of Conyers Park Acquisition Corp. (the “Company”), as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 20, 2016 (inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Conyers Park Acquisition Corp. as of December 31, 2016, and the results of its operations and its cash flows for the period from April 20, 2016 (inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
March 31, 2017

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Conyers Park Acquisition Corp.
Balance Sheet

As of December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$954,102
Prepaid expenses	336,458
Total current assets	1,290,560
Investments held in Trust Account	402,794,587
Total assets	$404,085,147

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$1,404
Accounts payable - related party	185,424
Accrued franchise tax	126,000
Total current liabilities	312,828
Deferred underwriting compensation	14,087,500
Total liabilities	14,400,328

Class A Common Stock subject to possible redemption; 38,468,481 (at redemption value of $10.00 per share)	384,684,810

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Class A Common Stock, $0.0001 par value, 200,000,000 shares authorized, 1,781,519 shares issued and outstanding (excluding 38,468,481 shares subject to redemption)	178
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 10,062,500 issued and outstanding	1,006
Additional paid-in capital	5,191,328
Accumulated deficit	(192,503)
Total stockholders’ equity	5,000,009
Total liabilities and stockholders’ equity	$404,085,147

See accompanying notes to financial statements

F-42

Conyers Park Acquisition Corp.
Statement of Operations

For the Period From April 20, 2016 (Inception) to December 31, 2016
Revenues	$—
General and administrative expenses	487,090
Loss from operations	(487,090)
Interest income	294,587
Net loss	$(192,503)

Weighted average number of shares outstanding:
Basic and diluted	11,201,093

Net loss per common share:
Basic and diluted	$(0.02)

See accompanying notes to financial statements

F-43

Conyers Park Acquisition Corp.
Statement of Changes in Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at April 20, 2016 (date of inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B common stock to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of Class A Common Stock to public	40,250,000	4,025	—	—	402,495,975	—	402,500,000
Sale of 6,700,000 Private Placement Warrants to Sponsor	—	—	—	—	10,050,000	—	10,050,000
Underwriters’ discount and offering costs	—	—	—	—	(22,697,678)	—	(22,697,678)
Class A Common Stock subject to possible redemption	(38,468,481)	$(3,847)	—	—	(384,680,963)	—	(384,684,810)
Net loss	—	—	—	—	—	(192,503)	(192,503)
Balance at December 31, 2016	1,781,519	$178	10,062,500	$1,006	$5,191,328	$(192,503)	$5,000,009

See accompanying notes to financial statements

F-44

Conyers Park Acquisition Corp.
Statement of Cash Flows

For the Period from April 20, 2016 (Inception) to December 31, 2016
Cash flows from operating activities:
Net loss	$(192,503)
Changes in prepaid expenses	(336,458)
Changes in accounts payable and accrued expenses	1,404
Changes in accounts payable – related party	185,424
Changes in accrued franchise tax	126,000
Net cash used by operating activities	(216,133)

Cash flows from investing activities:
Cash deposited in Trust Account	(402,500,000)
Interest earned in Trust Account	(294,587)
Net cash used by investing activities	(402,794,587)

Cash flows from financing activities:
Proceeds from sale of Class A Common Stock to public	402,500,000
Proceeds from sale of Class B common stock to Sponsor	25,000
Proceeds from sale of Private Placement Warrants to Sponsor	10,050,000
Payment of underwriters’ discount	(8,050,000)
Payment of offering costs	(560,178)
Net cash provided by financing activities	403,964,822

Increase in cash	954,102
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$954,102

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,087,500

See accompanying notes to financial statements

F-45

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations

Organization and General

Conyers Park Acquisition Corp. (the “Company”) was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2016, the Company had not commenced any operations. All activity for the period from April 20, 2016 (Inception) through December 31, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since the Public Offering, the search for a target business with which to consummate an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Proposed Financing

The Company’s sponsor is Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 14, 2016. The Company intends to finance its Initial Business Combination with proceeds from the $402,500,000 Public Offering of Units and a $10,050,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $402,500,000 was placed in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund working capital requirements of up to $1,000,000 and to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

F-46

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. As a result, such shares of Class A Common Stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefore, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

F-47

The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Liquidity

As of December 31, 2016, the Company had a balance of cash and cash equivalents of approximately $954,000, which excludes interest income available to the Company for tax obligations of approximately $295,000 from the Company’s investments in the Trust account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial business combination. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs for the next twelve months. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

F-48

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs were $22,697,678 (including $22,137,500 in underwriters’ fees), consisting principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriters’ discount were charged to additional paid-in capital upon closing of the Public Offering on July 20, 2016.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 40,250,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

F-49

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2016, 38,468,481 of the 40,250,000 shares of Class A common stock included in the Units were classified outside of permanent equity at its redemption value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the Private Placement of $402,500,000 which were invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less and can only be used by the Company in connection with the consummation of an Initial Business Combination.

Recent Accounting Pronouncements

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements — Going Concern” (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted and incorporated the methodologies prescribed by ASU 2014-15 in the accompanying financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

On July 20, 2016, in the Public Offering, the Company sold 40,250,000 units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriter’s overallotment option. The Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering.

F-50

Each Unit consists of one share of the Company’s Class A common stock, and one-third of one warrant to purchase shares of Class A common stock (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of $8,050,000 to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $14,087,500, payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 — Related Party Transactions

Founder Shares

On April 29, 2016, the Sponsor purchased 10,062,500 shares of Class B common stock for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

F-51

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) as stated in the registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On April 29, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This note was non-interest bearing and payable on the earlier of December 31, 2016 or the completion of the Public Offering. On April 29, 2016, the Company borrowed $100,000 under the Note. From April 30, 2016 through July 19, 2016, the Company borrowed an additional $125,000 under the Note. On July 20, 2016, the total balance of $225,000 of the Note was repaid to the Sponsor.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Services commenced on July 15, 2016, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the completion of the Initial Business Combination or the Company’s liquidation.

Accounts Payable — Related Party

As of December 31, 2016, the Company had a balance of $185,424 payable to related parties for expenses paid on behalf of the Company in the amount of $125,424 and $60,000 payable under the administrative support agreement. These borrowings are non-interest bearing, unsecured and due on demand.

Note 5 — Investments Held in Trust Account

Upon the closing of the Public Offering and the Private Placement, $402,500,000 was placed in the Trust Account. At December 31, 2016, funds in the Trust Account totaled $402,794,587 and were held in investment securities and cash, with investment securities consisting only of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Such investment securities are carried at cost, which approximates fair value.

Note 6 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2016 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2016	(Level 1)	(Level 2)	(Level 3)
Investments in money market fund held in Trust Account	$402,794,587	$402,794,587	$—	$—
Total	$402,794,587	$402,794,587	$—	$—

F-52

Note 7 — Deferred Underwriting Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $14,087,500, to the underwriters upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 8 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2016, there were 40,250,000 shares of Class A (of which 38,468,481 was classified outside of permanent equity) and 10,062,500 shares of Class B common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2016, there were no shares of preferred stock issued or outstanding.

Outstanding Warrants

The Company issued warrants to purchase 13,416,667 shares of Class A common stock as part of the units sold in the Initial Public Offering and, simultaneously with the closing of our Initial Public Offering, the Company issued Private Placement Warrants to purchase an aggregate of 6,700,000 shares of Class A common stock at $11.50 per share. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock.

F-53

Conyers Park Acquisition Corp.
CONDENSED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash and cash equivalents	$701,522	$954,102
Prepaid expenses	283,333	336,458
Total current assets	984,855	1,290,560
Investments held in Trust Account	403,146,657	402,794,587
Total assets	$404,131,512	$404,085,147

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	41,209	1,404
Accounts payable – related party	302,006	185,424
Accrued franchise and income taxes	106,400	126,000
Total current liabilities	449,615	312,828
Deferred underwriting compensation	14,087,500	14,087,500
Total liabilities	14,537,115	14,400,328

Class A common stock subject to possible redemption; 38,459,439 and 38,468,481 as of March 31, 2017 and December 31, 2016, respectively (at redemption value of $10.00 per share)	384,594,387	384,684,810

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding as of March 31, 2017 and December 31, 2016	—	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 1,790,561 and 1,781,519 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively (excluding 38,459,439 and 38,468,481 shares subject to redemption as of March 31, 2017 and December 31, 2016, respectively)	179	178
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 10,062,500 issued and outstanding as of March 31, 2017 and December 31, 2016	1,006	1,006
Additional paid-in-capital	5,281,750	5,191,328
Accumulated deficit	(282,925)	(192,503)
Total stockholders’ equity	5,000,010	5,000,009
Total liabilities and stockholders’ equity	$404,131,512	$404,085,147

See accompanying notes to condensed financial statements.

F-54

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

For the Three Months Ended March 31, 2017
Revenues	$—
General and administrative expenses	442,492
Loss from operations	(442,492)
Interest income	352,070
Net loss	$(90,422)

Weighted average number of shares outstanding:
Basic and diluted	11,844,120

Net loss per common share:
Basic and diluted	$(0.01)

See accompanying notes to condensed financial statements.

F-55

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2017

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2016	1,781,519	$179	10,062,500	$1,006	$5,191,328	$(192,503)	$5,000,009
Class A common stock subject to possible redemption	9,042	1	—	—	90,422	—	90,423
Net loss	—	—	—	—	—	(90,422)	(90,422)
Balance at March 31, 2017	1,790,561	$179	10,062,500	$1,006	$5,281,750	$(282,925)	$5,000,010

See accompanying notes to condensed financial statements.

F-56

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF CASH FLOWS

For Three Months Ended March 31, 2017

(Unaudited)

Cash flows from operating activities:
Net loss	$(90,422)
Changes in prepaid expenses	53,125
Changes in accounts payable and accrued expenses	39,805
Changes in accounts payable - related party	116,582
Changes in accrued franchise and income taxes	(19,600)
Net cash provided by operating activities	99,490

Cash flows from investing activities:
Interest earned in Trust Account	(352,070)
Net cash used by investing activities	(352,070)

Increase in cash	(252,580)
Cash and cash equivalents at beginning of period	954,102
Cash and cash equivalents at end of period	$701,522

See accompanying notes to condensed financial statements.

F-57

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations

Organization and General

Conyers Park Acquisition Corp. (the “Company”) was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At March 31, 2017, the Company had not commenced any operations. All activity for the period from April 20, 2016 (Inception) through March 31, 2017 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since the Public Offering, the search for a target business with which to consummate an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Proposed Financing

The Company’s sponsor is Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 14, 2016. The Company intends to finance its Initial Business Combination with proceeds from the $402,500,000 Public Offering of Units and a $10,050,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $402,500,000 was placed in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund working capital requirements of up to $1,000,000 and to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

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Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. As a result, such shares of Class A Common Stock are recorded at redemption amount and classified as temporary equity since the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefore, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A Common Stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

On April 10, 2017, the Company and NCP-ATK Holdings, Inc. (“Atkins”) an affiliate of Atkins Nutritionals, Inc., a leading developer, marketer and seller of branded nutritional food and snacking products currently owned by affiliates of Roark Capital Group, announced that they have entered into a definitive agreement. Under the terms of the agreement, the Company and Atkins will combine under a new holding company, The Simply Good Foods Company (“Simply Good Foods”), which is expected to be listed on the NASDAQ stock exchange under the symbol “SMPL” upon closing of the proposed transaction. The closing is subject to customary closing conditions. Additional information regarding the announcement is described under Note 9 — Subsequent Events.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2017 and the results of operations and cash flows for the period presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K annual report and Form S-4 documents filed by the Company with the SEC on March 31, 2017 and April 11, 2017. All dollar amounts are rounded to the nearest thousand dollars.

Liquidity

As of March 31, 2017, the Company had a balance of cash and cash equivalents of approximately $702,000, which excludes interest income available to the Company for tax obligations and general working capital purposes of approximately $647,000 from the Company’s investments in the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable, general working capital needs and deferred underwriting commissions) to complete its Initial Business Combination. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the Initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

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Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs for the next twelve months.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At March 31, 2017, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 40,250,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

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The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid in capital. Accordingly, at March 31, 2017 and December 31, 2016, 38,459,439 and 38,468,481, respectively of the 40,250,000 shares of Class A common stock included in the Units were classified outside of permanent equity at its redemption value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

At March 31, 2017 and December 31, 2016, the Company had no material deferred tax assets.

Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the Private Placement of $402,500,000 which were invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less and can only be used by the Company in connection with the consummation of an Initial Business Combination.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

On July 20, 2016, in the Public Offering, the Company sold 40,250,000 units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriter’s overallotment option. The Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering.

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Each Unit consists of one share of the Company’s Class A Common Stock, and one-third of one warrant to purchase shares of Class A Common Stock (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of $8,050,000 to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $14,087,500, payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 — Related Party Transactions

Founder Shares

On April 29, 2016, the Sponsor purchased 10,062,500 shares of Class B Common Stock (the “Founder Shares” or “Class B Common Stock”) for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A Common Stock issuable upon conversion thereof. The Founder Shares are identical to the Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

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Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) as stated in the registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On April 29, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This note was non-interest bearing and payable on the earlier of December 31, 2016 or the completion of the Public Offering. On April 29, 2016, the Company borrowed $100,000 under the Note. From April 30, 2016 through July 19, 2016, the Company borrowed an additional $125,000 under the Note. On July 20, 2016, the total balance of $225,000 of the Note was repaid to the Sponsor.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Services commenced on July 15, 2016, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the completion of the Initial Business Combination or the Company’s liquidation.

Note 5 — Investments Held in Trust Account

Upon the closing of the Public Offering and the Private Placement, $402,500,000 was placed in the Trust Account. At March 31, 2017, funds in the Trust Account totaled $403,146,657 and were held in investment securities consisting only of money market funds meeting certain conditions under Rule 2a- 7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Such investment securities are carried at cost, which approximates fair value.

Note 6 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	March 31, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments in money market fund held in Trust Account	$403,146,657	$403,146,657	$—	$—
Total	$403,146,657	$403,146,657	$—	$—

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Note 7 — Deferred Underwriting Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $14,087,500, to the underwriters upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 8 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At March 31, 2017, there were 40,250,000 shares of Class A (of which 38,459,439 was classified outside of permanent equity) and 10,062,500 shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2017, there were no shares of preferred stock issued or outstanding.

Note 9 — Subsequent Events

The Merger Agreement

On April 10, 2017, the Company and Atkins, a leading developer, marketer and seller of branded nutritional food and snacking products currently owned by affiliates of Roark Capital Group, announced that they have entered into a definitive agreement. Under the terms of the agreement, the Company and Atkins will combine under a new holding company, Simply Good Foods, which is expected to be listed on the NASDAQ stock exchange under the symbol “SMPL” upon closing of the proposed transaction. The closing is subject to customary closing conditions.

This transaction will be funded through a combination of cash, stock, and debt financing. The selling equity owners of Atkins will receive $730,125,000 in total consideration, inclusive of 10,250,000 shares of common stock of Simply Good Foods valued at $10.00 per share, subject to adjustment in accordance with the terms of the definitive agreement. The selling equity owners will also be entitled to cash payments pursuant to a tax receivable agreement.

Along with the $402.5 million of cash held in the Company’ s Trust Account, the Company has secured commitments for a $100 million common stock private placement at $10.00 per share from large institutional investors. The proposed transaction includes committed debt financing.

Completion of the proposed transaction, which is expected in June 2017, is subject to customary and other closing conditions, including regulatory approvals, receipt of approvals from the Company’s stockholders, and completion of the offer for the Company’s stockholders to have their shares redeemed.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$27,408.52
Accounting fees and expenses	10,000
Legal fees and expenses	75,000
Financial printing and miscellaneous expenses	10,000
Total	$122,408.52

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, we have entered into indemnity agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnity agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Exhibits and Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of October 2017.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ Joseph E. Scalzo
Name: Joseph E. Scalzo
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joseph E. Scalzo and Todd Cunfer, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on October 2, 2017 in the capacities indicated.

Name	Position	Date

/s/ Joseph E. Scalzo	Chief Executive Officer, President and Director	October 2, 2017
Joseph E. Scalzo	(Principal Executive Officer)

/s/ Todd Cunfer	Chief Financial Officer	October 2, 2017
Todd Cunfer	(Principal Financial Officer)

/s/ Timothy A. Matthews	Vice President, Controller and Chief Accounting Officer	October 2, 2017
Timothy A. Matthews	(Principal Accounting Officer)

/s/ James M. Kilts	Chairman of the Board of Directors	October 2, 2017
James M. Kilts

/s/ David J. West	Director	October 2, 2017
David J. West

/s/ Clayton C. Daley, Jr.	Director	October 2, 2017
Clayton C. Daley, Jr.

/s/ Brian K. Ratzan	Director	October 2, 2017
Brian K. Ratzan

/s/ Nomi P. Ghez	Director	October 2, 2017
Nomi P. Ghez

/s/ James E. Healey	Director	October 2, 2017
James E. Healey

/s/ Robert G. Montgomery	Director	October 2, 2017
Robert G. Montgomery

/s/ Richard T. Laube	Director	October 2, 2017
Richard T. Laube

/s/ Arvin Kash	Director	October 2, 2017
Arvin Kash

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EXHIBIT INDEX

Exhibit No.	Document
2.1(a)**	Agreement and Plan of Merger, dated April 10, 2017, by and among Conyers Park Acquisition Corp., The Simply Good Foods Company, Conyers Park Parent Merger Sub, Inc., Conyers Park Merger Sub 1, Inc., Conyers Park Merger Sub 2, Inc., Conyers Park Merger Sub 3, Inc., Conyers Park Merger Sub 4, Inc., NCP-ATK HOLDINGS, INC., Atkins Holdings LLC, solely in its capacity as the Majority Stockholder and, solely in its capacity as the Stockholders’ Representative, Roark Capital Acquisition LLC (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4, filed on April 11, 2017).

3.1**	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on July 13, 2017).

3.2**	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on July 13, 2017).

4.1**	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 12, 2017).

4.2**	Warrant Agreement, dated July 14, 2016, between Conyers Park Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Form 8-K filed by Conyers Park Acquisition Corp. on July 20, 2016).

4.3**	Form of Warrant (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 13, 2017).

5.1	Opinion of Kirkland & Ellis LLP as to the validity of the shares of The Simply Good Foods Company’s Common Stock

8.1**	Tax Opinion of Kirkland & Ellis LLP (incorporated by reference to Exhibit 8.1 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 12, 2017).

10.1**	Investor Rights Agreement between The Simply Good Foods Company and Conyers Park Sponsor LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed on July 13, 2017).

10.2**	Investor Rights Agreement between The Simply Good Foods Company, Conyers Park Sponsor LLC and Atkins Holdings LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 13, 2017).

10.3**†	2017 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 12, 2017).

10.4**†	Employment Agreement between Joseph Scalzo and Atkins Nutritionals, Inc., dated February 11, 2013 (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Registration Statement on Form S-4 filed on May 15, 2017).

10.5**†	First Amendment to Employment Agreement between Joseph Scalzo and Atkins Nutritionals, Inc., dated August 12, 2013 (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registration Statement on Form S-4 filed on May 15, 2017).

10.6**†	Severance Agreement between Shaun Mara and Atkins Nutritionals, Inc., dated August 4, 2014 (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registration Statement on Form S-4 filed on May 15, 2017).

10.7**†	Offer Letter between Scott Parker and Atkins Nutritionals, Inc., dated December 23, 2010 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Registration Statement on Form S-4 filed on May 15, 2017).

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Exhibit No.	Document
10.8**	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 12, 2017).

10.9**	Credit Agreement, by and among among Atkins Intermediate Holdings, LLC, Conyers Park Parent Merger Sub, Inc., Conyers Park Acquisition Corp., Conyers Park Merger Sub 1, Inc., Conyers Park Merger Sub 2, Inc., Conyers Park Merger Sub 3, Inc., Conyers Park Merger Sub 4, Inc., NCP-ATK Holdings, Inc., Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc., Atkins Nutritionals, Inc., the lenders party thereto and Barclays Bank PLC, as the Administrative Agent (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 13, 2017).

10.11**	Assignment, Assumption and Amendment Agreement, dated July 7, 2017, by and among The Simply Good Foods Company, Conyers Park Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 to Form 8-K filed on July 13, 2017).

10.12**†	Amended and Restated Employment Agreement between the Simply Good Foods Company and Joseph E. Scalzo, dated July 7, 2017 (incorporated by reference to Exhibit 10.8 to Form 8-K filed on July 13, 2017).

10.13**

Income Tax Receivable Agreement, by and among The Simply Good Foods Company, Atkins Holdings, LLC and Roark Capital Acquisition, LLC (solely in its capacity as the Stockholders’ Representative), dated July 7, 2017 (incorporated by reference to Exhibit 10.6 to Form 8-K filed on July 13, 2017).

10.14**†	Offer Letter dated June 19, 2017 between Atkins Nutritionals, Inc. and Todd Cunfer (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 11, 2017).

10.15**†	Letter agreement dated August 21, 2017 between The Simply Good Foods Company and Todd Cunfer (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Form 8-K filed on August 25, 2017).

21.1**	Subsidiaries of The Simply Good Foods Company.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Conyers Park Acquisition Corp.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of NCP-ATK Holdings, Inc. and subsidiaries.

23.3	Consent of Kirkland & Ellis LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

24.1	Power of Attorney (included in signature pages to this registration statement).

**	Previously filed.

†	Indicates a management contract or compensatory plan.

(a)	The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Simply Good Foods Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

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